UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RENASANT CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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209 Troy Street
Tupelo, Mississippi 38804-4827

March 12, 2025
Dear Respected Shareholder:

On behalf of the board of directors, we cordially invite you to attend the 2025 Annual Meeting of Shareholders of Renasant Corporation (“Renasant”). The annual meeting will be held beginning at 1:30 p.m., Central time, on Tuesday, April 22, 2025 at the principal executive offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827. The formal notice of the annual meeting appears on the next page.
At the annual meeting, you will be asked to (1) elect 14 directors (or ten directors, if we have not completed our merger with The First Bancshares, Inc. by the time of the annual meeting), each to serve a 1-year term, (2) approve an amendment to Renasant’s Articles of Incorporation, as amended (our “Articles”), to increase the number of shares of Renasant common stock authorized for issuance from 150 million shares to 250 million shares, (3) approve an amendment to our Articles to eliminate the liability of Renasant directors for monetary damages for their actions, or failure to act, as directors, subject to certain exceptions, (4) adopt, in a non-binding advisory vote, a resolution approving the compensation of our named executive officers, as described in the proxy statement, (5) ratify the appointment of HORNE LLP as our independent registered public accountants for 2025, and (6) transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the annual meeting. We urge you to review this proxy statement and each of the proposals carefully. It is important that your views be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting.
On March 12, 2025, we posted on our internet website, www.proxyvote.com, a copy of our proxy statement and proxy card for the 2025 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2024 (which serves as our Annual Report to Shareholders). On the same date, we mailed our shareholders a notice containing instructions on how to access our proxy materials over the internet and how to vote online (except that shareholders who affirmatively elected to receive paper copies of our proxy materials were mailed a full set of our proxy materials).
You may vote your shares via a toll-free telephone number or on the internet. If you received a paper copy of the proxy card, you may vote by signing, dating and mailing the accompanying proxy card in the envelope provided. Further voting instructions can be found beginning on page 65 of the proxy statement. As always, if you are the record owner of our stock, you may vote by attending the annual meeting in person. There will be no webcast or other virtual component to the annual meeting.
On behalf of our board of directors, I would like to express our appreciation for your continued interest in Renasant Corporation.
                            Sincerely,
E. Robinson McGraw
Chairman of the Board and
Executive Chairman

RENASANT CORPORATION
209 Troy Street
Tupelo, Mississippi 38804-4827

NOTICE OF ANNUAL MEETING

TIME AND PLACE	1:30 p.m., Central time, on Tuesday, April 22, 2025 Renasant Bank 209 Troy Street Tupelo, Mississippi 38804-4827
ITEMS OF BUSINESS
1.Election of 14 directors (or ten directors, if the merger with The First Bancshares, Inc. has not been completed by April 22, 2025), who will each serve a one-year term
2.Approval of an amendment to Renasant Corporation’s Articles of Incorporation to increase the number of shares of common stock, par value $5.00 per share, authorized for issuance from 150 million shares to 250 million shares
3.Approval of an amendment to Renasant Corporation’s Articles of Incorporation to eliminate the personal liability of directors of Renasant Corporation for monetary damages for their actions, or failure to act, as directors, subject to certain exceptions
4.Adoption, in a non-binding advisory vote, of a resolution approving the compensation of our named executive officers
5.Ratification of the appointment of HORNE LLP as Renasant’s independent registered public accountants for 2025
6.Transaction of such other business as may properly come before the annual meeting or any adjournments or postponements thereof

RECORD DATE	You can vote if you were a shareholder of record as of the close of business on February 18, 2025.
ANNUAL REPORT; INTERNET AVAILABILITY OF MATERIALS	Our proxy statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2024, which serves as our Annual Report to Shareholders but is not part of our solicitation materials, have been posted on our internet website at www.proxyvote.com. If you received a paper copy of the proxy statement and proxy card, our annual report is also enclosed.
PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. You may vote your shares via a toll-free telephone number or on the internet. If you received a paper copy of the proxy statement, you may vote your shares by signing, dating and mailing the accompanying proxy card in the envelope provided. Instructions about the three methods of voting are contained in the proxy statement. Any proxy may be revoked at any time prior to its exercise at the annual meeting.
By Order of the Board of Directors,
C. Mitchell Waycaster
Chief Executive Officer
Tupelo, Mississippi
March 12 , 2025
Important Notice Regarding the Availability of Proxy Materials for
the Shareholders Meeting to be held on April 22, 2025:
Renasant’s 2025 proxy statement and proxy card and its Annual Report on Form 10-K for the year ended December 31, 2024 are available at www.proxyvote.com.

TABLE OF CONTENTS

Page
PROXY SUMMARY.........................................................................................................................................	1
Voting............................................................................................................................................................	1
2024 Financial and Compensation Highlights..............................................................................................	2
Supporting Our Customers, Communities and Employees - 2024 Highlights..............................................	4
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS....................................................	7
Governing Documents and Practices............................................................................................................	7
Board of Directors.........................................................................................................................................	11
Director Independence..................................................................................................................................	13
Board Leadership Structure..........................................................................................................................	14
Board Committees.........................................................................................................................................	15
Role of the Board in Risk Oversight.............................................................................................................	17
Director Selection and Diversity...................................................................................................................	20
Related Person Transactions.........................................................................................................................	21
Legal Proceedings Involving a Director or Executive Officer and the Company or the Bank.....................	22
Shareholder Communications.......................................................................................................................	22
BOARD MEMBERS AND COMPENSATION.............................................................................................	25
Members of the Board of Directors..............................................................................................................	25
Director Compensation.................................................................................................................................	30
EXECUTIVE OFFICERS................................................................................................................................	32
COMPENSATION DISCUSSION AND ANALYSIS....................................................................................	34
Introduction...................................................................................................................................................	34
Objectives of Our Compensation Program...................................................................................................	34
Say-on-Pay and Shareholder Engagement....................................................................................................	35
Decision-Making Process for 2024...............................................................................................................	35
2024 Compensation Decisions......................................................................................................................	36
Compensation Committee Practices.............................................................................................................	43
COMPENSATION COMMITTEE REPORT.............................................................................................	46
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION......................	46
COMPENSATION TABLES.........................................................................................................................	47
2024 Summary Compensation Table............................................................................................................	47
Grants of Plan-Based Awards.......................................................................................................................	49
Outstanding Equity Awards as of December 31, 2024.................................................................................	50
Vested Restricted Stock................................................................................................................................	50
Pension Benefits............................................................................................................................................	51
Non-Qualified Deferred Compensation........................................................................................................	51
Payments and Rights on Termination or Change in Control........................................................................	52
OTHER COMPENSATION-RELATED DISCLOSURES........................................................................	58
CEO Pay Ratio..............................................................................................................................................	58
Pay vs. Performance.....................................................................................................................................	59
REPORT OF THE AUDIT COMMITTEE....................................................................................................	62
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Page
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.....................................................................	63
VOTING YOUR SHARES...............................................................................................................................	64
Attending the Annual Meeting......................................................................................................................	64
Record Date; Shares Outstanding.................................................................................................................	64
Voting............................................................................................................................................................	64
Quorum.........................................................................................................................................................	64
How Votes are Counted................................................................................................................................	64
Required Vote for Each Proposal..................................................................................................................	65
Shares Held by the Renasant 401(k) Plan.....................................................................................................	65
Solicitation and Revocation of Proxies.........................................................................................................	65
PROPOSALS.....................................................................................................................................................	67
Proposal 1 - Election of Directors.................................................................................................................	67
Proposal 2 - Amendment to the Articles of Incorporation to Increase the Number of Shares of Renasant Common Stock Authorized for Issuance......................................................................................................	69
Proposal 3 - Amendment to the Articles of Incorporation to Eliminate the Personal Liability of Renasant Directors........................................................................................................................................................	70
Proposal 4 - Advisory Vote on Executive Compensation.............................................................................	71
Proposal 5 - Ratification of the Appointment of HORNE LLP as Independent Registered Public Accountants for 2025....................................................................................................................................	72
Other Matters................................................................................................................................................	72
STOCK OWNERSHIP.....................................................................................................................................	73
Common Stock Ownership Greater than 5%................................................................................................	73
Beneficial Ownership of Common Stock by Directors, Nominees and Executive Officers........................	74
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K........................................................................	76
APPENDIX A - NON-GAAP FINANCIAL MEASURES.............................................................................	A-1
APPENDIX B-1 - AMENDMENT TO RENASANT CORPORATION ARTICLES OF INCORPORATION - INCREASE IN SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE.........................................................................................................................................................
B-1
APPENDIX B-2 - AMENDMENT TO RENASANT CORPORATION ARTICLES OF INCORPORATION TO ELIMINATE THE PERSONAL LIABILITY OF RENASANT DIRECTORS.....................................................................................................................................................
C-1
In this proxy statement, Renasant Corporation is referred to as “Renasant,” “we,” “our,” “us” or the “Company,” and Renasant Bank is referred to as the “Bank.”
We are providing this proxy statement to the shareholders of Renasant Corporation in connection with the solicitation of proxies by its board of directors for use at the 2025 Annual Meeting of Shareholders of Renasant Corporation to be held at 1:30 p.m., Central time, on Tuesday, April 22, 2025, including any adjournments or postponements of the meeting.
As permitted by the Securities and Exchange Commission, or SEC, rules, we are making this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2024, which serves as our Annual Report to Shareholders, available to our shareholders electronically. On March 12, 2025, we posted these materials on our internet website, www.proxyvote.com, and we mailed our shareholders a notice (the “Notice”) containing instructions on how to access our proxy materials and vote online (except for shareholders who affirmatively elected to receive paper copies of our proxy materials, to whom we mailed this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2024, on March 12, 2025).

ii

PROXY SUMMARY
This section of our proxy statement briefly describes the proposals to be voted on at the 2025 Annual Meeting of Shareholders and our voting procedures. This section also provides 2024 financial highlights and compensation information and a discussion of certain of the corporate social responsibility initiatives we undertook in 2024. More information about the annual meeting and our 2024 executive compensation program is contained in the remainder of this proxy statement, and a detailed discussion of our financial results for 2024 can be found in our Annual Report on Form 10-K for the year ended December 31, 2024 (which serves as our Annual Report to Shareholders). We encourage you to review the entire proxy statement and annual report before you vote.
Voting
Proposals to be Voted On. Five proposals will be voted on at the annual meeting:

	More Information	Board Recommendation
Proposal 1 Election of Directors (14 nominees, or ten nominees, if we have not completed our merger with The First Bancshares, Inc. by the time of the annual meeting)	Page 67	FOR each nominee
Proposal 2
Approval of an amendment to Renasant Corporation’s Articles of Incorporation to increase the number of shares of Renasant common stock authorized for issuance from 150 million shares to 250 million shares
	Page 69	FOR
Proposal 3
Approval of an amendment to Renasant Corporation’s Articles of Incorporation to eliminate the personal liability of Renasant directors for monetary damages for their actions, or failure to act, as directors, subject to certain exceptions
	Page 70	FOR
Proposal 4 Adoption of a non-binding, advisory resolution approving the compensation of our named executive officers	Page 71	FOR
Proposal 5 Ratification of the appointment of HORNE LLP as our independent registered public accountants for 2025	Page 72	FOR
Voting Procedures. Votes may be cast in any of the following ways:

Internet	Telephone	Mail
Visit www.proxyvote.com. You will need the control number on your Notice or the proxy card mailed to you, as applicable.	Call toll free (800) 690-6903. You will need the control number on the Notice or your proxy card, as applicable.	Complete and mail your proxy card to the address on the card, if you received a paper copy of the proxy statement, proxy card and Annual Report to Shareholders.
It is important that your shares be represented and voted at our annual meeting. More information about our voting procedures, attendance at the annual meeting and revoking a proxy previously given may be found in the Voting Your Shares section later in this proxy statement.

2024 Financial and Compensation Highlights
Financial Performance. As illustrated in the table below and the discussion following the table, we achieved solid performance results in 2024.

	Year Ended December 31,
	2024	2023	2022	2021	2020
Diluted EPS (GAAP)	$3.27	$2.56	$2.95	$3.12	$1.48
Adjusted Diluted EPS (non-GAAP)(1)	$2.76	$3.15	$3.00	$2.98	$1.93
Return on Average Shareholders’ Equity (GAAP)	7.92%	6.50%	7.60%	7.96%	3.96%
Adjusted Return on Average Tangible Shareholders’ Equity (non-GAAP)(1)	11.55%	15.02%	14.20%	13.89%	10.06%
Return on Average Assets (GAAP)	1.11%	0.84%	1.00%	1.11%	0.58%
Adjusted Return on Average Tangible Assets (non-GAAP)(1)	1.02%	1.12%	1.10%	1.16%	0.85%
Efficiency Ratio (GAAP)	63.57%	68.33%	61.88%	65.35%	70.53%
Adjusted Efficiency Ratio (non-GAAP)(1)	66.30%	63.48%	60.77%	65.32%	64.00%
(1)Adjusted diluted EPS, adjusted return on average tangible shareholders’ equity, adjusted return on average tangible assets and the adjusted efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures adjust GAAP financial measures to exclude intangible assets and/or certain charges (such as, for 2024, the gain on the sale of our insurance agency business and merger and conversion expenses, among others) with respect to which Renasant is unable to accurately predict when these charges will be incurred or, when incurred, the amount thereof. For a reconciliation of these measures to their most comparable measures under generally accepted accounting principles in the United States of America (“GAAP”), please see Appendix A, Non-GAAP Financial Measures.
On July 29, 2024 we announced our merger with The First Bancshares, Inc. (“FBMS”) and its subsidiary The First Bank, the largest merger in our history. Pursuant to the agreement governing the merger, FBMS will merge with and into Renasant, with Renasant the surviving corporation in the merger, and immediately thereafter The First Bank, FBMS’s wholly-owned subsidiary, will merge with and into the Bank, with the Bank the surviving bank in the merger. The FBMS merger will create a six-state Southeastern banking franchise with approximately $26.0 billion in total assets, $18.0 billion in total loans and $21.2 billion in total deposits, based on financial data as of December 31, 2024. As of the date of this proxy statement, both companies have received shareholder approval of the merger. Subject to the receipt of all regulatory approvals necessary to complete the merger and the satisfaction of the remaining, customary closing conditions, we expect the FBMS merger to be completed in the first half of 2025.
Some of our notable results for 2024 in addition to the FBMS merger are summarized below:
•Effective July 1, 2024, we sold substantially all of the assets of Renasant Insurance, Inc., our insurance agency business, for $56.4 million. The asset sale had a positive after-tax impact to earnings of $34.1 million, which is net of transaction expenses.
•On the same day we announced the FBMS merger, we sold 7,187,500 shares of our common stock in a public offering that was completed on July 31, 2024. The net proceeds of the offering after deducting underwriting discounts and other offering expenses were approximately $217.0 million.
•Net income for 2024 was $195.5 million. Net income in 2024 was up from 2023 primarily due to the gain recognized from the sale of our insurance agency business, offset by the merger and conversion expenses incurred as part of the insurance agency sale and the FBMS merger. Our net interest income decreased $7.1 million for 2024 as compared to 2023 due to the continued increase in deposit costs offsetting the increase in interest income from higher yields and growth in our average earning assets.
•Total loans held for investment at December 31, 2024 were $12.9 billion, an increase from $12.4 billion at December 31, 2023. We capitalized on the rising interest rate environment in 2024, growing loans held for investment by approximately 4.3% and increasing the average yield on such loans by 40 basis points in 2024.

•Our average cost of total deposits in 2024 increased 75 basis points from the average cost in 2023. Despite this headwind, we were able to maintain a strong base of core deposits and reduced our reliance on borrowings and other non-core funding; we did not hold any brokered deposits on our balance sheet by the end of 2024. These efforts are expected to assist us in managing deposit costs in the current interest rate environment. Although rising interest rates on deposits precipitated a $179.7 million year-over-year decline in noninterest-bearing deposits, we continue to have a solid base of low-cost deposits. Noninterest bearing deposits represented 23.4% of our total deposits at December 31, 2024, down from 25.5% at December 31, 2023.
•Noninterest expense increased $22.0 million in 2024 as compared to 2023, primarily due to merger and conversion expenses and unusual claims experience in our employee benefit plans. The gain recognized from the insurance agency sale offset these elevated noninterest expenses, such that our efficiency ratio for 2024 was 63.6%, an improvement from 68.3% for 2023. Our adjusted efficiency ratio (non-GAAP), which excludes nonrecurring items such as the gain on the sale of our insurance agency business and merger and conversion expenses, rose from 63.5% for 2023 to 66.3% for 2024, primarily due to the aforementioned decline in net interest income and increase in operating expense. (The efficiency ratio divides noninterest expense by the sum of net interest income on a fully tax equivalent basis and noninterest income. It measures the percentage of one dollar that we must expend to generate a dollar of revenue.)
•Asset quality metrics remained stable, underscoring our emphasis on prudent underwriting and ongoing credit monitoring. Net loan charge-offs in 2024 were 0.05% of average loans, down one basis point from 2023. Non-performing loans as a percentage of total loans was 0.88% in 2024, up only 32 basis points from 2023, while our coverage ratio (the allowance for credit losses as a percentage of total nonperforming loans) remained robust at 178% at December 31, 2024, as compared to 286% at December 31, 2023.
Compensation. For 2024, our executive pay practices continued to reflect our view that compensation should correlate with our performance, with payouts limited to ensure that compensation remains at appropriate levels. Expectations with respect to our performance in any given year are impacted by internal and external factors. Internal factors relate to initiatives that our executives are expected to implement during the year to, among other things, increase our revenue, control our expenses, maintain our liquidity at adequate levels, improve our operational efficiency and grow our capital. Some initiatives may have a negative short-term impact on earnings or other performance metrics but position Renasant for longer-term growth or profitability. Externally, projections with respect to the general economic climate for the year, especially with respect to changes in interest rates, are also incorporated into expectations about our performance. We use earnings per share and total shareholder return to evaluate the correlation between shareholder value and compensation, for the reasons explained in the table below.

Correlation Measure	Comparative Compensation Measure	Correlation
Diluted earnings per share (EPS)	Total cash compensation, which includes base salary and an annual performance-based cash award	•EPS is an annual measure of earnings •Cash compensation represents payments with an annual focus
Total shareholder return (TSR)	Total realized compensation, which includes base salary and an annual cash award, which is performance-based, and the value of equity compensation, a portion of which is performance-based	•TSR measures the delivery of shareholder value over a longer period •Total compensation, including equity compensation, includes payments that provide value over longer periods
The following tables illustrate the relationship between executive pay and our performance over the five-year period ending December 31, 2024. Due to the sale of our insurance agency business, our stock offering and the merger and conversion expenses associated with the FBMS merger, we have used adjusted earnings per share (non-GAAP) in the comparison of executive pay to our earnings per share. Please see Appendix A, Non-GAAP Financial Measures, for a reconciliation of adjusted earnings per share to its most comparable GAAP measure. The tables below supplement our pay versus performance disclosures that are required pursuant to SEC rules. The SEC-required disclosures can be found below in the Other Compensation Related Disclosures section under the heading “Pay Vs. Performance.”

The compensation provided to Mr. Waycaster and our other named executive officers correlates to our budgeted goals with respect to earnings and profitability on a core basis (that is, excluding nonrecurring and/or unusual income and expense). In setting our annual budget, the board of directors and executive management consider the impact the internal and external factors described above are expected to have on our earnings and profitability, based on their own judgment as well as independent investment analysts’ projections. In any year, we may budget earnings or profit metrics below the prior year’s results due to these factors, yet achieving, or surpassing, such budgeted amounts will nevertheless represent successful performance for the Company – perhaps even more success than in the prior year – in light of internal factors and prevailing economic conditions. As a result, executive compensation may increase year-over-year even though our earnings or profitability metrics may decline on a year-over-year basis.
For 2024, our expectations regarding the general economic climate were incorporated into our budgeted goals for earnings and profitability. After a series of aggressive rate hikes that began in 2022 and continued into 2023, we expected the federal funds rate to stabilize in 2024 and then decline moderately in the second half of the year. This rate forecast would result in a decline of net interest income and net interest margin compression, as the increase in deposit costs would outpace the increase in loan yields (which had benefited from the rate hikes in 2022 and 2023). The actions taken by the Federal Reserve during 2024 generally aligned to the rate forecast used in our budgeting process; however, Renasant managed its liquidity position and overall cost of funding more effectively, driving performance that exceeded budgeted expectations. Better than expected credit loss experience and improvement in our effective tax rate also contributed to Renasant’s performance relative to expectations in 2024. A comprehensive discussion of our executive compensation program and Mr. Waycaster’s and our other named executive officers’ compensation in 2024, including the performance measures we used to calculate their annual cash awards and decisions we made with respect to equity compensation, a portion of which is performance-based, can be found below in the Compensation Discussion and Analysis section.
Supporting Our Customers, Communities and Employees - 2024 Highlights
Our vision is to be the financial services advisor and provider of choice in every community we serve, continuously adapting to an ever-changing financial landscape. Guided by our mission, we are committed to delivering high-quality financial services and expert advice that create security and opportunity for our employees, understanding and meeting the evolving needs of our customers, being active and responsible corporate citizens, and generating long-term value for our shareholders. Throughout 2024, we remained focused on fulfilling this mission by implementing strategic business practices that address the needs of our employees, customers, communities and shareholders.

Our Customers
•We continued to see greater engagement and obtain meaningful feedback from our customers through our Voice of the Customer program, RNSTX, giving Renasant insight into how, when and where our customers prefer to bank with us. In 2024, our customers completed over 19,100 evaluations for our Retail Branches, Customer Experience Center (including Virtual Bankers), Treasury Solutions Team, and Digital Channels. Of the completed evaluations, approximately 65% received a perfect satisfaction score.
•Once again, cultivating and igniting a sales and service culture throughout Renasant was one of our key priorities in 2024, ensuring collaboration, consistency, and commitment across all delivery channels. We firmly believe that prioritizing the customer relationship and providing personalized experiences allows us to better understand the needs of our customers and tailor financial solutions to meet their needs. By providing strong leadership and rewarding our team’s efforts, we consistently executed our sales methodology, driving improved results and enhancing customer satisfaction while leveraging technology to support our success.
•Providing employees with learning and development experiences relative to customer engagement not only supports career growth, but also positively impacts the customer experience. In 2024, over 2,000 employees, including employees in our Customer Experience Center, Retail Branches and Lending Teams, received customer engagement training, equating to more than 8,000 hours of learning and development.
•Our “ATM with Live Banker” program continued to see significant growth, totaling 54 Interactive Teller Machines across our footprint at the end of 2024. We experienced record usage rates in 2024, with over $365 million in deposits and almost 103,000 Virtual Banker transactions. This customer delivery channel strikes a balance between digital banking and a human touch, allowing our customers to engage in both a modern and personalized experience. Our enhanced ITM and ATM software and overall program allow us to better serve customers and support ongoing growth. One of our corporate priorities was to excel in bank transformation by increasing online and mobile adoption. We continued to focus on increasing simplicity, efficiency and functionality, which offers great convenience to our customers. Through enhanced digital services, we aim to deliver tailored solutions that meet the evolving needs of each individual, ensuring a more personalized and streamlined banking experience.

Our Communities
Our Renasant Roots program continues to provide vital resources, including credit and homeownership education, small business technical assistance, youth mentoring, theft mitigation, and charitable contributions, helping individuals and businesses build a stronger financial foundation. In 2024:
•Our commitment to homeownership accessibility remained strong, with 104 Community Homebuyer Mortgage loans issued, totaling $32 million. These loans are designed to assist borrowers in low- and moderate-income census tracts, as well as majority-minority census tracts, under a special-purpose credit program aimed at expanding equitable homeownership opportunities.
•We originated $299 million in Community Development Loans, supporting local economic development and funding lines of credit for Community Development Financial Institutions that serve underbanked communities.
•Through government-sponsored programs, we provided over $517 million in loans featuring benefits tailored for low- and moderate-income borrowers, ensuring broader access to affordable homeownership and financial stability.
•We also continued our down payment and closing cost assistance programs, providing crucial support to homebuyers. In 2024, $2.4 million was allocated to 333 borrowers, helping to reduce financial barriers and improve access to affordable housing in our service areas.

Our Employees
•Renasant remains committed to investing in the development of the current and next generation of leaders. In 2024, more than 50 leaders participated in the second year of our internal leadership development program, reflecting our ongoing commitment to growth and development. In total, over 300 employees, across all areas of our operations, have received formal leadership and management training opportunities, which account for nearly 15,000 hours of additional development. We continued to provide all Renasant employees access to our “Leadership Community,” where employees can leverage micro-learning modules, videos, articles and tools designed to support their personal and professional growth.
•In alignment with our commitment to leadership development, we hosted our third annual Rise with Renasant Women’s Leadership Summit. This event brought together over 100 female leaders and mentors from across all areas of the organization. The focus was on inspiring positive business outcomes and fostering community as well as the role leadership development plays in building and sustaining a high-performance team.
•Renasant is also committed to fostering a strong company culture. One way we demonstrate this is through our monthly onboarding program, “Experience Renasant.” This initiative is designed to immerse new employees in our vision, mission, values, core behaviors and the vibrant culture that defines our organization. In 2024, over 260 employees were provided with these valuable tools and resources available to support their success. Through “Experience Renasant,” our goal is to instill an exceptional employee experience and engagement from day one.
•As part of our employee experience strategy, we prioritize internal communication, employee engagement, development and well-being. Central to this strategy is our bi-annual employee satisfaction survey, which allows us to listen directly to our most valuable assets - our employees. With a 91% participation rate, the insights gathered from the survey have been instrumental in launching new strategic initiatives. In 2024, the Company launched “Valuing Our Wellness,” which educates and inspires a culture of wellness, leading to measurable increases in employee engagement. We also celebrate employees through referral rewards and “RNSTXcellence” awards, which highlights the importance of providing best in class service both internally and externally.
•We believe that a strong foundation of learning and development is essential for employees to thrive. Overall, our employees completed over 56,000 hours (approximately 24 hours per employee) of training through our learning and development programs that included personal and professional development, system, regulatory, and role-based training, experiential learning, mentoring and maintenance of industry qualifications.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
Governing Documents and Practices

Corporate Governance Guidelines
The Renasant Corporation Corporate Governance Guidelines (our “Governance Guidelines”) set forth principles that, together with our Articles of Incorporation and our Amended and Restated Bylaws (which we refer to, respectively, as our “Articles of Incorporation” and our “Bylaws”), committee charters and other policies, such as our Code of Business Conduct and Ethics, guide the board’s governance of Renasant. The Governance Guidelines address topics such as director qualifications, the board’s leadership structure, board responsibilities and the conduct of its operations, director education and other matters.
A copy of our Governance Guidelines is available at www.renasant.com by clicking on “Corporate Governance,” then on “Documents, Charters & Selected Policies” and selecting “Corporate Governance Guidelines.”

Code of Ethics
We expect our directors, officers and employees to act with integrity and make decisions that are in our best interests and discourage situations that present a conflict between our interests and their personal interests. Under our Code of Business Conduct and Ethics (our “Code of Ethics”), our directors, officers and employees may not, among other things, engage in any business or conduct, or enter into any contract or arrangement, that would give rise to an actual or potential conflict of interest without the prior approval of, for directors, the board or, as to officers and employees, their supervisor. We require our directors, officers and employees to annually certify that they have read and understand their obligations under the Code of Ethics.
A copy of our Code of Ethics is available at www.renasant.com by clicking on “Corporate Governance,” then on “Documents, Charters & Selected Policies” and selecting “Code of Business Conduct and Ethics.”

Committee Charters
The board has five standing committees: an executive committee, an audit committee, a compensation committee, an enterprise risk management committee (the “ERM committee”) and a nominating and corporate governance committee (the “nominating committee”). Each committee is governed by a written charter, which is annually reviewed and updated (as necessary).
Copies of our committee charters are available at www.renasant.com by clicking on “Corporate Governance,” then on “Documents, Charters & Selected Policies” and selecting the desired document.

Majority Voting Policy
The board has adopted a “majority voting” policy for the election of directors. Under this policy, which applies only in uncontested elections, any nominee for director who receives a greater number of “withhold” votes for his or her election than votes “for” such election, although still elected to the board, must promptly tender his or her resignation as a director. This resignation will become effective upon acceptance by the board. If a resignation is tendered under these circumstances, the nominating committee will consider the resignation and recommend to the board whether to accept or reject the director’s resignation. No later than 90 days after the shareholders meeting that resulted in a director being required to submit his or her resignation, the board must consider the nominating committee’s recommendation and act on the director’s resignation.
Both the nominating committee’s recommendation and the board’s decision with respect to a tendered resignation may include a range of alternatives, including acceptance of the resignation, rejection of it or rejection of it coupled with a commitment to address and cure the reasons believed to underlie the “withhold” votes. All relevant factors may be considered by the nominating committee and the board in evaluating whether to accept or reject a director’s resignation. These factors may include the reasons given by shareholders for the “withhold” vote, if known, and the impact on our compliance with SEC regulations and New York Stock Exchange (“NYSE”) listing standards if the director were to no longer serve on the board and the committees on which he or she serves. The director at issue may not participate in the committee’s and the board’s deliberations. The board’s decision will be disclosed in a Current Report on Form 8-K furnished to the SEC promptly after the board arrives at a decision regarding whether to accept or reject the director’s resignation (with the reason(s) for rejecting the resignation, if applicable).

Stock Ownership Guidelines
The board has adopted written stock ownership guidelines applicable to our directors and executive officers. More details about the application of the guidelines to our executives can be found under the heading “Compensation Committee Practices” in the Compensation Discussion and Analysis section below. The stock ownership guidelines require each director and executive officer to maintain a meaningful investment in Renasant common stock, which we believe demonstrates a commitment to increasing the long-term value of our stock and aligns the financial interests of our directors and executive officers with those of our shareholders.
Under the guidelines, non-employee directors must own at least 500 shares of common stock within the first year of becoming a director and, within five years of becoming a director, must own stock with a value equal to five times the annual cash retainer. The value of a director’s Renasant stock is determined as of January 1 each year, using the average closing market price of our stock for the 20 trading day period ending on the last day of the prior year. Shares that a director has pledged do not count toward a director’s required minimum ownership levels.
As of January 1, 2025, the guidelines required directors with at least five years of service to own Renasant common stock with a value of at least $350,000 (based on the $70,000 annual cash retainer). The average closing price of our stock for the 20 trading days ending December 31, 2024 was $36.31. Using that price all of our directors owned common stock with a total value in excess of $350,000 (and most owned substantially more), other than Ms. Flenorl. Ms. Flenorl joined the board in April 2023 and therefore still has three additional years to satisfy the stock ownership guidelines.

Insider Trading Policy
The board has adopted a policy and procedures reasonably designed to prevent insider trading of our securities and promote compliance with insider trading laws, rules and regulations and NYSE listing standards. Our insider trading policy prohibits our directors, officers and employees, their immediate family members and entities that they control from purchasing or selling our securities while in possession of material nonpublic information and from disclosing material nonpublic information to third parties; Renasant itself is subject to the same limitations under the policy. The policy also includes rules addressing gifts of Renasant securities. Finally, the policy prohibits a Renasant director, officer or employee from trading in the securities of another company while in possession of material nonpublic information about that company or that otherwise might affect the price of such company’s securities, if such information was obtained in the course of his or her service with Renasant.
“Material nonpublic information” includes matters such as our earnings results, changes in senior management and merger and acquisition activity. Material cybersecurity incidents and significant disruptions to our information technology infrastructure, among other events, are also deemed material nonpublic information.
Two additional trading restrictions apply to our directors, senior executive officers and certain other individuals, such as senior accounting staff (all of whom we refer to as “covered persons”):
•A covered person may trade in our securities only during a “trading window” (and provided that he or she is not otherwise in possession of material nonpublic information). The window opens two trading days after our quarterly earnings release and closes early in the last month of each quarter.
•A covered person may not trade in our securities, even during an open trading window, unless a committee made up of our president, our chief accounting officer and our general counsel approves, or “pre-clears,” the transaction in advance. Pre-clearance provides the opportunity to evaluate a proposed trade and independently decide whether the covered person possesses material nonpublic information. If a member of this committee is the covered person wishing to trade in our securities, he or she must abstain from the pre-clearance determination.
Our directors, officers and employees must annually certify that they have reviewed our insider trading policy and understand their obligations under the policy.
A copy of our insider trading policy is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024.

Hedging and Pledging Policy
Renasant maintains a Policy on Hedging or Pledging Company Stock (our “Hedging Policy”). A primary goal of our compensation program and our stock ownership requirements is to align the economic interests of our directors and officers with those of our shareholders. We believe that allowing a director or employee to hedge the economic risk of owning our stock undermines the intended economic alignment. The Hedging Policy prohibits our directors, officers, employees and their respective “designees” (explained below) from entering into a transaction that has the effect of hedging the economic risks associated with the ownership of our common stock. Specifically, our directors, officers and employees and their designees are prohibited from engaging in any of the following activities:
•Purchasing any financial instrument (including prepaid variable forward contracts, equity swaps, collars, exchange funds, puts, calls and similar derivative instruments) or otherwise engaging in any transaction that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of Renasant securities granted as compensation to, or held, directly or indirectly, by the director, officer or employee; or
•Engaging in short sale transactions in Renasant securities.
A person is a “designee” of a director, officer or employee for purposes of the Hedging Policy if, under the facts and circumstances, the person has been appointed to make decisions that such director, officer or employee should reasonably believe would result in hedging/offsetting prohibited by the Hedging Policy.
Although the Hedging Policy does not prohibit pledging our common stock, stock that a director or executive officer has pledged is not counted when assessing compliance with our stock ownership guidelines.
Our directors, officers and employees must annually certify that they have reviewed our Hedging Policy and understand the restrictions under the policy. For more information about our directors and named executive officers who have pledged shares of Renasant stock, refer to the Stock Ownership section below under the heading “Beneficial Ownership of Common Stock by Directors, Nominees and Executive Officers.”

Review and Approval of Related Person Transactions
The board is responsible for reviewing and approving or ratifying all material transactions between us or our subsidiaries and any of our directors (including nominees for election as directors) or executive officers, their immediate family members and businesses with which they are associated, and any shareholder owning more than 10% of our outstanding stock, all referred to as “related persons.” Although we do not have a written related party transaction policy, our Code of Ethics and our employee manual include guidance addressing transactions that present a conflict between the interests of a director, officer or employee and the interests of the Company or the Bank.
We have adopted written policies to comply with regulatory requirements and restrictions applicable to us, including Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated thereunder (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs loans and other extensions of credit by the Bank to its executive officers, directors and principal shareholders).
Additional information about the process the board uses to identify related person transactions and the transactions that the board has reviewed and approved may be found below under the heading “Related Person Transactions.”

Board of Directors
Number and Term. There are currently 13 members of our board of directors, as set forth below:

Gary D. Butler	Connie L. Engel	Neal A. Holland, Jr.
Donald Clark, Jr.	Rose J. Flenorl	E. Robinson McGraw
John M. Creekmore	John T. Foy	Sean M. Suggs
Albert J. Dale, III	Richard L. Heyer, Jr.	C. Mitchell Waycaster
Jill V. Deer
Under our merger agreement with FBMS, upon completion of the merger Renasant’s board of directors will be increased in size by four members. We have agreed to appoint M. Ray (Hoppy) Cole, Jr. (FBMS’s chairman of the board, president and chief executive officer) and current FBMS directors Jonathan A. Levy, Renee Moore and Ted. E. Parker to our board of directors. In addition, the board has appointed Kevin D. Chapman, currently Renasant’s president and chief operating officer who will assume the chief executive officer position on May 1, 2025, to the board, effective as of the earlier of the completion of the FBMS merger or the 2025 Annual Meeting. As a result, after our annual meeting, assuming that (1) all of our nominees are elected and (2) we have completed the FBMS merger by the time of the annual meeting, the board will have 18 members, all in a single class and with a term of office that expires at the 2026 annual meeting (if we have not completed the FBMS merger by the date of the annual meeting, Messrs. Cole, Levy, Parker and Ms. Moore will not be appointed to our board of directors, and as a result the board will have 14 members, all in a single class and with a term of office that expires at the 2026 annual meeting). The completion of the FBMS merger is subject to the receipt of all necessary regulatory approvals and the satisfaction of the remaining, customary closing conditions.
The board has determined that 18 members is an appropriate number to fulfill its responsibilities in light of our size and the nature of our operations once the FBMS merger has been completed (and that 14 members is an appropriate number until the completion of the FBMS merger). At Renasant’s 2024 annual meeting, Renasant shareholders approved an amendment to the Articles of Incorporation to phase out our classified board of directors and instead provide for the annual election of directors. No director’s then-current term of office was shortened as a result of the board declassification, and, accordingly, we will complete the phase-out of our classified board of directors as of Renasant’s 2026 annual meeting. The current term of office of our former “Class 3 directors” (that is, Gary D. Butler, Rose J. Flenorl, John T. Foy and Richard L. Heyer, Jr.) expires at the 2026 annual meeting, while the current term of office for all of our other directors expires at the 2025 Annual Meeting.
Tenure. The board strives to ensure that there is an appropriate mix of tenures among the directors, as the board values both the insight that long experience on our board brings and also the fresh perspective associated with newer board members. The board has concluded that arbitrary deadlines on board service, such as tenure limitations or a mandatory retirement age, do not promote its goal of achieving its desired mix of short- and long-tenured directors. Accordingly, we do not have a formal policy governing the tenure of the members of the board of directors, nor is there any mandatory retirement age for directors.
The table below shows the average tenure of our non-employee directors as of the date of the 2025 Annual Meeting and the four prior annual meetings. The board believes that it has generally been successful in refreshing the board’s membership and maintaining an appropriate balance between short- and long-tenured directors, and the addition of four directors in connection with the FBMS merger will further reduce the average tenure of our independent directors, as the following table demonstrates (which assumes that we have completed the FBMS merger prior to the meeting).

15.0
14.0
13.0
12.0
11.0
10.0
9.0
Years of Service
12.6
12.5
12.3
13.0
10.3
2021
2022
2023
2024
2025
Year of Annual Meeting

In the table above, in calculating the average tenure, a newly-elected director is considered to have a term of zero years. As of Renasant’s 2021 and 2023 annual meetings, there were 12 non-employee directors on the board; there were 11 non-employee directors as of the 2022 and 2024 annual meetings. Assuming we complete the FBMS merger prior to the 2025 Annual Meeting, there will be 14 non-employee directors as of the date of such meeting (and 11 non-employee directors, with an average tenure of 14.0 years, if we have not completed the FBMS merger as of the date of the meeting).
Of the 11 non-employee directors currently serving on the board, as of the 2025 Annual Meeting two will have served on the board for six years or fewer, four will have served for between six and 15 years, and five will have served for over 15 years. Upon completion of the FBMS merger, we will add three non-employee directors, increasing to five the number of directors who have served on the board for six years or fewer.
Our nominating committee monitors the make-up of the board and directors’ intentions about their continued board service to ensure that, if a director intends to retire or otherwise resign from the board, a suitable replacement can be identified in a timely manner. Further, as discussed below, the nominating committee annually assesses the performance of our directors. If a director’s performance is found to need improvement or otherwise is lacking, the nominating committee may counsel the director on the need for improvement and/or determine to not re-nominate the director for election when his or her term expires.
Meetings. Our board held 14 meetings in 2024, one of which was part of the board’s annual three-day strategic planning retreat (the elevated number of meetings, as compared to prior years, is a result of board meetings relating to the sale of our insurance agency business, the FBMS merger and our July common stock offering). All directors attended at least 75% of the total number of board meetings and meetings of the committees on which they served. The members of the board who meet the NYSE’s standards for independent directors set forth in Section 303A.02 of the NYSE’s Listed Company Manual met in executive session (that is, a meeting of only directors who are independent directors) six times during 2024. Mr. Creekmore, our “lead director” (see “Board Leadership Structure” below) presided over each of these executive sessions.
We do not have a policy requiring director attendance at our annual meeting. All of our directors attended the 2024 annual meeting, and we expect our entire board to attend this year’s annual meeting.

Board, Director and Committee Performance Assessments. As part of its efforts to ensure that we have a high-functioning board with the collective experience, qualifications and skills necessary to guide a financial institution such as Renasant, our nominating committee annually oversees a board assessment and a director peer assessment, and each committee of the board performs its own self-assessment.

Board Assessment	Director Peer Assessment	Committee Self-Assessment
The board assessment, which was developed and is administered by an independent third party, asks each director to anonymously provide his or her opinions on various topics. These topics include:
• the interaction between the board and management
• the organization of the board, including its committee structure
• the conduct of board and committee meetings
• each director’s fulfillment of his or her responsibilities as a director
• director compensation
After analyzing the results, the nominating committee makes recommendations to improve the operations of the board and to address any deficiencies that have been identified during the assessment process.

The peer assessment is designed to obtain each director’s views about the contribution of each director (including himself or herself) to the board and their participation in board and committee meetings and other board activities. The assessment also helps the nominating committee identify areas where a director can improve his or her performance in order to enhance the director’s contribution to the overall functioning of the board and its committees.
Each year, the nominating committee interviews one-third of our directors to discuss the results of the peer assessment, including any issues identified therein or discrepancies between the director’s self-assessment and the peer assessment, and the director’s willingness to continue to serve on the board.
This information is one factor the nominating committee uses to determine whether to nominate each director for reelection.

Committee self-assessments are conducted annually and elicit input from committee members regarding the committee’s performance of its responsibilities as set forth in its charter or as otherwise delegated to it by the board.
The committee assessment also seeks feedback on the efficiency of the committee’s operations, the contribution of each committee member to the committee’s operations, and ways that the committee can better fulfill its purpose.

Director Independence
The board has determined that each of our directors satisfies the tests to be considered an “independent director” set forth in Section 303A.02 of the NYSE Listed Company Manual, with the exception of Messrs. Chapman, McGraw and Waycaster who are not independent directors because they are Renasant employees. The board has also determined that each of Jonathan A. Levy, Renee Moore and Ted E. Parker will be considered an “independent director” upon their appointment to the board when we complete the FBMS merger, but Mr. Cole will not be considered an independent director because he will become a Renasant employee upon completion of the FBMS merger.
When determining each non-employee director’s status as an “independent director,” the board evaluated the following relationships involving Renasant or the Bank:
•Transactions involving a director, members of his or her immediate family and businesses with which they are associated and the Company or the Bank. More information about these transactions may be found below under the heading “Related Person Transactions.”

•Employment relationships between the Bank and directors’ immediate family members. The Bank employs Mr. Creekmore’s son as a portfolio manager in the Bank’s corporate banking department and Dr. Heyer’s son as a senior managing director of Park Place Capital Corp., the Bank’s financial advisor subsidiary. Although neither Mr. Creekmore’s son nor Dr. Heyer’s son is an “executive officer,” their employment is considered a related person transaction because of the amount of compensation each received in 2024. More details about our employment of Mr. Creekmore’s son and Dr. Heyer’s son can be found in this section below under the heading “Related Person Transactions.”
Neither Mr. Creekmore nor Dr. Heyer participate in any deliberations or decisions about his son’s employment with Renasant or his compensation therefor, and each director abstains from any vote related to his son’s position at Renasant or his compensation.
Board Leadership Structure
Our executive chairman serves as chairman of the board, and the board has appointed a lead director.
Chairman. E. Robinson McGraw, our executive chairman, serves as chairman of the board of the Company and the board of the Bank. We believe Mr. McGraw’s service as our chairman enhances the board’s operations, as he is an effective bridge between our non-employee directors and management. As executive chairman, Mr. McGraw remains involved, with Mr. Waycaster, Mr. Chapman and Renasant’s other senior executive management, in developing Renasant’s strategic plan and implementing the steps needed to achieve the goals set forth in the strategic plan. However, he is also able to take a more objective view of our strategy and management decision-making, as he is not responsible for overseeing our day-to-day operations. In addition, Mr. McGraw provides insight on the current state of our overall operations, future prospects and the risks the Company and the Bank face. With such a deep knowledge of the Company and the Bank, Mr. McGraw is well suited to lead the board’s discussions.
Lead Director. John M. Creekmore serves as “lead director” of our board of directors and is a member of the board’s executive committee. The members of the board who satisfy the tests to be considered an “independent director” for purposes of the NYSE Listed Company Manual select our lead director; no lead director is required if the chairman qualifies as an “independent director.”
The lead director serves as an independent counterbalance to the chairman of the board and essentially as a co-equal. Mr. Creekmore has been a director since 1997, predating our chairman’s service on the board, which we believe adds weight to his independent voice on the board. The duties of the lead director are described in our Bylaws and include the following:
•Scheduling and setting the agenda for board meetings with the chairman;
•Scheduling, setting the agenda for, and chairing all executive sessions of the “independent directors” of the board;
•Determining the appropriate materials to be sent to directors for all meetings;
•Acting as a liaison between the board and the chief executive officer and our other executive officers;
•Assisting the compensation committee in evaluating the chief executive officer’s performance;
•Assisting the nominating committee in its annual assessment of the board’s committee structure and each committee’s performance; and
•Overseeing the board’s communications with our shareholders.
In addition, the lead director may call the board into executive session to discuss matters outside the presence of the chairman and other non-independent directors. The lead director is also expected to familiarize himself with the Company, the Bank and the banking industry in general. He also is expected to keep abreast of developments in the principles of good corporate governance.

Board Committees
The members of each of our executive, audit, nominating, compensation and ERM committees as of the date of this proxy statement, and a brief description of each committee’s function, are below.

Executive Committee
John M. Creekmore, Chair Neal A. Holland, Jr., Vice-Chair Albert J. Dale, III John T. Foy E. Robinson McGraw C. Mitchell Waycaster
The executive committee exercises the power and authority of the full board of directors between scheduled board meetings. Among other things, the executive committee takes a lead role in overseeing the preparation of our annual budget and succession planning for our senior management. The ability of the executive committee to act is subject to limitations imposed under Mississippi law and the committee’s charter.
The executive committee is composed of the chairman of the board, the lead director, the chief executive officer and three additional directors who satisfy the tests to be considered an “independent director” set forth in the NYSE Listed Company Manual. The executive committee met 15 times in 2024.

Audit Committee
John T. Foy, Chair Jill V. Deer, Vice-Chair Gary D. Butler Donald Clark, Jr. Connie L. Engel Sean M. Suggs
The audit committee’s responsibilities include the following:
•Appointing, approving the compensation of and overseeing our independent registered public accountants;
•Monitoring the integrity of our financial reporting process and system of internal controls;
•Monitoring the independence and performance of our independent registered public accountants and internal auditing department;
•Pre-approving all auditing and permitted non-audit services provided by our independent registered public accountants;
•Facilitating communication among our independent registered public accountants, management, the internal auditing department and the board of directors; and
•Establishing procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.
The Report of the Audit Committee and Independent Registered Public Accountants sections below describe the actions taken in 2024 and the committee’s processes. In 2024, the committee held 12 meetings.
Each member of our audit committee satisfies the tests to be considered an “independent director” set forth in the NYSE Listed Company Manual, meets the other requirements for audit committee membership in the NYSE Listed Company Manual and meets all independence requirements under SEC regulations. The board has determined that Mr. Foy and Mr. Suggs each qualify as an “audit committee financial expert” under applicable SEC regulations and satisfy the financial literacy requirements under the NYSE Listed Company Manual.

Nominating and Corporate Governance Committee
Neal A. Holland, Jr., Chair John M. Creekmore, Vice-Chair Gary D. Butler Donald Clark, Jr. John T. Foy Richard L. Heyer, Jr.
The nominating committee evaluates, nominates and recommends individuals for membership on our board of directors and board committees. Specific information about our director selection process is below under the heading “Director Selection and Diversity.” In addition, the committee oversees the formation and implementation of our governance policies, including our Governance Guidelines and stock ownership guidelines, and oversees the annual board and director performance assessments. The committee also takes a lead role in board oversight of our efforts with respect to corporate social responsibility matters. More information about our Governance Guidelines, stock ownership guidelines and these assessments may be found under the “Governing Documents and Practices” and “Board of Directors” headings above.
Each member of the nominating committee satisfies the tests to be considered an “independent director” under the NYSE Listed Company Manual. The committee met five times in 2024.

Compensation Committee
Albert J. Dale, III, Chair Richard L. Heyer Jr., Vice-Chair Donald Clark, Jr. John M. Creekmore Jill V. Deer Neal A. Holland, Jr.
The compensation committee’s primary functions are setting our overall compensation strategy and administering the compensation of our named executive officers and other senior executive officers. The committee also administers our clawback policy, among other responsibilities. The Compensation Discussion and Analysis section below explains the compensation committee’s processes and procedures with respect to our executive compensation program and discusses the specific decisions about the 2024 compensation of our named executive officers. The committee met eight times in 2024.
Each member of the committee satisfies the tests to be considered an “independent director” set forth in the NYSE Listed Company Manual and is a “non-employee director” as defined in SEC regulations. In determining independence, the board considered each member’s ability to be independent from management in light of his or her relationships with us and the Bank, including any compensation (such as consulting, advisory or other compensatory payments) received from us or the Bank or any other source that might impair the director’s independent judgment, including whether he or she is our affiliate and additional relevant factors, such as, for Messrs. Creekmore and Heyer, the Bank’s employment of their sons.

Enterprise Risk Management Committee
Richard L. Heyer, Jr., Chair John T. Foy, Vice-Chair Gary D. Butler John M. Creekmore Albert J. Dale, III O. Leonard Dorminey* Neal A. Holland, Jr. Sean M. Suggs
The ERM committee has overall responsibility for our enterprise-wide risk assessment, management and oversight process. To ensure that the committee has insight into our overall operations, the chairs of our executive, audit, compensation and nominating committees and the Bank’s credit review and technology committees are members of the ERM committee. More information about our risk assessment and management infrastructure and the ERM committee’s role therein can be found below under the heading “Role of the Board in Risk Oversight.”
Each member of the ERM committee satisfies the tests to be considered an “independent director” under the NYSE Listed Company Manual. In 2024, the committee met five times.

*Mr. Dorminey is a member of the Bank’s board of directors only, and the chair of the Bank’s credit review committee.
The members of these committees are subject to change. Changes generally are made effective as of the annual meeting each year. We update our corporate website from time to time to reflect any changes in the membership of these committees. You can find this information by going to www.renasant.com, clicking on “Corporate Governance” and then clicking on “Committee Composition.”

Role of the Board in Risk Oversight
Oversight. Our full board of directors is ultimately responsible for the oversight and management of our risk management and mitigation functions. The following are some the most significant risks facing Renasant (although this list is by no means exhaustive):

•Credit risk	•Operational risk
•Interest rate/liquidity risk	•Financial reporting risk
•Compliance/legal risk	•Human capital management risk
•Cybersecurity/information security risk	•Compensation risk
To identify and mitigate the above risks as well as other identified risks, the board primarily acts through its committee structure. The board’s ERM committee is responsible for: identifying enterprise-wide risks, both immediate and longer-term; assessing how risks within each category affect other risks within that category and in other risk categories; and facilitating our operations within risk tolerance levels that are established annually by management and approved by the board. The ERM committee:
•Oversees and assists management in the risk assessment process and the implementation of comprehensive risk management processes and procedures,
•Annually reviews and approves our overall risk appetite and risk tolerance levels within each identified category of risk suggested by management, and
•On an ongoing basis, reviews and adopts policies, procedures and controls that are intended to identify, manage and mitigate risk.
The ERM committee’s work is supported by our management enterprise risk management committee (our “management ERM committee”), a management committee led by our chief risk officer whose membership includes our president (who is also our chief operating officer) and the leaders of our major business lines and back office functions. The management ERM committee reviews the information to be reported to the ERM committee and provides a forum for Renasant’s senior executive management to review and discuss existing risks, trends with respect thereto and the status of risk mitigants therefor, and also to call attention to emerging risks that Renasant may need to address. The activity of this management committee enables more informed and focused reporting of risk issues by management to the ERM committee and the board.
The following discussion describes in more detail the risks listed above and the role of the ERM committee and other committees of the board (or the board of the Bank), working with management committees that report to these committees, in identifying and mitigating these risks:
•Credit Risk. The Bank’s credit review committee is primarily responsible for credit administration and other risks arising from our lending activities, such as the risks presented by the various categories of lending that we engage in and risks posed by excessive concentrations in any particular category of loans. Among other things, this committee approves the Bank’s loan policy manual and any changes to our loan policies. The credit review committee’s work is supplemented by a number of management committees that report to it on various aspects of our lending activities, such as the problem asset review committee and the mortgage risk committee.
•Interest Rate and Liquidity Risk. Our goal is to structure our asset-liability composition in a way that (1) maximizes our net interest income while minimizing the adverse impact of changes in interest rates on interest income and capital and (2) provides adequate sources of short- and long-term liquidity under both the current interest rate environment and various hypothetical interest rate scenarios. The ERM committee oversees this process, assisted by our management asset/liability committee. This management committee monitors our interest rate sensitivity and makes decisions relating to that process, reporting to the management ERM committee. The asset/liability committee also monitors deposit concentrations and our level of uninsured deposits.
•Compliance and Legal Risk. The ERM committee monitors our efforts to comply with applicable banking and securities laws and regulations, including those relating to fair lending, consumer protection, anti-money laundering/combatting the funding of terrorism, community reinvestment and privacy. Our chief risk officer reports on issues related to compliance and legal risk that we have identified and the steps that management has implemented, or will implement, to prevent the occurrence of any identified risk or, where complete prevention is impossible, to mitigate the impact on Renasant from any such risk occurring. Renasant maintains a standing management compliance committee, chaired by our chief compliance officer (who reports to our chief risk officer), whose activities are reported to the management

ERM committee, for further reporting to the board ERM committee. This committee has general responsibility for overseeing Renasant’s compliance management system, programs, policies and procedures and ensuring that they are designed to identify, manage and mitigate the various compliance and regulatory risks facing Renasant.
The audit committee assists the ERM committee in its oversight of compliance and legal risk. In addition to addressing financial reporting and operational risk as discussed below, at each meeting the audit committee receives a report from our general counsel regarding pending litigation, including employment-related claims. The purpose of this report is not only to understand the immediate risk posed by outstanding litigation but also to identify any trends or themes raised by such litigation that indicate that a policy, procedure or operating practice is creating legal risk to Renasant that management can remediate or mitigate. The audit committee also discusses matters reported on our anonymous whistleblower hotline and management’s response to any such report.
•Cybersecurity and Information Security Risk. The ERM committee and the Bank’s technology committee oversee risks related to our technological infrastructure, information security, cybersecurity, business continuity and disaster recovery programs. These committees meet quarterly, and their activities are reported to the full board. The technology committee is responsible for the oversight of our strategies and operations with respect to information technology matters. Although the technology committee’s focus is not limited to information security and cybersecurity risk, at each meeting the committee receives a report from our chief information security officer on, among other topics, the status of any cybersecurity and network security initiatives designed to enhance our cybersecurity, emerging cybersecurity risks that may not yet be addressed by existing risk metrics (discussed in the next paragraph) and management’s plans to mitigate such risks, and employee training on cybersecurity and related issues. The chair of the technology committee is a member of the ERM committee, enabling the chair to convey to the ERM committee details of the discussions with respect to the chief information security officer’s report as well as other matters related to our technological infrastructure and the impact thereof on matters within the ERM committee’s focus.
The ERM committee incorporates the assessment, monitoring and mitigation of cybersecurity risk into its monitoring of Renasant’s broader enterprise risk management function. We track numerous risk metrics relating to cybersecurity, and at each meeting the ERM committee receives a report from our chief risk officer on the status within established tolerances of each risk metric as well as management’s assessment of the metric’s trend of increasing or decreasing risk. These metric reports give the ERM committee a broad view of the aggregate cybersecurity risk that we face at any particular time, insight into any particular areas of risk, and an opportunity for the committee to discuss with management the steps taken or that will be taken to address risks that are out of tolerance or trending in that direction. In addition to this report, the chief information security officer’s report to the technology committee described above is included in the materials for ERM committee meetings, and the chief information security officer attends ERM committee meetings, providing additional detail, and answering committee members’ questions, about this report.
For additional information about Renasant’s cybersecurity policies, procedures, and governance, please refer to the information in Item 1C, Cybersecurity, in our Annual Report on Form 10-K for the year ended December 31, 2024.
•Operational Risk. Operational risk is the risk of loss associated with our day-to-day banking activities arising from failures caused by or related to system or processing errors, internal and external fraud, legal claims, and business disruptions, including disruptions at third party vendors that provide services to us. Renasant has an operational risk management department, tasked with both (1) identifying Renasant’s existing operational controls and any gaps in such controls and then working with lines of businesses to implement new, or strengthen existing, controls to eliminate or at least mitigate and control weaknesses, and (2) quantifying the operational risks arising from our normal operations, so that executive management has a clear understanding of the extent and scope of the risk our ongoing operations generate and thus can make informed decisions on the steps necessary to remediate such risk (which could include discontinuing an area of operations entirely). The ERM committee oversees operational risk, receiving reports at each meeting of the status of various metrics established to monitor Renasant’s overall operational risk and management’s initiatives designed to address the various aspects of our operational risk.
•Financial Reporting Risk. The audit committee is responsible for matters that fall within this category of risk. This committee meets regularly with management, our independent registered public accountants and our internal auditors (outside the presence of management) to discuss the integrity of our financial reporting processes and internal controls and the steps taken to monitor and control related risks; as noted above, the committee also monitors reports to our anonymous whistleblower hotline. In addition, at almost every meeting the audit committee receives a management presentation designed to give the committee a better understanding of our operations and how the subject of the presentation impacts our overall operational risk.

The audit committee also oversees our internal auditors. Our internal audit department provides an independent, objective assurance function by evaluating and making recommendations for the improvement of the effectiveness of risk management, control and governance processes throughout Renasant. The internal auditors also help management assess the effectiveness of our internal control over financial reporting. At each audit committee meeting, the director of internal audit reports to the committee on the auditors’ review work since the prior audit committee meeting and the status of management efforts to address internal audit findings.
•Human Capital Management Risk. Human capital management risk is, broadly speaking, the risk that Renasant will not sustain a workplace environment that attracts and retains a workforce with the background and skills necessary to achieve our strategic goals. The board oversees this risk by periodically receiving reports from management on, among other human capital-related matters, employee recruitment, retention and development efforts, employee promotions and turnover, and the competitiveness of Renasant’s compensation and benefits. The board also monitors management’s response to significant events impacting Renasant’s workforce, such as work-from-home arrangements implemented during the COVID-19 pandemic and continued following the subsidence of the pandemic.
We maintain a management committee whose purpose is to monitor and advance our efforts toward fostering, cultivating, and preserving a culture of belonging at Renasant. Our chief community development and corporate social responsibility officer provides the board periodic updates on these efforts, including successes and engagement status.
•Compensation Risk. The compensation committee evaluates risks associated with our executive compensation program. The activities of the compensation committee in this regard are described in more detail in the Compensation Discussion and Analysis section below. The compensation committee is assisted by the incentive compensation committee, which is composed of senior management and reports directly to the compensation committee. The incentive compensation committee reviews our cash and equity incentive compensation arrangements (for both executive and non-executive employees) to ensure that these arrangements appropriately balance risks and financial rewards in a manner that does not encourage or expose Renasant or the Bank to imprudent risks, whether financial, credit, regulatory or otherwise. Annually, management submits to the incentive compensation committee a risk assessment that describes both the risks presented by our incentive compensation arrangements and the procedures in place designed to mitigate the risks that have been identified. The incentive compensation committee then presents this risk assessment to the compensation committee for its review. As part of this review process, these committees may recommend changes to incentive plans or the adoption of additional procedures to further mitigate the risks that our incentive compensation arrangements present.
Policies and procedures that we have adopted to address risks associated with our executive compensation program are described in the Compensation Discussion and Analysis section below. Other compensation-related risk mitigation practices apply to specific groups of employees. For example, our lenders may be eligible for incentives based on their loan production. This creates a risk that a lender may try to make riskier loans to boost his or her incentive. We address this risk by, among other things, requiring that a lender satisfy loan quality thresholds consistent with our overall goals for loan portfolio performance as a condition to his or her eligibility to receive an incentive payment. As another example, mortgage originators are compensated on a commission basis, based on the volume of loans originated. This creates a risk that employees may focus on high-income areas, to the exclusion of low- and moderate-income areas, exposing us to criticism from a fair lending perspective, among other things. We address this risk by adopting goals for low income and minority lending. On an ongoing basis the incentive compensation committee monitors our incentive compensation arrangements to determine whether additional risk mitigants are necessary.
At each board meeting, the board of directors receives reports and other information on the committees’ activities since the prior board meeting. To the extent that any risk reported to the full board needs to be addressed outside the presence of management, the board may call an executive session to discuss the matter.
In addition to our full board of directors and committee structure, Mr. Waycaster, who as chief executive officer ultimately is responsible for management’s implementation of our risk management processes, supports the board’s oversight of risk by providing access to reports and information, access to employees and updates on the implementation of recommendations by our committees. Mr. Creekmore, as lead director, leads an independent review of the risk assessments developed by management and reported to the committees. Finally, as discussed above, we have (1) a chief risk officer, who leads our risk management department and in such role oversees management’s assessment of the risks we face, the determination of risk tolerance levels and the implementation of effective risk management processes and procedures, and (2) a director of internal audit, who leads our internal audit department and provides another layer of testing of management’s risk identification and mitigation efforts.

Director Education. Our board recognizes that, to fulfill its risk oversight duties and satisfy its other responsibilities, it is essential that each director stay abreast of developments in the financial services industry and the risks facing financial institutions similar to us as well as corporate governance best practices for publicly-traded companies. The board taps internal and external resources to obtain the necessary education and training. Multiple times each year, Renasant’s management or our external advisors conduct board presentations on the policies, procedures and controls governing various facets of our operations, including our practices regarding the identification, assessment and mitigation of the various risks facing us. These presentations assist directors not only in performing their risk-oversight responsibilities on various committees but also in performing an informed review of the work of committees on which they do not serve. Each committee also periodically receives management presentations on topics relevant to the committee’s work. In 2024, board training included the following topics, among others:
•Capital. Our treasurer made a presentation to the board on our capital. The presentation focused on, among other things, Renasant’s current capital levels and the various components thereof, the expectations of banking regulators and the investment community regarding capital levels, capital stress testing, and the opportunities presented by Renasant’s capital position. This presentation, which occurred in the first half of 2024, also detailed the impact on Renasant’s capital from the FBMS merger and other transactions that were under consideration at the time.
•Executive Compensation. The compensation committee’s independent compensation consultant provided training to the board with respect to topics impacting Renasant’s incentive compensation program, such as the design of short- and long-term incentives, investor and proxy advisor areas of concern relating to executive compensation, and recent legislative and regulatory developments.
•Compliance. Our chief risk officer and chief compliance officer made a presentation to the board on our enterprise risk management framework and our policies and procedures relating to regulatory compliance, focusing on the developments in the framework over the course of 2024. The presentation discussed, among other things, the establishment and status of the operational risk management program, the maturation of various aspects of Renasant’s enterprise risk management in 2024, including the model risk and third party risk management programs, and the efforts to prepare for the FBMS merger and the incorporation of its operations into Renasant’s enterprise risk management framework. The presentation also covered Renasant’s compliance program as well as its efforts with respect to fair lending and Community Reinvestment Act compliance.
In addition, outside advisors briefed the board regarding the opportunities and challenges with respect to mergers and acquisitions, the current regulatory landscape and trends, and the market fundamentals impacting the value of our stock over both the short- and long-term. Members of the board are also expected to avail themselves of external education opportunities to enhance their knowledge of corporate governance and operational risks facing Renasant and the banking industry in general and to improve their ability to oversee management in identifying and mitigating these risks. We bear the cost of the directors’ external education.
Director Selection and Diversity
Qualifications. The nominating committee evaluates and recommends potential new directors based on the needs of the board and Renasant generally. In addition, as noted in the discussion of our board, committee and individual director assessment process under the “Board of Directors” heading above, the nominating committee facilitates the board’s assessment of each of our directors to determine if each director is making the expected contributions to the board such that he or she should continue as a member of the board. The nominating committee’s objective is to craft a board composed of individuals with a diverse mix of backgrounds and experiences and possessing, as a whole, the experience, qualifications and skills necessary to guide a publicly-traded financial institution of Renasant’s size and scope of operations.
Although there is no formal policy, as stated in our Governance Guidelines Renasant believes that board membership should reflect diversity in its broadest sense in order to promote the inclusion of different perspectives and ideas. The nominating committee considers a candidate’s gender, age, ethnicity, experience, education, geographic location (focusing on areas where Renasant operates) and difference of viewpoint when evaluating his or her qualifications for election to the board.
Immediately following the 2025 Annual Meeting, assuming we complete the FBMS merger before the meeting, the board will have four female directors and 14 male directors, with two African-American members and 16 white members (if we have not completed the FBMS merger by the time of the meeting, the board will have three female and 11 male directors, with two African-American members and 12 white members). The board believes that it has meaningfully enhanced the racial and gender diversity of board members as compared to prior years, but the board will continue its efforts to identify individuals qualified to serve on the board who will enhance the broad diversity of the board.

In addition to the eligibility requirements included in our Bylaws, the following qualifications and qualities, among others, are studied by the nominating committee when evaluating a candidate to be nominated for election to our board:
•“Independence” for purposes of the NYSE’s independence requirements for directors and SEC rules and regulations;
•Significant business experience in banking, financial services or other business, or in marketing, finance, legal, accounting, information technology or other professional disciplines;
•Diversity, as described above;
•Familiarity with and participation in the communities in which we operate;
•Prominence and a highly-respected reputation in his or her profession;
•A proven record of honest and ethical conduct, personal integrity and independent judgment;
•The ability to represent the interests of our shareholders and other stakeholders (including, for example, our employees and customers and the communities we serve); and
•The ability to devote time to fulfill the responsibilities of a director and to enhance his or her knowledge of the banking and financial services industry in general and Renasant in particular.
Identification of Candidates for Election. Usually, nominees for election to the board are proposed by the current members of the board or executive management. Renasant also maintains regional and community advisory boards, composed of individuals prominent in the region or community to which the advisory board relates; these boards are designed to assist our leadership in better understanding the dynamics of our key markets and thereby identify opportunities for banking and other financial services relationships in such markets. An ancillary benefit of these advisory boards is the identification of potential candidates for nomination for election to the board of directors. Directors Gary Butler and Rose Flenorl were members of Renasant’s Mississippi regional board and West Tennessee regional board, respectively, prior to their election to the board of directors. Their service on these boards demonstrated that, in addition to their excellent credentials, they possessed the other qualities and skills that the nominating committee has determined a Renasant board member must possess.
To select the three FBMS directors to be appointed to our board in addition to Mr. Cole upon completion of the FBMS merger, as required pursuant to the merger agreement, our chairman of the board, our lead director and the chairman of the nominating committee interviewed members of the FBMS board of directors, who also separately met with our chief executive officer, president and certain other members of executive management. The nominating committee considered feedback from these interviews as well as other information that the nominating committee gathered about the background, experience and skills of the FBMS directors, with the goal of selecting directors who would enhance the overall operations of the board and its committees. Following these deliberations, the nominating committee recommended that, along with Mr. Cole, Jonathan A. Levy, Renee Moore and Ted E. Parker be appointed to our board upon the completion of the FBMS merger. After considering the nominating committee’s recommendation and its own deliberations, the board accepted the nominating committee’s recommendation.
The nominating committee will also consider candidates that shareholders and others recommend, and the committee uses the same criteria in assessing such candidates as it does for candidates proposed by the committee, another board member or executive management. More information about the process for shareholder recommendations may be found below under the heading “Shareholder Communications” in the paragraph titled “Process for Shareholder Recommendations of Director Nominees.”
Related Person Transactions
Review and Approval of Related Person Transactions. The board reviews and approves (or ratifies) material transactions involving related persons (that is, our directors and executive officers, members of their immediate families and businesses with which they are associated) to determine that the terms are substantially the same as the terms that would be expected if the transaction were with a person or entity that is not related to us or the Bank. To identify related person transactions, our directors and executive officers annually complete a Regulation O questionnaire (in the summer) and a Director and Officer Questionnaire (in December). Both questionnaires require our directors and executive officers to disclose their related persons and any transactions with us in which they or a related person has an interest. In addition, we review loan and deposit balances as well as accounts payable to vendors to further identify transactions in which a related party may have an interest.
The types of transactions that must be reviewed and approved or ratified by the board of directors include extensions of credit, real property leases and other business relationships. When the board reviews and approves or ratifies transactions, the director or executive officer associated with the matter (if any) is not present while discussions and deliberations are held and, if the transaction involves a director, the director must abstain from voting on the matter.
Indebtedness of Directors and Executive Officers. Certain of our directors and executive officers, members of their immediate families and businesses with which they are associated are customers of the Bank and have entered into loan transactions with the Bank. These transactions were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. The Bank’s board of directors approved all such loans in accordance with the Federal Reserve’s Regulation O and other bank regulatory requirements.
Other Ordinary Course Transactions. In addition to the loan transactions described above, we have deposit and other financial services-related relationships in the ordinary course of the Bank’s business with our directors and executive officers, members of their immediate families and businesses with which they are associated. We expect to engage in similar transactions with these persons in the future. All depository and other financial services-related relationships with these persons were made in the ordinary course of the Bank’s business and involved substantially the same terms, including interest rates and fees (as applicable), as those prevailing at the time for comparable relationships with persons not related to the Company or the Bank.
Employment Relationships. As discussed above under the heading “Director Independence,” the Bank employs Mr. Creekmore’s son as a portfolio manager in the Bank’s corporate banking department. For 2024, his total cash compensation, including his annual cash incentive, was approximately $127,000. This compensation is consistent with that paid to similarly-situated employees of the Company and the Bank. The Bank also employs Dr. Heyer’s son as a senior managing director of Park Place Capital Corp., the Bank’s investment advisor subsidiary. For 2024, his total cash compensation, including his annual cash incentive, was approximately $567,000, and he received an award of 900 shares of time-based restricted stock. This compensation is consistent with that paid to similarly-situated employees of the Company and the Bank. Neither Mr. Creekmore’s son nor Dr. Heyer’s son is an “executive officer” of the Company as that term is defined under SEC rules.
Mr. Cole’s son is an FBMS employee who is expected to become a Renasant employee upon our completion of the FBMS merger.
Legal Proceedings Involving a Director or Executive Officer and the Company or the Bank
We are not aware of any current legal proceedings where any of our directors, executive officers or other affiliates, any holder of more than 5% of our common stock, or any associates of any of the foregoing, is a party, or has a material interest, adverse to us, the Bank or any of our other subsidiaries.
Shareholder Communications
Receipt of Proxy Materials. If you received a paper copy of this proxy statement, you can elect to receive future proxy materials over the internet. Please refer to your proxy card for instructions for requesting electronic delivery of our proxy materials. If you received the Notice describing the electronic availability of our proxy materials, you may obtain a paper or emailed copy of the materials. Please refer to the Notice for instructions for ordering a paper or emailed copy of the proxy materials and selecting a future delivery preference.
Shareholder Questions. Although we have no formal policy, shareholders may send communications to the board and individual directors in one of the following ways:
•By writing to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, Attention: Board of Directors; or
•By contacting James C. Mabry IV, our Chief Financial Officer, by phone at (662) 680-1281 or by email to Jim.Mabry@renasant.com.
Any written communication to the Board of Directors will be delivered to our lead director for review. For any communications that Mr. Mabry receives, he will forward to the audit committee any communication concerning employee fraud or accounting matters, and he will forward to the lead director any communication addressed to the board or our independent directors generally or otherwise relating to corporate governance or requiring action by the board of directors. Mr. Mabry will directly respond to communications that may be addressed most effectively by management.

Process for Shareholder Recommendations of Director Nominees. Shareholders may recommend candidates for election to the board of directors, up to the number of directors to be elected at the relevant shareholder meeting. Recommendations should be addressed to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, Attention: Secretary. Recommendations must be submitted to us no earlier than December 23, 2025, and no later than January 22, 2026, for consideration as a possible nominee for election to the board at our 2026 annual meeting.
The advance notice and eligibility provisions that apply to shareholder recommendations of director candidates are set forth in Article III, Section 9, of our Bylaws, a copy of which is available upon request. Among other things, a shareholder’s notice must include the following information as to each nominee:
•All direct and indirect compensatory and other material arrangements or understandings during the prior three years between or among the nominee and the recommending shareholder(s) (as well as any affiliate, associate or other person acting in concert with the recommending shareholder(s)), as well as any other material relationships between or among such parties, including information that would have to be disclosed under Item 404 of Regulation S-K if the recommending shareholder and any beneficial owner on whose behalf the recommendation has been made, if any, or any affiliate, associate or others acting in concert with them, were the registrant;
•All information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in a contested election pursuant to the Exchange Act and the rules and regulations promulgated thereunder; and
•The nominee’s written consent to being named a nominee of such shareholder (and, if applicable, to be listed on Renasant’s proxy card) and to serve as a director if elected.
In addition, a shareholder’s notice must also include certain other information, as described in more detail in our Bylaws, including the following:
•the name and address of the nominating shareholder,
•the shareholder’s agreement to appear in person or by proxy at the meeting to bring such nomination as well as a representation that at least the percentage of shareholders necessary to elect such nominee will be delivered a proxy statement or otherwise be solicited for their proxy in support of the nomination (this representation must address whether shareholders with at least 67% of our outstanding stock will be solicited), and
•information relating to, among other things (1) all direct and indirect ownership interests (including hedges, short positions and derivatives) and economic interests in our stock (such as rights to dividends) and all proxies and other arrangements to vote our stock held by the nominating shareholder and (2) all other information that the shareholder would be required to disclose under Section 14 of the Exchange Act in connection with the solicitation of proxies by a shareholder in a contested election.
If a shareholder intends to recommend a nominee for election as director on behalf of the beneficial owner of the shares that the recommending shareholder is the record owner of, the recommending shareholder must also provide the information described above with respect to the beneficial owner. Finally, the nominating shareholder must provide such information with respect to any affiliates, associates and others acting in concert with the shareholder and, if applicable, such beneficial owner.
The shareholder must also update any information provided so that the information provided in the shareholder’s notice is true and correct as of both the record date of the relevant shareholder meeting and the date that is ten days prior to the meeting date and provide any additional information that we may reasonably require.
Shareholder Nominees Subject to Separate Proxy Solicitation. The SEC’s “universal proxy” rules permit shareholders to include their own nominees for election as directors on Renasant’s proxy card, subject to the satisfaction of the conditions set forth in Rule 14a-19 under the Exchange Act, including that the shareholder(s) provide notice to us that such shareholder(s) intend to solicit Renasant shareholders holding at least 67% of our outstanding shares to vote in support of director nominees other than Renasant’s nominees. A shareholder wishing to include the shareholder’s recommended candidate(s) for election to the board of directors on Renasant’s proxy card pursuant to Rule 14a-19 must send us notice, delivered within the timeframes set forth in our Bylaws (and discussed above under the “Process for Shareholder Recommendations of Director Nominees” heading), that not only includes the information required under Article III, Section 9, of our Bylaws but also complies with the requirements of Rule 14a-19(b).
In addition, at least seven days prior to the applicable meeting, the shareholder must also deliver us evidence that the requirements of Rule 14a-19 have been met. If the shareholder fails to provide such evidence (or to otherwise provide any necessary updates or supplements to previously-provided information), then the shareholder’s nominee(s) will be deemed ineligible for election at the upcoming meeting and any votes or proxies for such nominees will be treated as abstentions; also, if our proxy card has not already been made available to our shareholders, then the nominees will not be listed on our proxy card.
Shareholder Proposals for the 2026 Annual Meeting. At the annual meeting each year, the board of directors submits to shareholders its nominees for election as directors, a non-binding advisory resolution relating to our executive compensation and a proposal to ratify the audit committee’s appointment of our independent registered public accountants for that fiscal year. In addition, the board may submit other matters to the shareholders for action at the annual meeting. Shareholders may also submit proposals for action at the annual meeting.
Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2026 Annual Meeting of Shareholders may do so by following the procedures described in Rule 14a-8 under the Exchange Act. If the 2025 annual meeting is held within 30 days of April 22, 2025, shareholder proposals must be received by our Secretary at Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, no later than the close of business on November 12, 2025 and otherwise satisfy the requirements of Rule 14a-8, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.
Shareholders interested in submitting a proposal at the 2026 Annual Meeting of Shareholders but without inclusion in our proxy materials, including any proposal relating to the nomination of an individual to be elected to the board of directors, must give timely written notice thereof in writing to the Secretary in compliance with the advance notice and eligibility requirements contained in our Bylaws. To be timely, a shareholder’s notice must be delivered to the Secretary at Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827 not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting. Accordingly, based on the meeting date of April 22, 2025 for the 2025 Annual Meeting of Shareholders, a qualified shareholder who wishes to introduce a proposal or nominate a director at the 2026 Annual Meeting of Shareholders but without the inclusion of the proposal or nomination in our proxy materials for the meeting must give written notice to our Secretary not earlier than the close of business on December 23, 2025, and not later than the close of business on January 22, 2026. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of such meeting. The notice must contain information specified in our Bylaws about each nominee or the proposed business and the shareholder making the nomination or proposal.
The advance notice provisions in our Bylaws also provide that in the case of a special meeting of shareholders called for the purpose of electing one or more directors, a shareholder may nominate a person or persons (as the case may be) for election to such position(s) if the shareholder’s notice is delivered to the Secretary at the above address not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
The specific requirements of our advance notice and eligibility provisions are set forth in Article III, Section 9, of our Bylaws, a copy of which is available upon request. Requests should be sent to the Secretary at Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827.

BOARD MEMBERS AND COMPENSATION
Members of the Board of Directors
The following information discusses each member of our board of directors who will continue after the 2025 Annual Meeting (ages are as of the meeting), assuming all of our nominees to the board are elected. The information below highlights the specific experience, qualifications, attributes and skills that led us to conclude that each current director should be and remain a member of our board. Information about Messrs. Cole, Levy and Parker and Ms. Moore, who will be appointed to the board and be nominees for election as directors at the 2025 Annual Meeting if we have completed the FBMS merger prior to the meeting, can be found in the Proposals section under the heading “Proposal 1 - Election of Directors.” Information about Mr. Chapman, who will be appointed to the board and be a nominee for election as a director at the 2025 Annual Meeting upon the earlier of the completion of the FBMS merger or the 2025 Annual Meeting, can be found in the Executive Officers section. We believe that our board of directors consists of a diverse collection of individuals who possess the integrity, education, work ethic and ability to work with others necessary to oversee our business effectively and to represent the interests of all shareholders, including the qualities listed in the Corporate Governance and the Board of Directors section under the heading “Director Selection and Diversity” above.

Name	Age	Background, Experience, Qualifications and Skills
Gary D. Butler, Ph.D. Director since 2020	54
Background: Dr. Butler is the founder, chairman and chief executive officer of Camgian Corporation, a recognized leader in developing advanced information technologies that leverage innovations in the areas of signal processing, data analytics and artificial intelligence. Dr. Butler also serves on the Vanderbilt University School of Engineering Board of Visitors.
Experience/Qualifications/Skills: Dr. Butler leads a company on the cutting-edge of developing advanced information processing technologies that deliver decision support capabilities in the national security and finance sectors. His background in algorithms and artificial intelligence are invaluable to us as we develop strategies to leverage data collected in our daily operations. Also, Dr. Butler’s expertise in internet and wireless communication-related matters enhance our board’s ability to oversee and advise on our strategies with respect to information technology, cybersecurity and business continuity planning. Finally, in addition to its organic growth, Camgian’s growth has been supported by acquisition. We believe that Dr. Butler’s experience in this regard enables him to provide valuable insights with respect to the opportunities and risks associated with our mergers and acquisitions activity.

Donald Clark, Jr. Director since 2017	75
Background: Mr. Clark is senior counsel at Butler Snow, LLP, the largest law firm based in the State of Mississippi. He served as chairman of the firm for 14 years, ending in December 2019. As a member of the firm’s Public Finance and Incentives Group, Mr. Clark has extensive experience in municipal bonds, economic development incentives and government relations. Mr. Clark was appointed a Renasant director upon the completion of our acquisition of Metropolitan BancGroup, Inc. in July 2017.
Experience/Qualifications/Skills: Mr. Clark is highly regarded in the legal profession. As Chairman of Butler Snow, he oversaw the operations of a firm with over 350 attorneys located in 26 offices spread throughout the United States (as well as two international offices), many located in the Bank’s footprint. His experience provides the board with insight on the needs of customers within many of our markets. As the former leader of a law firm, Mr. Clark also can provide valuable input to the board on enterprise-wide risk management practices. Finally, Mr. Clark’s experience in public finance, economic development incentives and government relations makes him a resource to the board in these areas.

Name	Age	Background, Experience, Qualifications and Skills
John M. Creekmore Director since 1997	69
Background: Mr. Creekmore is retired. Prior to his retirement, Mr. Creekmore served as general counsel to United Furniture Industries, Inc. from July 2017 until July 2021. Prior to joining United Furniture Industries, Inc., Mr. Creekmore was the owner of the Creekmore Law Office, PLLC.
Experience/Qualifications/Skills: As the former general counsel of a large manufacturing enterprise, Mr. Creekmore brings a legal point of view to the risks and challenges that we face. Mr. Creekmore has served on our board and the Bank’s board since 1997, providing insights regarding the legal implications of our plans and strategies as well as internal operational matters. Finally, Mr. Creekmore resides in Amory, Mississippi, and helps shape our policies with respect to our smaller markets.

Albert J. Dale, III Director since 2007	74
Background: Mr. Dale is chairman of the board of Dale, Inc. and served as president of the company from 1985 until December 2018. Dale, Inc., located in Nashville, Tennessee, is a specialty contractor and a Marvin Windows and Doors, Kolbe Windows and Doors and Sierra Pacific Windows and Doors dealer in Tennessee, Kentucky and Alabama. He was appointed a Renasant director upon the completion of our acquisition of Capital Bancorp, Inc. in July 2007.
Experience/Qualifications/Skills: As a supplier to businesses and consumers, Mr. Dale’s professional experience provides the board with insight from the customer’s perspective on the needs and risks associated with business development. In addition, as the president of a company for over 30 years, Mr. Dale has insight into the processes and procedures necessary to manage a large, multi-state enterprise. Finally, Mr. Dale brings to the board an intimate knowledge of Nashville, Tennessee, one of our growth markets. We rely on Mr. Dale for advice on where and how to serve the Nashville metropolitan area.

Jill V. Deer Director since 2010	62
Background: Ms. Deer is an Executive Vice President of Brasfield & Gorrie, L.L.C., one of the nation’s largest privately-held construction firms (“B&G”), and a member of the company’s managing board of trustees. She previously served as Chief Administrative Officer and led, among other areas, B&G’s legal, risk management, human resources and corporate responsibility groups. Prior to joining B&G in 2014, Ms. Deer served as a principal of Bayer Properties, L.L.C., a full service real estate company based in Birmingham, Alabama, that owned, developed and managed commercial real estate. Ms. Deer joined Bayer Properties in 1999 to serve as an executive officer and general counsel of the company. Prior to that time, she was a partner in a large regional law firm in Birmingham practicing in the area of commercial real estate finance.
Experience/Qualifications/Skills: Ms. Deer’s role at B&G gives her the tools to assist the board in its oversight of our risk management, human capital management and other operations. She also has an intimate knowledge of the real estate and construction industries, which gives the board an additional resource in understanding the risks and trends associated with commercial real estate, especially because B&G operates in many of the same markets in which Renasant is located. In addition, the Birmingham metropolitan area is the largest metropolitan area in Alabama and one of our key growth markets. Ms. Deer’s knowledge and experience in this market helps us develop strategies to further expand our presence in Birmingham. Finally, her experience in strategic planning assists the board in oversight of the formulation and implementation of our strategic plans.

Name	Age	Background, Experience, Qualifications and Skills
Connie L. Engel Director since 2018	72
Background: Ms. Engel is a principal with Strada Senior Living Development and Brokerage in Atlanta, Georgia. Prior to that role, she was with Childress Klein, Inc., a commercial real estate firm engaged in the development, management and leasing of commercial real estate throughout the southeastern United States. Since 2005, Ms. Engel has served on the Board of Trustees of the Kennesaw State University Foundation, Kennesaw, Georgia, as Chairwoman and trustee. She is the Vice Chair of the Cumberland Community Improvement District and currently serves on the Board of Directors of the Cobb Marietta Convention and Exhibit Hall Authority.
Experience/Qualifications/Skills: Commercial real estate lending is a significant aspect of our operations. Ms. Engel’s extensive experience in commercial real estate development enables her to provide valuable insight with respect to our commercial real estate operations throughout our footprint, but particularly in the Atlanta metropolitan area, one of our most important growth markets. In addition, Ms. Engel served on the audit committee of Brand Group Holdings, Inc. prior to our acquisition of the company in September 2018. We believe this experience allows her to be a valuable member of our audit committee.

Rose J. Flenorl Director since 2023	67
Background: Ms. Flenorl serves as Manager of Global Citizenship at FedEx Corporation. In her role, Ms. Flenorl oversees the company’s social impact strategy, partnerships, events and communications in the areas of diversity, equity, and inclusion. She has previously managed FedEx Global Citizenship efforts in humanitarian relief, environmental sustainability and global entrepreneurship. She is an active community leader, holds a board seat on the University of Mississippi Foundation and Memphis Tourism and has served on the West Tennessee Advisory Board of the Bank since 2016. She also represents FedEx on the Conference Board Corporate Social Responsibility Council and the National Civil Rights Museum Board of Directors. Prior to joining FedEx, Ms. Flenorl was the Manager of Community Relations at International Paper Company where she developed and evaluated community impact programs.
Experience/Qualifications/Skills: Ms. Flenorl’s 40+ years of experience in marketing, communications, and corporate social responsibility, coupled with her deep relationships with influential community and nonprofit leaders across the U.S. and the world bring tremendous value to our board. Her record as an insightful strategist and leader capable of creating shared value for companies and the communities where they operate helps us effectively evaluate business decisions with all our relevant stakeholders in mind. Ms. Flenorl’s expertise in how the private and public sectors can effectively intersect on issues including sustainability and economic development helps guide our overall strategy and identify critical areas of opportunity.

Name	Age	Background, Experience, Qualifications and Skills
John T. Foy Director since 2004	77
Background: Mr. Foy is retired. From February 2004 until February 2008, he served as president and chief operating officer of Furniture Brands International, Inc. During that time, he was also a member of the board of directors of Furniture Brands International. Prior to 2004, Mr. Foy served as president and chief executive officer of Lane Furniture Industries. Furniture Brands International and Lane Furniture Industries were engaged in the manufacture of upholstered and wooden furniture.
Experience/Qualifications/Skills: Mr. Foy’s experience as the president and chief operating officer and a director of Furniture Brands International, Inc., which was a publicly-traded company during Mr. Foy’s tenure, provides him with insights on the operation of a company with diverse operations as well as on financial reporting and corporate governance. Also, furniture manufacturing is a major segment of the economy in our North Mississippi markets. We believe that Mr. Foy’s broad experience in the furniture manufacturing industry gives us an advantage in soliciting these types of customers, as well as customers in the manufacturing industry in general.

Richard L. Heyer, Jr. Director since 2002	68
Background: Dr. Heyer is retired. Prior to his retirement, he was a physician and employee of Tupelo Anesthesia Group, P.A. since 1989, where he was formerly a partner. In addition, Dr. Heyer is President and co-owner of TAG Billing, LLC, a medical billing service provider in the medical industry.
Experience/Qualifications/Skills: Dr. Heyer’s experience in the medical industry brings a unique perspective to the challenges and opportunities that our board faces. Dr. Heyer’s background and experience is important in the formulation of board policy. Dr. Heyer was also a business owner, which adds a unique perspective to board discussions.

Neal A. Holland, Jr. Director since 2005	69
Background: Mr. Holland has been president of Holland Company, Inc., a diversified sand, stone and trucking company in Decatur, Alabama, since 1980. He is also the chairman and CEO of Alliance Sand and Aggregates, LLC and the owner of Miracle Mountain Ranch LLC. Mr. Holland was appointed a Renasant director upon the completion of our acquisition of Heritage Financial Holding Corporation in 2005.
Experience/Qualifications/Skills: In addition to the guidance that Mr. Holland can provide the board from his long experience as a business owner, Mr. Holland gives us valuable advice in shaping our policies and strategies in our Alabama markets. Mr. Holland’s service on the board and executive committee of Heritage Financial Holding Corporation, which we acquired in 2005, has given him added experience and insight to the risks associated with serving on the board of a publicly-traded financial institution. As the owner of multiple businesses, he also is able to add a customer’s perspective to the board’s discussions.

Name	Age	Background, Experience, Qualifications and Skills
E. Robinson McGraw Director since 2000	78
Background: Since May 1, 2018, Mr. McGraw has been Executive Chairman of the Company and the Bank. Prior to assuming this position, he served as our and the Bank’s Chief Executive Officer since 2000, and he served as our and the Bank’s President from 2000 to January 2016. Since June 2005, Mr. McGraw has served as Chairman of our and the Bank’s board of directors. Mr. McGraw served as Executive Vice President and General Counsel of the Bank prior to becoming Chief Executive Officer.
Experience/Qualifications/Skills: It is unlikely that there is any individual that has a more intimate knowledge of our history than Mr. McGraw, and his insight is an essential part of formulating our plans and strategies. Mr. McGraw’s legal background and years of experience with Renasant provide the board an additional resource on legal implications and the regulatory requirements specifically attributable to the banking industry and financial institutions.

Sean M. Suggs Director since 2018	59
Background: Mr. Suggs is the president of Toyota Battery Manufacturing, North Carolina, currently overseeing the construction and start of production of Toyota’s $13.9 billion investment in its newest North American plant. Prior to his current position, Mr. Suggs served as the Vice President, Social Innovation, for Toyota Motor North America. In this position, Mr. Suggs was responsible for, among other things, Toyota Motor North America’s philanthropy efforts, diversity and inclusion strategy and environmental sustainability function across North America. Prior to assuming this position in January 2021, Mr. Suggs was the president of Toyota Motor Manufacturing, Mississippi, Inc., beginning in January 2018. In this role, he was responsible for all manufacturing and all accounting, financial reporting and other administrative functions of Toyota’s Blue Springs, Mississippi, plant, which produces the Toyota Corolla. Prior to joining the automotive industry in 2008, Mr. Suggs served eight years in the United States Army.
Experience/Qualifications/Skills: In his current role (as well as a previous role) with Toyota, Mr. Suggs oversees the operations of sophisticated manufacturing operations. The successful management of such an operation requires expertise in manufacturing technology, production quality and corporate leadership, among other things. The skills that Mr. Suggs has acquired in overseeing Toyota manufacturing operations enhance the board’s oversight of the Bank’s operations. Furthermore, given his former position overseeing the diversity, inclusion and sustainability efforts of an entity spanning all of North America, Mr. Suggs provides the board essential insight on our own efforts to promote belonging at Renasant and enhance the sustainability of our operations.

C. Mitchell Waycaster Director since 2018	66
Background: Mr. Waycaster has served as our and the Bank’s Chief Executive Officer since May 2018, and Executive Vice Chairman since May 2023. Mr. Waycaster was President of the Company and the Bank from January 2016 to May 2023, and he was our Chief Operating Officer from January 2016 to May 2018. Prior to these roles, Mr. Waycaster served in a variety of positions over his long career at the Bank, including Chief Administrative Officer (April 2007 to January 2016), President of the Mississippi Division (January 2005 to April 2007) and Director of Retail Banking (2000 until December 2004), among other positions.
Experience/Qualifications/Skills: Mr. Waycaster has been an employee of the Bank for over 40 years. During that time, he has worked in virtually all areas of the Bank’s operations. This experience gives Mr. Waycaster a detailed understanding of our operations as well as the opportunities and challenges that we face. It is unlikely that any other Renasant employee has a better understanding of our current operations and our future strategies than Mr. Waycaster. His insights are essential to assisting the board in developing and implementing our strategic plans.

Director Compensation
The compensation we pay to our non-employee directors and the process we use to determine compensation is described below. Directors who are also our employees, Messrs. Chapman, Cole (upon completion of the FBMS merger), McGraw and Waycaster, do not receive additional compensation for services rendered as directors.
Each year, our independent compensation consultant, which was Meridian Compensation Advisors, LLC with respect to 2024 director compensation, provides the compensation committee with information about peer group compensation practices and makes recommendations for non-employee director compensation. The compensation committee reviews the consultant’s information and recommends to our full board the level of non-employee director compensation for the upcoming year. At its December meeting, the board reviews the compensation committee’s recommendations and ordinarily ratifies the recommended compensation. Any modifications are generally implemented after our annual meeting.
Compensation for our non-employee directors is set at a level that is at or near the median of the compensation paid to directors in our peer group using information obtained from the independent compensation consultant about the practices of companies in the group. More information about our peer group can be found in the Compensation Discussion and Analysis section below under the heading “Compensation Committee Practices – Peer Group.” As a matter of policy, each of our non-employee directors receives an annual stock award with the same value. Annual cash retainers are the same among non-employee directors, except that we pay an additional retainer to our lead director, the chairs of Company and Bank committees and all of the members of the Bank’s credit review committee (due to the frequency that this committee meets). We do not pay meeting fees for attendance at board or board committee meetings, nor do we pay special or strategic compensation (such as for the completion of a merger), make “one-time” payments, provide tax gross ups, or negotiate additional fees or payments for individual directors.

The table below includes information about all compensation paid to our non-employee directors for services they rendered during our fiscal year ended December 31, 2024.

2024 Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
A	B	C	D	E	F
Gary D. Butler	$84,917	$70,704	$—	$2,096	$157,717
Donald Clark, Jr.	76,667	70,704	2,131	2,096	151,598
John M. Creekmore	106,667	70,704	13,604	13,991	204,966
Albert J. Dale, III	110,167	70,704	862	13,201	194,934
Jill V. Deer	78,542	70,704	3,941	2,096	155,283
Connie L. Engel	88,667	70,704	—	13,991	173,362
Rose J. Flenorl	78,917	70,704	—	2,096	151,717
John T. Foy	96,667	70,704	—	2,886	170,257
Richard L. Heyer, Jr.	105,667	70,704	—	14,931	191,302
Neal A. Holland, Jr.	111,542	70,704	—	18,106	200,352
Sean M. Suggs	82,667	70,704	774	2,096	156,241
Compensation reported in the table above represents both cash payments and the value of stock grants and other forms of payments and benefits as follows:
•Column B, Fees Earned or Paid in Cash – Amounts in this column reflect the retainers as well as fees for regional advisory board meetings we paid to our non-employee directors in 2024. Amounts may be voluntarily deferred under our Deferred Stock Unit Plan or Deferred Income Plan, which are described below.
•We paid the following retainers, prorated in the form of equal monthly payments:
•All directors received an annual retainer; effective as of the 2024 annual meeting, the amount of the retainer was $70,000;

•Our lead director received an additional retainer in the amount of $30,000; and
•The chairs of the audit, compensation and nominating committees received an additional retainer in the amount of $20,000, the chair of the ERM committee received an additional retainer in the amount of $15,000, the chairs of the Bank’s trust and technology committees received an additional retainer in the amount of $6,000, and each member of the Bank’s credit review committee received an additional retainer in the amount of $12,000.
•Each of our non-employee directors who serves on one of our regional advisory boards was paid a $500 fee quarterly or when the advisory board met, a $125 fee in each month during which a meeting was not held, and a $200 fee for attendance at regional advisory board committee meetings.
•Column C, Stock Awards – On April 23, 2024, each director received a time-based restricted stock award of 2,356 shares of our common stock that will vest at the 2025 Annual Meeting. Column C reports the aggregate fair value of these awards, determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation.” The award date fair value excludes the effect of estimated forfeitures. Dividends payable on restricted stock awards are not included in our fair value determination. Please refer to Note 12, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2024 for a discussion of the assumptions used to derive the fair value of our restricted stock.
•Column D, Changes in Pension Value and Non-Qualified Deferred Compensation Earnings – Amounts in this column report above-market earnings on amounts deferred under the Deferred Income Plan. Interest earned on deferred amounts is considered above-market only if the interest rate exceeded 120% of the applicable federal long-term rate, with compounding, as prescribed by the Internal Revenue Service. Our non-employee directors do not participate in a pension plan or similar arrangement.
•Column E, All Other Compensation – Cash dividends paid on restricted stock awards are included in this column. The remaining amounts in this column reflect the value of other benefits we provide to our non-employee directors, which consist of the following:
•Non-employee directors and their eligible dependents may elect to enroll in our medical and dental plans and pay full premiums for the coverage. Based on historical practice, we deduct a portion of the premiums from the cash payments we make to our electing directors (reported in Column B), and a portion of the premiums are treated as imputed income that is applied to the cost of the premiums and reported as taxable income. Amounts in Column E represent the portion of the premium that we treat as imputed income. This amount was $11,895, $11,105, $11,895, $790, $12,835 and $16,010 for Messrs. Creekmore, Dale, Engel, Foy, Heyer and Holland, respectively, who are the non-employee directors who have elected this coverage.
•We provide term life and accidental death and dismemberment insurance coverage to each director with a face amount of $10,000, at a cost of $25.
The Bank maintains two deferred compensation plans in which our non-employee directors may participate: the Deferred Stock Unit Plan, the “DSU Plan,” and the Deferred Income Plan. Under the DSU Plan, deferred amounts are credited to a bookkeeping account that is deemed invested in units representing shares of our common stock and is credited with dividend equivalent units when we pay cash dividends. Units are allocated based on a quarterly average market price of our common stock. Under the Deferred Income Plan, deferred amounts are notionally invested in investment alternatives substantially similar to those offered under our 401(k) plan or in the Moody’s Composite Yield on Seasoned Corporate Bonds, which was 6.31% in 2024. Benefits under either plan are payable when a director ceases to serve as a member of our board and may be paid in a lump sum or installments. Under the DSU Plan, benefits are paid in the form of shares of our common stock; under the Deferred Income Plan, benefits are paid in cash.

EXECUTIVE OFFICERS
The names, ages (as of the annual meeting), positions and business experience of our principal executive officers, except for Messrs. Cole, (assuming we have completed the FBMS merger by the time of the annual meeting), McGraw and Waycaster, are listed below. Because they are also members of our board, information about Messrs. McGraw and Waycaster appears above in the Board Members and Compensation section under the heading “Members of the Board of Directors,” while information about Mr. Cole appears below in the Proposals section under the heading “Proposal 1 - Election of Directors.” Our “named executive officers,” who are Messrs. McGraw, Waycaster, Mabry, Chapman and Perry, as well as Messrs. Cochran and Jeanfreau, are party to an employment agreement; we will enter into an employment agreement with Mr. Cole upon our completion of the FBMS merger. Our remaining executive officers are appointed annually by our board and serve at the discretion of the board.

Name	Age	Position
Kevin D. Chapman	49	Our and the Bank’s President since May 2023 and Chief Operating Officer since May 2018. He served as our Executive Vice President and a Senior Executive Vice President of the Bank from January 2011 until he was appointed President, and he was the Bank’s Chief Financial Officer from October 2011 until August 2020. Mr. Chapman was our Corporate Controller from May 2006 until October 2011. Since May 2018, he has also served as a director of the Bank.
J. Scott Cochran	61
Our Executive Vice President since April 2007; he has served as Chief Core Banking Officer since August 2020; prior to that role, Mr. Cochran served as Chief Community and Business Banking Officer since July 2017 and President of the Western Region of the Bank since October 2012. Mr. Cochran served as President of the Mississippi Division of the Bank from April 2007 to October 2012.

Kelly W. Hutcheson	42
Our and the Bank’s Chief Accounting Officer since March 2017. Prior to that time, she served as the Bank’s Senior Accounting Manager since 2011. Prior to joining Renasant in 2011, Ms. Hutcheson was a Certified Public Accountant with KPMG, LLP, serving clients in various industries throughout the southeastern United States.

Name	Age	Position
Mark W. Jeanfreau	50
Our and the Bank’s General Counsel since January 2020 and our Executive Vice President since September 2017; he has also served as a Senior Executive Vice President of the Bank since September 2017 and as the Chief Governance Officer of the Bank since July 2021. Prior to his assumption of the General Counsel position, Mr. Jeanfreau served as Governance Counsel of the Bank, beginning in September 2017. Prior to joining us and the Bank, Mr. Jeanfreau was a partner in the law firm of Phelps Dunbar LLP, specializing in corporate governance, securities laws and mergers and acquisitions.

James C. Mabry IV	67
Our and the Bank’s Chief Financial Officer since August 2020; he has also served as our Executive Vice President and a Senior Executive Vice President of the Bank over the same period. Prior to joining Renasant, Mr. Mabry served as Executive Vice President of Investor Relations and Mergers/Acquisitions for South State Corporation, beginning in August 2015. Prior to that role, Mr. Mabry served as a managing director of Keefe, Bruyette and Woods, a Stifel Company, leading mergers and acquisitions, strategic advisory and capital markets services for financial institutions.

David L. Meredith	58
Our Executive Vice President since January 2018; he has also served as the Bank’s Chief Credit Officer over the same period. From August 2015 until January 2018, Mr. Meredith served as Senior Executive Vice President and Co-Chief Credit Officer of the Bank. From October 2013 until August 2015, he was Executive Vice President and Chief Credit Officer for the Eastern Division of the Bank. Mr. Meredith was Executive Vice President and Senior Credit Officer from January 2010 until October 2013.

Curtis J. Perry	62	Our Executive Vice President and the Bank’s Chief Corporate Banking Officer since June 2019. Prior to joining Renasant, Mr. Perry worked in a similar role at Synovus Bank since 2009.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis section, or CD&A, describes our executive compensation program for 2024, which is administered by our compensation committee. As more fully explained in this section, in 2024 our program consisted of four components: base salary, annual performance-based cash awards, performance-based equity awards and time-based equity awards.
Named Executive Officers. For 2024, Renasant’s named executive officers (referred to interchangeably as our “named executives” or our “NEOs”) whose compensation was determined under our program were:

Named Executive	Title
E. Robinson McGraw	Executive Chairman
C. Mitchell Waycaster	Chief Executive Officer and Executive Vice Chairman
Kevin D. Chapman	President and Chief Operating Officer
James C. Mabry IV	Chief Financial Officer
Curtis J. Perry	Executive Vice President
Objectives of our Compensation Program
The compensation committee has designed our compensation program to achieve three objectives:

•To align our compensation practices with the delivery of shareholder value	•To drive positive operational and performance results using significant performance-based awards	•To provide total compensation that is substantial enough to act as a retention device
Our compensation program provides substantial variable compensation opportunities, with adequate levels of fixed compensation (“variable compensation” refers to opportunities that are directly linked to our performance or the value of Renasant stock). We use variable compensation to maintain shareholder alignment and to drive our financial results; fixed compensation is used to address the predictable and recurring financial needs of our executives. The table below provides more information about the structure of our program.

	Form	Features	Rationale
Fixed Compensation	Base Salary	•Determined annually •Based on individual performance (subject to our broader goals), internal pay equity and peer group practices at or near the median	•Provides a source of predictable income
Variable Compensation	Performance-Based Cash Awards	•Annual cash bonus, with the amount contingent on attainment of absolute performance measures	•Aligns pay and our short-term performance
Performance-Based Equity Awards
•Shares are issued in a “target” amount at the beginning of a three-year performance cycle and performance measures are designated, with final payouts contingent on relative performance during the cycle
•Aligns pay and our long-term performance •Acts as a retention device •Aligns executives’ financial interests with those of our shareholders
	Time-Based Equity Awards	•Shares are issued at the beginning of a service-based vesting period, with vesting subject to continuous employment during the period	•Acts as a retention device •Aligns executives’ financial interests with those of shareholders

Pay for Performance. Our variable compensation is primarily performance-based, with some time-based opportunities that are intended to be strategic and address retention. The relationship of pay and performance is discussed in the Proxy Summary section under the heading “2024 Financial and Compensation Highlights – Compensation,” and our disclosures about pay versus performance required by SEC rules can be found below in the Other Compensation Related Disclosures section under the heading “Pay Vs. Performance.” The following charts illustrate the components of compensation for 2024 for our chief executive officer and our other NEOs, assuming performance at target levels.
     Total Variable Compensation: 72.8%         Total Variable Compensation: 60.4%
     Total Performance-based Compensation     Total Performance-based Compensation
(Short and Long-Term): 50.7%             (Short and Long-Term): 36.9%

■ Fixed - Base Salary            ■ Variable - Time-based Equity
            ■ Variable - Performance-based Cash    ■ Variable - Performance-based Equity
The percentage of total performance-based compensation for our NEOs other than our CEO is lower than the percentage for the CEO, primarily due to the structure of Mr. McGraw’s 2024 compensation. Mr. McGraw did not receive a performance-based equity award in 2024, and the final amount of his annual cash incentive for 2024 was prorated as if he had retired on May 1, 2024 (the same proration was applied to his time-based restricted stock award). Excluding Mr. McGraw’s compensation, performance-based compensation for our NEOs other than our CEO was 45.5% of their total compensation for 2024. More detailed information about the nature and amount of compensation we paid to our NEOs and payouts for performance-based compensation is provided below under the heading “2024 Compensation Decisions.”
Say-on-Pay and Shareholder Engagement
When setting compensation policy and structuring the compensation of our NEOs and other senior executives, the compensation committee solicits and values the viewpoints of shareholders and other stakeholders. At our 2024 annual meeting, our say-on-pay vote received 96.7% support from our shareholders. The compensation committee considers this vote to be an endorsement of our compensation program, including our balance between cash and equity and between performance-based and fixed compensation.
In late 2023 and early 2024, Albert J. Dale, III, the chair of the board’s compensation committee, as well as representatives of executive management and our investor relations team met with some of our top institutional and other large shareholders (representing approximately 29% of our then-outstanding shares) to solicit their views on our compensation program, among other practices. For a discussion of the feedback we received related to our executive compensation program, please see the Compensation Discussion & Analysis section of the proxy statement for our 2024 annual meeting. Our 2024 executive compensation program and this CD&A remain responsive to this feedback.
As discussed in more detail below in the Proposals section under the heading “Proposal 4 - Advisory Vote on Executive Compensation,” we are asking shareholders to adopt, in a non-binding advisory vote, a resolution approving the compensation paid to our named executives in 2024.
Decision-Making Process for 2024
Management Involvement in Compensation Decisions. Our chief executive officer is expected to regularly evaluate and recommend base salary adjustments for our executive officers, other than himself. In addition, with the assistance of management, he provides data and analysis about Renasant and individual performance for use by the compensation committee. The chief executive officer is also expected to monitor our perquisites and benefits to ensure that they remain competitive and consistent with the goals of our compensation program. Although our NEOs frequently attend meetings at the request of the compensation committee, a portion of each of the committee’s meetings held to determine 2024 compensation levels was in executive session without management present.
Executive Compensation Adviser. In connection with the compensation committee’s 2024 compensation decisions, Meridian Compensation Advisors, LLC (“Meridian”) (1) advised the committee with respect to the composition of our peer group; (2) compiled survey data about the compensation levels and components of compensation available for executives at our peers, and (3) provided advice with respect to our performance-based cash and equity incentives. Information that Meridian furnishes the committee is one factor the committee uses to make its decisions about compensation; other factors are described elsewhere in this CD&A.
Setting Performance Measures. Early in each fiscal year (or in December of the prior year), once Renasant’s annual budget is finalized, the compensation committee determines the performance measures for cash incentives under the Performance Based Rewards Plan (the “PBRP”) and equity incentives under the 2020 Long Term Incentive Compensation Plan (the “LTIP”). For our NEOs, performance measures are company-wide measures, since our NEOs directly impact overall Renasant performance. The committee evaluates and certifies performance at the end of the fiscal year.
Payouts are contingent on the attainment of threshold, target or superior performance levels. Target performance levels are derived from our budgeted goals with respect to earnings and profitability, which are approved by the full board. Prior to adopting the annual budget, the board of directors and executive management consider the impact that internal factors and external factors are expected to have on our earnings and profitability. Internal factors include initiatives that our executives are expected to implement during the year, some of which may have a negative short-term impact on earnings or other performance metrics but position Renasant for longer-term growth or profitability. External factors include projections with respect to the general economic climate for the year, particularly with respect to changes in interest rates. Guidance and forecasts from independent investment analysts who follow our performance are used to assist the board and management. If necessary, the budget is adjusted as appropriate.
In some years our budgeted earnings, profitability or operational efficiency may fall below the prior year’s actual results. Nevertheless, the compensation committee and the board may conclude that, because the upcoming year’s operating environment (in light of the internal and external factors noted above) is expected to be more challenging as compared to the prior year’s circumstances, achieving such budgeted amounts will nevertheless represent successful performance by our executive management and Renasant, perhaps even more successful than compared to the prior year’s performance. As a result, from one year to the next, the target level of performance under one or more PBRP performance measures may remain static or even decrease, or the outcomes for achieving performance objectives may remain static, or even increase, although our earnings or profitability metrics decline in comparison to the prior year.
The information below under the headings “Annual Performance-Based Cash Awards” and “Equity Awards – Equity Awards Made in 2024” includes a detailed discussion of the compensation committee’s decisions with respect to the performance measures specific to PBRP and LTIP incentives for 2024.
2024 Compensation Decisions
This section of the CD&A describes the specific decisions the compensation committee made with respect to 2024 NEO compensation, including base salaries, performance measures and payouts for cash and equity awards that vested at the end of 2024 and equity awards made in 2024 that will vest or be settled in later years.
General. As 2023 closed, although the liquidity crisis that followed the March 2023 bank failures had largely abated, financial institutions continued to maintain high levels of on-and off-balance sheet liquidity. At the same time, analysts generally believed that the Federal Reserve had largely completed its aggressive interest rate-raising efforts to combat inflation and was more likely to begin lowering interest rates in 2024. A predominant concern among analysts was whether the Federal Reserve could lower interest rates in a manner that resulted in a “soft landing,” and thereby avoid an economic recession. Analysts generally projected that, due to these concerns about an economic recession occurring at some point during the year, borrowers would exhibit caution in 2024.
These circumstances presented challenges to managing funding costs and growing net interest income effectively. Due to competitive pressures, interest rates on deposits and other sources of funding typically react to changes in market interest rates more slowly than yields on loans and other earning assets. Renasant’s 2024 annual budget attempted to account for this dynamic - the decision to maintain elevated levels of on-balance sheet liquidity in a declining interest rate environment - by budgeting earnings, profitability and operational efficiency that, although in line with the consensus estimates of investment analysts, were below (which, for the efficiency ratio, means a higher percentage) Renasant’s 2023 results (after adjustment to exclude one-time and nonrecurring items). For example, Renasant’s budgeted efficiency ratio for 2024 was approximately 406 basis points higher than our 2023 efficiency ratio.
When the compensation committee met in late 2023 and early 2024 to consider the 2024 executive compensation program, it took into account the expectations about the 2024 operating environment for financial institutions, as reflected in Renasant’s 2024 budget and analysts’ consensus estimates. As illustrated below, the compensation committee continued to structure our executive compensation program to emphasize the generation of stable, long-term growth, the alignment of executives’ financial interests with those of our shareholders, and the retention of key talent. Improving our operational efficiency, even in light of the expected headwinds for growing net interest income, remained a strategic goal in 2024. With respect to the performance measures for the short-term cash incentive, the compensation committee concluded that, because the 2024 operating environment (in light of the factors noted above) was expected to be challenging, achieving budgeted amounts with respect to earnings, profitability and efficiency would represent successful performance by our executive management and Renasant. As a result, and consistent with past practice, the compensation committee set target performance measures in line with budgeted amounts, notwithstanding that budgeted amounts were lower than 2023’s results.
Base Salary
There were no increases in NEO base salaries from 2023 to 2024, representing the third time in the past four years that NEO base salaries did not increase on a year-over-year basis (other than raises for Mr. Perry in 2021 and for Mr. Chapman in 2023 for the reasons explained in our past proxy statements discussing our 2021 and 2023 executive compensation programs, respectively). Mr. Waycaster recommended that base salaries remain unchanged, because one of Renasant’s primary objectives for 2024 was controlling noninterest expense. The compensation committee, concurring with Mr. Waycaster’s recommendation, did not adjust NEO base salaries for 2024. Reflecting the foregoing, the following table sets forth NEO base salaries set by the committee for 2024 as compared to base salaries in effect at the end of 2023:

	Base Salary (2024)	Base Salary (2023)
Mr. Waycaster	$765,000	$765,000
Mr. Mabry	560,000	560,000
Mr. McGraw	600,000	600,000
Mr. Chapman	630,000	630,000
Mr. Perry	490,000	490,000
Annual Performance-Based Cash Awards
Annual performance-based cash awards are made under the PBRP and are contingent on Company-wide performance. Payouts are based on threshold, target or superior levels of performance, expressed as a percentage of each executive’s base salary. There are no payouts under the PBRP for performance below threshold; maximum payouts are capped regardless of performance above the superior level. Potential payouts (as a percentage of base salary) at threshold, target and superior levels were maintained at the same levels in 2024 from the prior year. The compensation committee determined that these levels remained sufficient to provide the opportunity to increase annual cash compensation due to our performance. The committee also considered these percentages in light of budgeted earnings, profitability and operational efficiency for 2024, each of which was in line with investment analysts’ consensus estimates.
2024 PBRP Payout Opportunities
The alignment of Renasant’s budgeted results with consensus estimates indicated to the committee that Renasant’s budget still demanded a high level of performance from executive management even if the results were lower than Renasant’s actual performance for 2023. As a result, the committee, also cognizant of its decision not to increase base salaries for 2024, determined that it was not appropriate to lower PBRP payout percentages. The committee decided that lowering such payout percentages, in the context of flat base salaries, risked undermining the committee’s goal to incentivize management to achieve budgeted goals in a challenging economic environment.

The following table illustrates potential payouts expressed as a percentage of base salary.

2024 Potential PBRP Payouts as a Percentage of Base Salary
	Threshold	Target	Superior
Mr. Waycaster	52.5%	105%	210%
Mr. Mabry	37.5%	75%	150%
Mr. McGraw(1)	42.5%	85%	170%
Mr. Chapman	42.5%	85%	170%
Mr. Perry	32.5%	65%	130%
(1)Under his employment agreement, the payout of Mr. McGraw’s performance-based cash award for 2024 was subject to proration as if his employment with Renasant ended on May 1, 2024, reflecting the next step in Mr. McGraw’s retirement from service as a Renasant employee.
2024 PBRP Performance Measures and Goals
The following table lists the performance measures the compensation committee selected for purposes of the performance-based cash award for 2024 and the committee’s rationale for selecting each measure. In the committee’s view, each of these measures may be appropriately measured over an annual period.

PBRP Performance Measures	Why We Chose This Measure
Diluted earnings per share (“EPS”)	Earnings directly correlate to shareholder value
Efficiency Ratio	Reinforces Renasant’s emphasis on improving operational efficiency
Return on Average Tangible Common Equity (“ROTCE”) (non-GAAP)	Reflects the profitable use of our capital and how effectively our capital is deployed
For 2024, all three performance metrics were absolute measures, measuring only our performance (rather than comparing our performance relative to the performance of a peer group). Consistent with past practice, the committee decided that judging our annual performance on an absolute basis was appropriate because unpredictable events (such as a sale of assets for a significant gain or loss) can materially impact a company’s earnings, profitability or efficiency ratio and thus significantly skew Renasant’s performance relative to its peers for the relevant year. If annual performance were measured relative to a peer group, PBRP outcomes may not be truly reflective of our named executives’ performance.
In February 2024, the committee approved the specific performance levels for the EPS, efficiency ratio and ROTCE performance measures for 2024. For each metric, the target level was set at our budgeted level for the relevant metric, which correlated to analysts’ consensus estimates at the time. As discussed in more detail above in the “Decision-Making Process for 2024” section, we use analysts’ consensus estimates in our budgeting process as a means to provide validation that the assumptions about our performance made during the budget process are substantially in line with the views of analysts who closely follow Renasant and other financial institutions. Threshold and superior performance levels for EPS and ROTCE were set at 95% and 105%, respectively, of the target level. Threshold and superior performance levels for the efficiency ratio were derived from the comparable performance levels for EPS, with 50% of the change in EPS between the respective performance levels allocated to net revenue and the remaining 50% changes in EPS allocated to noninterest expense. The following table compares the target performance levels for 2024 to our actual results for 2023.

Performance Measure	Results for the Year Ended December 31, 2023 (non-GAAP)(1)	2024 Target Performance
		Target Performance Level	Decrease from 2023 Outcome
Diluted earnings per share	3.15	$2.59	17.8%
Efficiency ratio	63.48%	67.57%	6.4%
Return on average tangible common equity	15.0%	11.25%	25.1%
(1)Includes adjustments to each of diluted earnings per share, efficiency ratio and return on average tangible common equity described in the “Annual Performance-Based Cash Awards - Discretionary Cash Bonuses” section of our proxy statement for our 2024 Annual Meeting of Shareholders. Appendix A of such proxy statement includes a reconciliation of these non-GAAP measures to their most comparable measures under GAAP.
Adjusted diluted EPS, Adjusted efficiency ratio and Adjusted ROTCE (which is sometimes referred to as “adjusted return on average tangible shareholders equity”) are non-GAAP financial measures. Please refer to Appendix A, Non-GAAP Financial Measures, for more information about these measures as well as a reconciliation of each measure to its most comparable measure under GAAP.
2024 PBRP Performance Results and Payouts
The table below provides the weight given to each performance measure, specific threshold, target and superior performance levels for each measure and our results for 2024 as certified by the compensation committee.

2024 Company-Wide Performance Measures
Performance Measure	Weight	Threshold Performance	Target Performance	Superior Performance	2024 Performance (Actual)	2024 Performance (Adjusted)
Diluted earnings per share (EPS)	50%	$2.46	$2.59	$2.72	$3.27	$2.91
Efficiency ratio	30%	68.77%	67.57%	66.41%	63.57%	67.31%
Return on average tangible common equity (non-GAAP)	20%	10.69%	11.25%	11.81%	13.63%	12.46%
In reviewing these results, the compensation committee considered the impact of Renasant’s sale of its insurance agency business effective July 1, 2024, the merger and conversion-related expenses incurred in 2024 in connection with the insurance agency sale and the FBMS merger and the impact of its stock offering completed contemporaneously with its announcement of the FBMS merger. The committee determined that adjustments to these performance results were appropriate to more accurately assess management’s performance in 2024. The following tables provide more detail about the adjustments the committee made to our 2024 results to determine PBRP payouts.

Diluted Earnings per Share (EPS)
2024 Actual EPS (GAAP)	$3.27
Adjustments related to the sale of the insurance agency(1)	(0.68)
Merger and conversion related expenses(2)	0.20
Net impact from capital stock offering(3)	0.12
2024 Adjusted EPS (non-GAAP)	$2.91
Percentage of Target Performance after adjustment:		112.4%
(1)Includes the gain on sale, interest earned on the investment of sale proceeds, and the loss of budgeted earnings for the period following the sale of the insurance agency’s business.
(2)Includes merger and conversion related expenses associated with both the sale of the insurance agency and the pending merger with FBMS.
(3)Includes the impact from the increase in diluted shares outstanding and interest earned on the investment of offering proceeds.

Efficiency Ratio
2024 Actual efficiency ratio (GAAP)	63.57%
Adjustments related to the sale of the insurance agency(1)	5.20
Merger and conversion related expenses(2)	(1.86)
Interest earned on the investment of offering proceeds	0.40
2024 Adjusted efficiency ratio (non-GAAP)	67.31%
Percentage of Target Performance after adjustment:		100.4%
(1)Includes the gain on sale, interest earned on the investment of sale proceeds, and the loss of budgeted earnings for the period following the sale of the insurance agency’s business.
(2)Includes merger and conversion related expenses associated with both the sale of the insurance agency and the pending merger with FBMS.

Return on Average Tangible Common Equity (ROTCE)
2024 Actual ROTCE (non-GAAP)	13.63%
Adjustments related to the sale of the insurance agency(1)	(2.53)
Merger and conversion related expenses(2)	0.72
Net impact from capital stock offering(3)	0.64
2024 Adjusted ROTCE (non-GAAP)	12.46%
Percentage of Target Performance after adjustment:		110.8%
(1)Includes the gain on sale, interest earned on the investment of sale proceeds, and the loss of budgeted earnings for the period following the sale of the insurance agency’s business.
(2)Includes merger and conversion related expenses associated with both the sale of the insurance agency and the pending merger with FBMS.
(3)Includes the impact from the increase in diluted shares outstanding and interest earned on the investment of offering proceeds.
After giving effect to these adjustments, our EPS exceeded the superior performance level, the efficiency ratio fell between the target and superior performance levels, and ROTCE exceeded the superior performance level, resulting in the following payouts:

PBRP 2024 Payouts
	Results			Payouts
Performance Measure	% of Award	2024 results (adjusted)	Award Level	Mr. Waycaster	Mr. Mabry	Mr. McGraw	Mr. Chapman	Mr. Perry
Diluted earnings per share (EPS)	50%	$2.91	112.4% of Target	$803,250	$420,000	$126,803	$535,500	$318,500
Efficiency ratio	30%	67.31%	100.4% of Target	241,515	126,282	38,126	161,010	95,764
Return on average tangible common equity (non-GAAP)	20%	12.46%	110.8% of Target	321,300	168,000	50,722	214,200	127,400
Total	100%		108.4% of Target	$1,366,065	$714,282	$215,651	$910,710	$541,664
Note: Mr. McGraw’s payout also reflects the proration discussed above.
Equity Awards
Equity Awards Made in 2024
In 2024, the compensation committee approved the grant of time-based and performance-based restricted stock awards to our NEOs. Both types of awards are considered variable because the ultimate value of the awards is directly linked to our share price. In addition, both awards support the objectives of our compensation program to promote retention of our NEOs and to align the interests of our NEOs with those of our shareholders. The performance-based restricted stock also supports our compensation program objective by incenting our NEOs to drive positional operational and performance results.
Setting Target Equity Award Value. For 2024, the committee approved each NEO’s target equity award value and the allocation of the value equally between time-based restricted stock awards and performance-based restricted stock awards based on a variety of factors, including role, contributions, market data, and recommendations from the CEO (for all NEOs except the CEO). The table below shows each NEO’s target equity award value, and the number of time-based and performance-based restricted stock award granted to each NEO:

NEO	Target Equity Award Value	Time-based Restricted Stock (#)	Performance-based Restricted Stock (at target) (#)
Mr. Waycaster	$1,187,000	18,397	18,397
Mr. Mabry	534,000	8,276	8,276
Mr. McGraw	1,016,000	31,494	n/a
Mr. Chapman	800,000	12,399	12,399
Mr. Perry	458,000	7,098	7,098
Each NEO’s 2024 target equity award value was unchanged from 2023.
Three-Year Performance-Based Awards. In December 2023, the compensation committee approved the award of performance-based restricted stock awards with a three-year performance cycle beginning on January 1, 2024 and ending on December 31, 2026 to each NEO (other than Mr. McGraw). Each NEO may earn between 0% and 150% of his target grant based on achieved performance against the following three performance metrics relative to peer performance: (i) return on average tangible common equity measured on a pre-provision net revenue (“PPNR”) basis, (ii) return on average tangible assets measured on a PPNR basis and (iii) total shareholder return. Relative measures ensure our NEOs are rewarded only if our performance meets or exceeds the performance of our peer group, regardless of whether these measures improve on an absolute basis.
•Return on average tangible common equity measured on a PPNR basis, or ROTCE (PPNR) – ROTCE (PPNR) measures the profitable use and deployment of our capital, excluding the effect of income taxes and decisions with respect to provisioning for credit losses (or reversals of prior provisioning) on the calculation of the return. Although the compensation committee also uses ROTCE as a measure for our annual performance-based cash awards, for the annual cash award ROTCE is measured on an absolute basis over a one-year period, while for the performance-based equity awards ROTCE is calculated (1) on a pre-provision net revenue basis, (2) over a three-year performance cycle, and (3) relative to our peer group. The committee determined that calculating ROTCE (PPNR) on a relative basis for the performance-based equity awards is appropriate because the volatility in ROTCE (PPNR) due to unexpected or nonrecurring items among Renasant and its peers is significantly reduced over a three-year period. The committee believes that these differences create a meaningful distinction with the ROTCE performance measure applicable to the annual cash award, and it is appropriate to incentivize both beneficial deployment of our capital on a short-term basis and to evaluate the long-term use and allocation of our capital to ensure that decisions made each year produce consistent results aligned with the creation of shareholder value over a longer period.
•Return on average tangible assets measured on a PPNR basis, or ROTA (PPNR) – ROTA (PPNR) measures how effectively our executives generate profits from our tangible assets, excluding the effect of income taxes and credit loss provisioning decisions, similar to ROTCE (PPNR) above.
•Total shareholder return (“TSR”) – TSR measures the financial gain that results from changes in our stock price plus dividends we have paid. The committee uses this measure because it is indicative of the absolute creation of long-term value for our shareholders.
ROTCE (PPNR) and ROTA (PPNR) are non-GAAP financial measures. Please refer to Appendix A, Non-GAAP Financial Measures, for more information about these measures as well as a reconciliation of these measures to their most comparable measure under GAAP.
The compensation committee believes that ROTCE (PPNR) and ROTA (PPNR) equally measure overall performance, and so it weighted these measures equally. TSR was given a lesser weight because this measure may be impacted by factors outside the control of our NEOs, such as macroeconomic factors like interest rates or market factors that are not uniformly applicable to institutions in our peer group. The table below indicates the weight given to each measure and the specific threshold, target and superior performance levels designated by the compensation committee:

2024 Performance Measures - Three-Year Performance Cycle Ending December 31, 2026
Performance Measure	Weight	Threshold Performance	Target Performance	Superior Performance
		Peer Percentile
ROTCE (PPNR) (non-GAAP)	40%	25th	50th	75th
ROTA (PPNR) (non-GAAP)	40%	25th	50th	75th
TSR	20%	25th	50th	75th
The table below reflects potential payouts, in shares, for threshold, target and superior performance, with no payout available for performance below the threshold level.

2024 Potential LTIP Payouts - Three-Year Performance Cycle Ending December 31, 2026
	Threshold	Target	Superior
Mr. Waycaster	12,265	18,397	27,596
Mr. Mabry	5,517	8,276	12,414
Mr. Chapman	8,266	12,399	18,599
Mr. Perry	4,732	7,098	10,647
Three-Year Time-Based Awards. In December 2023, the compensation committee awarded each NEO (other than Mr. McGraw) time-based restricted stock awards subject to three-year cliff vesting. Reflecting Mr. McGraw’s staged transition to retirement, the compensation committee granted to Mr. McGraw time-based restricted stock awards subject to a one-year vesting period, with the number of shares prorated as if Mr. McGraw’s employment with Renasant terminated on May 1, 2024. In addition, on April 23, 2024, as provided in his employment agreement, Mr. McGraw received a time-based equity award in the amount and on the same terms as Renasant’s non-employee directors, as discussed above in the Board Members and Compensation section under the “Director Compensation” heading. The table below describes the three-year time-based awards made to our NEOs for 2024 and the applicable vesting dates, with the exception of the awards for Mr. McGraw that vest on the dates listed in the table.
The table below describes the three-year time-based awards made to our NEOs for 2024 and the applicable vesting dates, with the exception of the awards for Mr. McGraw that vest on the dates listed in the table.

2024 Time-Based Awards
Executive	Number of Shares		Award Date	Vesting Date
Mr. Waycaster	18,397		January 1, 2024	January 1, 2027
Mr. Mabry	8,276		January 1, 2024	January 1, 2027
Mr. McGraw	31,494	(1)	January 1, 2024	January 1, 2025
	2,356		April 23, 2024	April 22, 2025
Mr. Chapman	12,399		January 1, 2024	January 1, 2027
Mr. Perry	7,098		January 1, 2024	January 1, 2027
(1) In accordance with the terms of this award, the number of shares that vested was prorated as if Mr. McGraw’s employment terminated as of May 1, 2024.
Performance-Based Equity Awards Vesting in 2024
Performance-based equity awards made at the beginning of 2022 under the LTIP were subject to a three-year performance cycle that ended December 31, 2024. The performance measures applicable to the awards were ROTA (PPNR) (non-GAAP), ROTCE (PPNR) (non-GAAP) and TSR, all measured on a relative basis (that is, as compared to our peer group). A complete description of these awards can be found in our proxy statement for our 2023 Annual Meeting of Shareholders, which was filed with the SEC on March 13, 2023.
Upon completion of the three-year performance period applicable to these awards, the compensation committee reviewed the results of each performance metric. Over the performance period, our ROTA (PPNR) and ROTCE (PPNR) fell slightly below and above the target performance level, respectively, while TSR fell slightly below the superior performance level. The committee considered whether to adjust performance results for the same reason that it adjusted our performance results for purposes of the performance-based cash awards. The committee elected not to adjust performance results for the performance period for two reasons. First, the committee found that other members of the peer group similarly experienced infrequent or non-recurring events over the three-year performance period, and it was not practical to attempt to adjust the results of each member of the peer group. Second, not adjusting performance results for infrequent or non-recurring items, regardless how such items impacted performance results, is consistent with the committee’s historical practice. For example, in 2023, Renasant incurred $41.8 million in aggregate losses on the sale of investment securities associated with two separate restructuring transactions. Although this loss negatively impacted Renasant’s ROTA (PPNR) (non-GAAP) and ROTCE (PPNR) for 2023, the committee did not adjust these results to exclude the effect of the losses when evaluating each performance metric for the awards that vested as of December 31, 2023.
The table below provides specific information about the performance results relative to our peer group and the payouts, in shares, for each of our NEOs for the three-year performance cycle that ended December 31, 2024:

LTIP Payouts - Three Year Performance Cycle Ending December 31, 2024
	Results			Payouts
Performance Measure	% of Award	2024 results (percentile)	Award Level	Mr. Waycaster	Mr. Mabry	Mr. Chapman	Mr. Perry
ROTCE (non-GAAP)	40%	48th	96% of Target	5,837	2,717	2,979	2,402
ROTA (non-GAAP)	40%	33rd	66% of Target	4,637	2,158	2,367	1,908
TSR	20%	38th	76% of Target	2,519	1,172	1,285	1,037
Total	100%		80.0% of Target	12,993	6,047	6,631	5,347
Please refer to Appendix A, Non-GAAP Financial Measures, for more information about ROTCE and ROTA as well as a reconciliation of these measures to the most comparable measures under GAAP.
Compensation Committee Practices
The compensation committee has adopted a number of practices intended to support alignment with our shareholders, mitigate compensation risk, ensure that the committee receives independent advice and otherwise advance Renasant’s financial and strategic goals. This portion of the CD&A describes the most important of these practices.
Shareholder Alignment. Our compensation opportunities are designed to promote the alignment of the interests of our executives and the creation of long-term value for our shareholders, even after vesting has occurred or the performance cycle has ended. Key features of our variable compensation that support this design are described below.

Structure of Long-Term Equity Incentive
Our long-term equity incentive has the following features that promote shareholder alignment:
•Performance cycles are three years, allowing longer-term performance to be fully reflected in our compensation decisions
•Payouts are tied to relative performance measures, such that compensation decisions reflect performance relative to our peer group
•Equity incentive performance measures differ from measures applicable to the annual cash incentive, with the goal that compensation decisions reflect a broader range of results

Stock Ownership Guidelines	Stock ownership guidelines apply to our NEOs and other executive officers. As of January 1, 2025 the stock ownership of each of our NEOs exceeded the applicable guidelines.
	NEO	Ownership Guidelines	Renasant Stock Owned(1)
	Mr. Waycaster	500% of base salary	901%
	Mr. Mabry	250% of base salary	541%
	Mr. McGraw	250% of base salary	1,527%
	Mr. Chapman	250% of base salary	662%
	Mr. Perry	250% of base salary	476%
(1) We include shares directly and indirectly owned, including shares subject to time-based restrictions, shares owned by immediate family and shares owned through our 401(k) and DSU plans. We exclude pledged shares and shares subject to performance measures.

Equity Retention	Our NEOs must hold Renasant stock for a period of two years following vesting or the end of a performance cycle. The requirement applies to the full number of shares that vest or are finally awarded, net of shares withheld for the payment of taxes. During this holding period, the shares cannot be sold, pledged, mortgaged or otherwise disposed of. The requirement is waived only in the event of death, disability, retirement or a change in control.
Anti-Hedging and Pledging
Our NEOs are subject to Renasant’s Hedging Policy, which prohibits our directors, officers and employees, including our NEOs, from engaging in transactions that have the effect of hedging the economic risks associated with the ownership of Renasant stock. Although the policy does not prohibit pledging, any stock that is pledged cannot be used to satisfy our stock ownership guidelines. You can find more information about our Hedging Policy above in the Corporate Governance and the Board of Directors section under the heading “Governing Documents and Practices.”

Risk Mitigation Practices. Our compensation program includes safeguards, summarized below, designed to mitigate compensation risk and to otherwise avoid unsafe and unsound compensation practices. The Corporate Governance and the Board of Directors section above under the heading “Role of the Board in Risk Oversight” provides additional information about actions the compensation committee has taken to identify, assess and mitigate risks posed by our compensation arrangements.

Clawback Policies
Our board has adopted, and the compensation committee administers, a clawback policy that permits us to reduce or recover performance-based compensation if we are required to restate our financial results and the amount of the compensation would be less based on the restatement. The policy addresses both cash and equity awards. The board most recently updated our clawback policy in the fourth quarter of 2023 to address new SEC and NYSE rules requiring that public companies adopt clawback policies applicable to restatements.

Double Trigger for Change in Control Benefits
The payment of change in control benefits is contingent on a double trigger: if a change in control of Renasant is consummated (the first trigger), an executive’s employment must be terminated within two years following the consummation either involuntarily without cause or on account of a constructive termination (the second trigger). Definitions of the terms “cause” and “constructive termination” may be found below in the Compensation Tables section under the heading “Payments and Rights on Termination or Change in Control.”

No Tax Gross Ups
The committee does not approve or enter into agreements that, directly or indirectly, result in tax gross ups, with the exception of a legacy contractual obligation for Mr. McGraw’s car allowance and the gross up of disability insurance premiums for our NEOs. For 2024, the aggregate amount of all gross ups was $13,601; individual amounts are reflected below in the Compensation Tables section in the “All Other Compensation” column of the 2024 Summary Compensation Table.

Timing of Equity Awards
Equity awards to senior executive officers are made at meetings of our compensation committee and board that are scheduled well in advance, without regard to whether we have recently announced, or intend to announce, material information to the public. In addition, Renasant does not time the release of material information to the public to the expected grant dates of equity awards. We do this to avoid the inference that we have “timed” an award or manipulated the market. Awards may be made effective when ratified by our full board or may be effective prospectively on a specified date.

We have not granted stock options since 2013.

Limits on Performance-Based Payouts
To ensure that total compensation remains at appropriate levels and that performance-based compensation is not excessive, the committee sets maximum payouts that apply regardless of the level of performance.

Exercise of Discretion	The committee has the discretion to adjust the amount of any performance-based payout, whether cash or equity, if appropriate, to reflect factors unrelated to Company-wide performance, such as macroeconomic factors, internal pay equity, individual performance, the scope or nature of individual responsibilities or otherwise, to ensure that payout levels remain consistent with the purposes of our executive compensation program.

Independent Advice. For 2024 the compensation committee continued its relationship with Meridian Compensation Partners, LLC as its independent executive compensation adviser. The charter of the compensation committee requires the committee to consider whether its advisers are independent based on the factors set forth in the NYSE Listing Manual, and the committee determined that Meridian was independent during 2024. Meridian works at the direction of the compensation committee, and the decision to retain Meridian was at the sole discretion of the committee. Services provided by Meridian are described above under the “Decision-Making Process for 2024” heading and in the Board Members and Compensation section under the heading “Director Compensation.” Meridian did not provide any additional services to the committee or Renasant in 2024.
Peer Group. The peer group used in connection with setting 2024 executive compensation consists of financial institutions that are located in the south and southeast regions and that serve communities similar in size to those in which we operate. These parameters are intended to avoid the bias toward higher compensation levels that ordinarily predominate in financial centers and larger metropolitan areas (that is, our parameters mitigate against higher total compensation). The compensation committee approved this peer group in the fall of 2023, when it began the process of determining 2024 compensation levels. The 24 institutions included in the group had the following characteristics:

Characteristic	Range	Median	Renasant
Total assets (as of June 30, 2023)	$9.7 billion - $27.6 billion	$16.5 billion	$17.2 billion
Total revenue (2022 actual)	$320.0 million - $1.8 billion	$631.9 million	$630.6 million
Market capitalization (as of June 30, 2023)	$901.9 million - $4.6 billion	$1.7 billion	$1.5 billion
For 2024, Meridian recommended the institutions to include in the peer group, and the compensation committee concurred with these recommendations. The financial institutions in our compensation peer group for 2024 were:

Ameris Bancorp	Home BancShares, Inc. (Conway, AR)
Atlantic Union Bankshares Corporation	Independent Bank Group, Inc.
BancFirst Corporation	Origin Bancorp, Inc.
Banner Corp.	Seacoast Banking Corporation of Florida
Berkshire Hills Bancorp, Inc.	ServisFirst Bankshares, Inc.
Enterprise Financial Services Corp.	Simmons First National Corporation
FB Financial Corporation	TowneBank
First Busey Corporation	Trustmark Corporation
First Financial Bancorp.	United Community Banks, Inc.
First Financial Bankshares, Inc.	Veritex Holdings, Inc.
Heartland Financial USA, Inc.	Washington Federal, Inc.
Hilltop Holdings Inc.	WesBanco, Inc.
Benchmarking. Benchmarking refers to the practice of setting total compensation or one or more components of compensation with reference to the compensation practices of other financial institutions. The compensation committee believes that our executives should generally be paid total compensation that is at or near the median of their peers when performance is measured at target levels. Accordingly, it evaluates practices across our peer group to determine median compensation levels as well as to understand how total compensation is allocated among different elements of compensation. The committee believes that this practice enables it to set compensation at levels sufficient to act as a retention device while ensuring that compensation levels do not become excessive.
Employment Agreements. We have entered into employment agreements with our NEOs. The agreements are primarily intended to promote retention, impose standard restrictive covenants that protect our proprietary information and business and provide compensation opportunities that are relatively consistent for each of our NEOs. More information about the terms of these employment agreements can be found below in the Compensation Tables section under the heading “Payments and Rights on Termination or Change in Control.”
Tax Considerations. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, we cannot deduct compensation paid to our NEOs that is in excess of $1 million, regardless of the form of the compensation. Because the compensation committee believes that our executive compensation program should be structured to broadly advance our objectives, the Section 162(m) limit (and the potential loss of a tax deduction) is only one of the factors that the committee considers when it makes determinations.
Benefits and Perquisites. Our executive compensation program focuses on the delivery of appropriate levels of direct compensation, with the view that our NEOs should be provided with basic perquisites and benefits and the opportunity to voluntarily save for retirement and other financial needs on a tax-deferred basis. Consistent with this focus, during 2024 our NEOs had access to the following benefits and perquisites:
•Insurance-type group benefits that are generally available to all Renasant employees, including health and dental coverage and life and disability benefits. Our NEOs are also provided additional life and disability insurance coverage through group policies.
•A broad-based 401(k) plan, including a Company matching contribution. Consistent with our efforts to contain expenses, our NEOs and other senior executive officers do not receive a profit-sharing contribution to their 401(k) plan accounts.
•Two voluntary deferral plans, our DSU Plan and our Deferred Income Plan. With the exception of a contribution for the benefit of Mr. McGraw, we do not contribute to these arrangements.
•Dues for memberships in professional and civic organizations, country club dues and car allowances.
More information about our benefit plans, including legacy arrangements under which benefits no longer accrue, can be found below in the Compensation Tables section under the headings “Pension Benefits” and “Non-Qualified Deferred Compensation”; information about the types and value of the perquisites provided to our NEOs can be found in the 2024 Summary Compensation Table in the “All Other Compensation” column.

COMPENSATION COMMITTEE REPORT
The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
The compensation committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:

Albert J. Dale, III, Chairman	John M. Creekmore
Richard L. Heyer, Jr., Vice Chairman	Jill V. Deer
Donald Clark, Jr.	Neal A. Holland, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the compensation committee during 2024 were Donald Clark, Jr., John M. Creekmore, Albert J. Dale, III, Jill V. Deer, Richard L. Heyer, Jr. and Neal A. Holland, Jr. No member of the compensation committee was an officer or employee of Renasant or any of its subsidiaries during 2024 or was formerly an officer of Renasant, and no member had any relationship, other than loan, deposit and financial services relationships with the Bank, requiring disclosure as a related person transaction under applicable SEC regulations other than our employment of Dr. Heyer’s and Mr. Creekmore’s sons. For a discussion of such loan, deposit and financial services relationships and our employment relationship with Dr. Heyer’s and Mr. Creekmore’s sons, please refer to the information in the Corporate Governance and the Board of Directors section above under the heading “Related Person Transactions.” Additionally, in 2024 none of our executive officers served as a member of the compensation committee (or committee performing similar functions or, in the absence of any such committee, the entire board) of any other entity or served as a director of another entity, one of whose executive officers served on our compensation committee in 2024 or one of whose executive officers served as a director for us.

COMPENSATION TABLES
2024 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
A	B	C	D	E	F	G	H	I
C. Mitchell Waycaster Principal Executive Officer	2024	$765,000	$—	$1,239,222	$1,366,065	$17,017	$125,261	$3,512,565
	2023	765,000	602,438	1,304,934	—	14,356	122,016	2,808,744
	2022	717,500	—	1,186,635	1,506,750	—	116,505	3,527,390
James C. Mabry IV Principal Financial Officer	2024	$560,000	$—	$557,471	$714,282	$—	$89,417	$1,921,170
	2023	560,000	315,000	522,576	—	—	87,609	1,485,185
	2022	525,000	—	534,229	787,500	—	79,800	1,926,529
E. Robinson McGraw Executive Chairman	2024	$600,000	$—	$1,131,421	$215,651	$160,694	$81,662	2,189,428
	2023	600,000	382,500	1,115,348	—	201,591	100,897	2,400,336
	2022	563,750	—	1,016,375	958,375	—	104,323	2,642,823
Kevin D. Chapman President and Chief Operating Officer	2024	$630,000	$—	$835,197	$910,710	$—	$87,397	$2,463,304
	2023	620,000	401,625	855,947	—	—	80,319	1,957,891
	2022	563,750	—	610,979	845,625	—	75,156	2,095,510
Curtis J. Perry Executive Vice President	2024	$490,000	$—	$478,121	$541,664	$1,987	$72,003	1,583,775
	2023	490,000	238,875	507,151	—	—	71,744	1,307,770
	2022	461,250	—	472,360	599,625	183	55,581	1,588,999
General. The 2024 Summary Compensation Table above includes information about the compensation earned by our principal executive officer, our principal financial officer and the three other most highly compensated executive officers of Renasant in 2024 for services that they rendered during the fiscal years ending December 31, 2024, 2023 and 2022. The compensation included in the table represents both cash payments and the value of other forms of compensation, as follows:
•Column C, Salary – Amounts included in this column represent base salary earned by our named executives, some of which may have been voluntarily deferred under our 401(k) plan or our non-qualified deferred compensation plans, the Deferred Income Plan and the DSU Plan. Please refer to the tables under the “Non-Qualified Deferred Compensation” heading below for information about our named executives’ deferral of 2024 salary into our Deferred Income Plan and DSU Plan.
•Column D, Bonus – Amounts in this column report cash bonuses paid on a discretionary or contractual basis. Some of these amounts may have been voluntarily deferred under our 401(k) plan, Deferred Income Plan or DSU Plan. Discretionary bonuses were not a component of our executive compensation program during 2024 or 2022. Please refer to the Compensation Discussion and Analysis section of Renasant’s proxy statement for its 2024 annual meeting for a description of our compensation committee’s rationale for the payment of discretionary bonuses with respect to 2023 as well as the committee’s considerations in determining the amount of such bonuses.
•Column E, Stock Awards – Amounts in this column represent the value of non-cash compensation granted or awarded under our LTIP, which may be performance-based or time-based. Performance-based awards may or may not be earned by an executive, depending upon the achievement of performance measures; time-based awards are earned contingent on the completion of the designated service period. Options are not a component of our compensation program.
•Column F, Non-Equity Incentive Plan Compensation – Amounts in this column represent cash bonuses earned under our PBRP based on the achievement of performance measures. Some of these amounts may have been voluntarily deferred under our 401(k) plan, Deferred Income Plan or DSU Plan.
•Column G, Changes in Pension Value and Non-qualified Deferred Compensation Earnings – Amounts in this column represent changes in the actuarial present value of benefits accrued under our tax-qualified pension plan and any above-market earnings credited under our Deferred Income Plan (decreases in the actuarial present value of pension benefits are excluded from this column as required by SEC rules). Refer to the information below under the heading “Changes in Pension Value and Non-qualified Deferred Compensation Earnings” for details on the specific amounts covered by this column.
•Column H, All Other Compensation – Amounts in this column represent the value of other compensation we pay or provide to our named executives, such as car allowances, insurance premiums, membership dues, and dividends on restricted stock awards.
Cash Bonuses. The amounts reported in Column D, labeled “Bonus” and Column F, labeled “Non-Equity Incentive Plan Compensation,” reflect the annual cash bonuses earned and paid under the PBRP for 2024 and 2022 and the discretionary cash bonuses paid in 2023. All cash bonuses paid under the PBRP were subject to the attainment of performance measures. More information about why annual cash bonuses are paid, the relationship of annual cash bonuses to other compensation components, the specific performance measures designated by the compensation committee, and potential amounts payable for threshold, target and superior performance can be found above in the CD&A under the heading “2024 Compensation Decisions,” in the subsection labeled “Annual Performance-Based Cash Awards.”
Restricted Stock Awards. Amounts reported in Column E, labeled “Stock Awards,” represent the value of restricted stock awarded under our LTIP, consisting of performance- and time-based awards. The dollar amounts reflect the aggregate fair value of the awards, determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation,” referred to as “ASC 718.” Dividends accrue and are paid on restricted stock awards at the same rate as dividends on outstanding shares that are not restricted stock awards. Dividends are not included in our fair value determination. For performance-based awards, amounts included in Column E reflect the target award, which we consider the probable outcome of the performance conditions determined as of the date of award, consistent with our estimate of the aggregate compensation cost to be recognized over the applicable service period as of the award date under ASC 718. As permitted under the guidance in ASC 718, Renasant has elected to account for forfeitures in compensation cost when they occur. The fair value of the 2024 performance-based awards on the award date, assuming that superior performance was achieved, rather than target performance as reported in the table, was $929,416, $418,104, $626,397 and $358,591 for Messrs. Waycaster, Mabry, Chapman and Perry, respectively (Mr. McGraw no longer receives performance-based awards). Please refer to Note 12, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2024 for a discussion of the assumptions we used to determine the fair value of our restricted stock awards.
The number of target shares that corresponds to the value of our performance-based restricted stock awards included in Column E above is also listed in the Grants of Plan-Based Awards table below. Further information about why equity incentive awards are made, the relationship of these awards to other compensation components, the differences between performance- and time-based awards and among performance-based awards, the specific performance measures designated by the compensation committee and the performance cycle, and potential shares receivable for threshold, target and superior performance can be found above in the CD&A under the heading “2024 Compensation Decisions,” in the subsection labeled “Equity Awards.” The Vested Restricted Stock table below sets forth the actual number of shares of restricted stock that vested during 2024.
Changes in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts reported in Column G, labeled “Changes in Pension Value and Non-Qualified Deferred Compensation Earnings,” reflect above-market earnings on deferrals credited to our Deferred Income Plan and, for Messrs. Waycaster and McGraw, the year-over-year change in the actuarial present value of accumulated benefits under our pension plan, to the extent such present value increased in the year. Earnings are considered “above-market” only if the credited interest rate exceeded 120% of the applicable federal long-term rate, with compounding, as prescribed by the Internal Revenue Service. For 2024, the aggregate amounts of above-market earnings and changes in pension plan benefits were as follows:

Name	Above-market Earnings	Pension Plan Change	Total
Mr. Waycaster	$1,436	$15,581	$17,017
Mr. McGraw	18,926	141,768	160,694
Mr. Perry	1,987	—	1,987

All Other Compensation. In addition to the amounts described above, we provide or pay certain additional amounts for the benefit of our named executives, the value of which is included in Column H, labeled “All Other Compensation.” These amounts include contributions to our 401(k) plan, group term life insurance premiums, dividends on restricted stock awards, automobile allowances, dues for memberships in professional and civic organizations and country club dues. Mr. McGraw, our executive chairman, also receives a contribution to our Deferred Income Plan and a tax gross-up for the value of his automobile allowance, both of which are contractual payments. All of our NEOs receive a tax gross up for disability insurance premiums. Below is specific information about the other compensation paid to each of our named executives:

Components of “All Other Compensation” for 2024
Name	401(k) Plan Contributions	Long-term Care and Life Insurance Premiums	Restricted Stock Dividends	Automobile Allowance	Professional and Civic Organization/Country Club Dues	Deferred Income Contribution	Gross Up	Total
Mr. Waycaster	$13,800	$1,931	$92,832	$12,000	$4,620	$—	$78	$125,261
Mr. Mabry	13,800	1,109	51,370	12,000	11,040	—	98	89,417
Mr. McGraw	13,800	397	25,036	15,600	8,154	5,458	13,217	81,662
Mr. Chapman	13,800	1,159	55,790	12,000	4,620	—	28	87,397
Mr. Perry	13,800	1,109	37,699	12,000	7,215	—	180	72,003

Grants of Plan-Based Awards
The following table provides information on performance-based incentive awards and time-based equity awards made to our named executive officers for 2024.

2024 Plan-Based Awards
			Estimated Possible Payouts Under Non-Equity Incentive Plan (PBRP)			Estimated Future Payouts Under Equity Incentive Plan (LTIP)
Name	Grant Date	Date of Compensation Committee Action	Threshold ($)	Target ($)	Superior ($)	Threshold (#)	Target (#)		Superior (#)	Grant Date Fair Value of Stock Awards ($)
A	B	C	D	E	F	G	H		I	J
Mr. Waycaster	1/1/2024	12/13/2023	401,625	803,250	1,606,500		18,397	(1)		619,611
	1/1/2024	12/13/2023				12,265	18,397	(2)	27,596	619,611
Mr. Mabry	1/1/2024	12/13/2023	210,000	420,000	840,000		8,276	(1)		278,736
	1/1/2024	12/13/2023				5,517	8,276	(2)	12,414	278,736
Mr. McGraw	1/1/2024	12/13/2023	255,000	510,000	1,020,000		31,494	(1)		1,060,718
	4/23/2024	12/13/2023					2,356	(3)		70,704
Mr. Chapman	1/1/2024	12/13/2023	267,750	535,500	1,071,000		12,399	(1)		417,598
	1/1/2024	12/13/2023				8,266	12,399	(2)	18,599	417,598
Mr. Perry	1/1/2024	12/13/2023	159,250	318,000	637,000		7,098	(1)		239,061
	1/1/2024	12/13/2023				4,732	7,098	(2)	10,647	239,061
(1)Represents shares subject to time-based vesting awarded under the LTIP. Mr. McGraw’s award is subject to a one-year service vesting period, while the remaining time-based awards are subject to a three-year service vesting period.
(2)Represents shares subject to performance measures and a three-year performance cycle (more fully described in the CD&A above) awarded under the LTIP.
(3)Represents shares subject to time-based vesting awarded under the LTIP that vest on April 22, 2025.
We maintain two performance-based incentive plans: the PBRP, which is our annual cash bonus plan, and the LTIP. For payments and awards under the PBRP and LTIP that are intended to be performance-based, our compensation committee sets targeted payout levels, reflecting the attainment of threshold, target and superior performance levels. In the table above, Columns D, E and F represent potential cash payouts at each level under the PBRP on the first day of our fiscal year (the first day of the performance cycle); Columns G, H, and I represent potential payouts under the LTIP at each level expressed in the form of shares of our common stock; Column J reflects the award date fair value at the target level, which we consider the probable outcome of the performance conditions, determined in accordance with ASC 718.

Outstanding Equity Awards as of December 31, 2024

Outstanding Equity Awards
Name	Number of Shares that have not Vested (#)	Service Period Ends	Market Value of Shares that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares that have not Vested (#)	Performance Cycle Ends	Equity Incentive Plan Awards: Market Value of Unearned Shares that have not Vested ($)
A	B		C	D		E
Mr. Waycaster	14,991	1/1/2025	535,928	15,451	12/31/2025	552,373
	13,051	1/1/2026	466,573	2,400	12/31/2025	85,800
	18,397	1/1/2027	657,693	18,397	12/31/2026	657,693
Mr. Mabry	6,977	1/1/2025	249,428	6,951	12/31/2025	248,498
	6,458	8/1/2025	230,874	8,276	12/31/2026	295,867
	6,951	1/1/2026	248,498
	8,276	1/1/2027	295,867
Mr. McGraw	2,356	4/22/2025	84,227
Mr. Chapman	7,650	1/1/2025	273,488	10,413	12/31/2025	372,265
	9,189	1/1/2026	328,507	1,224	12/31/2025	43,758
	12,399	1/1/2027	443,264	12,399	12/31/2026	443,264
Mr. Perry	6,169	1/1/2025	220,542	5,961	12/31/2025	213,106
	4,973	1/1/2026	177,785	988	12/31/2025	35,321
	7,098	1/1/2027	253,754	7,098	12/31/2026	253,754
Stock Awards. Columns B and C reflect three-year time-based awards, a one-year time-based award to Mr. McGraw, and a five-year time-based award to Mr. Mabry. The value of these awards is based on the per share market value of our common stock on December 31, 2024, which was $35.75 per share. Columns D and E in the table above include information about our performance-based awards with performance cycles ending on or after December 31, 2024. The value of our performance-based awards was determined using the per share market value of our common stock on December 31, 2024, $35.75 per share, and the number of shares equal to a target award. More information about our time- and performance-based restricted stock awards, including their respective vesting dates and performance cycles, can be found in the CD&A above under the heading “2024 Compensation Decisions” in the paragraph labeled “Equity Awards.”
Unexercised Options. Our named executives did not own any stock options as of the end of 2024.

Vested Restricted Stock

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A	B	C
Mr. Waycaster	34,321	1,172,891
Mr. Mabry	20,201	697,471
Mr. McGraw	40,252	1,300,569
Mr. Chapman	17,505	598,261
Mr. Perry	15,993	541,535
The table above includes information about restricted stock awards that vested during our 2024 fiscal year, including time-based awards that vested in 2024 and performance-based awards with a performance cycle ending on December 31, 2024. Below is additional information about the calculation of the value of each executive’s awards.

	Time-Based Restricted Stock Awards			Performance-Based Restricted Stock Awards
Name	Shares	Vesting Date	Per Share Value(1)	Shares	Performance Cycle Ended	Per Share Value(1)
Mr. Waycaster	16,528	January 1, 2024	$33.68	12,993	December 31, 2024	$35.75
	4,800	March 6, 2024	$31.61
Mr. Mabry	7,697	January 1, 2024	$33.68	6,047	December 31, 2024	$35.75
	6,457	August 1, 2024	$34.39
Mr. McGraw	26,451	January 1, 2024	$33.68
	3,389	March 6, 2024	$31.61
	10,412	May 1, 2024	$29.06
Mr. Chapman	8,427	January 1, 2024	$33.68	6,631	December 31, 2024	$35.75
	2,448	March 6, 2024	$31.61
Mr. Perry	6,795	January 1, 2024	$33.68	5,347	December 31, 2024	$35.75
	1,976	March 6, 2024	$31.61
	1,875	March 10, 2024	$31.50
(1)As of the trading date immediately preceding the vesting date or end of the performance cycle.
Pension Benefits

Pension Benefits for 2024
Name	Type of Plan	Years of Credited Service	Present Value of Accumulated Benefit	Payments Made in 2024
A	B	C	D	E
Mr. Waycaster	Defined Benefit Pension Plan	18	$292,131	$—
Mr. McGraw	Defined Benefit Pension Plan	23	1,816,223	—
The Bank maintains the Renasant Bank Amended and Restated Pension Plan, a tax-qualified defined benefit pension plan under which no participants have been added, no additional benefits have been earned and no additional service has been credited since December 31, 1996. Of our named executives, only Mr. Waycaster and Mr. McGraw participated in and have accrued benefits under the pension plan. Years of credited service in Column C in the table above reflect service determined as of December 31, 1996; the accumulated benefits in Column D in the table above reflect the present value, at December 31, 2024, of benefits earned as of December 31, 1996. Mr. Waycaster’s and Mr. McGraw’s benefits have fully vested, and they have satisfied the age and service conditions necessary for retirement.
Information about the valuation methods and assumptions we used to determine the accumulated benefits included under the pension plan reflected in Column D in the table above may be found in Note 12, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2024.
Non-Qualified Deferred Compensation

Deferred Income Plan
Name	2024 Contributions by Executive	2024 Contributions by Company	Aggregate Earnings	Aggregate Distributions	Balance as of Dec. 31, 2024
A	B	C	D	E	F
Mr. Waycaster	$2,400	$—	$7,199	$—	$118,925
Mr. McGraw	10,400	5,458	75,128	—	1,160,959
Mr. Perry	123,831	—	32,605	—	746,456
The table above includes information about the participation of our named executives in our Deferred Income Plan, which is a voluntary non-qualified deferral plan under which only Messrs. Waycaster, McGraw and Perry made deferrals during 2024. Column B in the table above includes the voluntary deferrals made by each participating executive; these amounts are also included in the “Salary” column of the 2024 Summary Compensation Table. As required under Mr. McGraw’s employment agreement, we made a contribution to his account, reflected in Column C in the table above, the value of which is also reported in the “All Other Compensation” column of the 2024 Summary Compensation Table. Column D in the table above includes the earnings on plan balances. Earnings in 2024 for Messrs. Waycaster, McGraw and Perry included “above-market earnings” in the amount of $1,436, $18,926 and $1,987, respectively. Above-market earnings are also included in the “Changes in Pension

Value and Non-Qualified Deferred Compensation Earnings” column of the 2024 Summary Compensation Table. Column F in the table above is each executive’s balance in the Deferred Income Plan as of December 31, 2024, which is comprised of aggregate deferrals and aggregate earnings over the period of participation, and for Mr. McGraw, our annual contributions to his account, all of which has been reported in the summary compensation tables for 2024 and prior years. A more complete description of our Deferred Income Plan is above in the Board Members and Compensation section under the heading “Director Compensation.”

Deferred Stock Unit Plan
Name	2024 Contributions by Executive	2024 Contributions by Company	Aggregate Earnings	Aggregate Distributions	Balance as of Dec. 31, 2024
A	B	C	D	E	F
Mr. Waycaster	$—	$—	$125	$—	$3,054
Mr. McGraw	7,800	—	8,480	—	252,392
Mr. Perry	—	—	1,202	—	49,585
The table above includes information about the participation of our named executives in our DSU Plan, which is a voluntary non-qualified deferral plan under which only Mr. McGraw made deferrals during 2024. Amounts deferred under the DSU Plan are invested in units, each representing a share of our common stock. Dividend equivalents are credited as and when cash dividends are paid by us and then notionally reinvested in additional units. Column B in the table above includes voluntary deferrals made by Mr. McGraw during 2024; this amount is also included in either the “Salary” column or the “Non-Equity Incentive Plan Compensation” column of the 2024 Summary Compensation Table. Column D in the table above includes the value of dividend equivalents credited during 2024. Column F in the table above is each participating named executive’s plan balance as of December 31, 2024, which represents the balance of accumulated deferrals and any dividend equivalents not yet notionally reinvested in units, all of which has been reported as compensation in the summary compensation tables for 2024 and prior years. A more complete description of our DSU Plan is above in the Board Members and Compensation section under the heading “Director Compensation.”
Payments and Rights on Termination or Change in Control
General. Our named executives may receive compensation in the event of termination of employment. The compensation is payable under the terms of the employment agreements we have entered into with each of our named executives and under individual awards made under our PBRP and LTIP. The amount, nature and availability of compensation generally depends upon the circumstances of termination, which may include:
•Termination by the Company for cause;
•Retirement or other voluntary termination;
•Death or disability;
•Termination by the Company without cause or a named executive’s constructive termination;
•Termination in connection with a change in control; or
•The expiration of an employment agreement.
More information about the compensation our named executives may receive in each of these circumstances is summarized below. The amount of compensation included in the tables below is based on the stated assumptions; it is important to note that the actual compensation received by an executive will be contingent upon a number of factors that are presently indeterminable, such as the date of termination, the circumstances giving rise to termination, base salary at the time of termination, Renasant’s performance in the year of termination, the specific terms of any employment agreement in effect at the time of termination and the specific terms of any individual grant or award made under our PBRP or LTIP. The descriptions below are based on our agreements in effect as of December 31, 2024, which may be different at the time of an executive’s termination.
Employment Agreements. We entered into an employment agreement with Mr. McGraw, effective as of January 1, 2008, and Mr. Waycaster, effective January 1, 2016. Each of these agreements has been amended a number of times in recent years to reflect our succession plan as well as to reflect the board’s desire for Mr. McGraw and Mr. Waycaster to continue their service as Executive Chairman and Executive Vice Chairman, respectively, and as directors. These amendments reduced (or, for Mr. Waycaster, provide for an upcoming reduction to) base salary and adjusted participation in the PBRP and LTIP. The 2024 amendment to Mr. Waycaster’s agreement extended the term of his agreement, which now expires April 30, 2027, while the

2023 amendment to Mr. McGraw’s agreement extended the term of his agreement, which now expires May 1, 2026, with each agreement subject to automatic renewal unless either party elects to terminate the agreement as he continues to transition toward retirement as a Renasant employee.
Effective as of January 1, 2016, we entered into an employment agreement with Mr. Chapman, which was amended effective January 1, 2025, to increase the amount payable in the event of a change in control or other qualifying separation. Finally, in connection with their respective hiring, we entered into an employment agreement with Mr. Perry, effective as of May 3, 2019, and an employment agreement with Mr. Mabry, effective as of August 1, 2020.
More information about these agreements is provided below.
Unconditional Payments. Regardless of the circumstances of his termination, each of our named executives will receive certain unconditional payments, including earned base salary and vested account balances maintained in our 401(k) plan and (as to Mr. Mr. McGraw and Mr. Waycaster) pension plan and non-qualified deferred compensation plans, as applicable. More information about these plans may be found in the CD&A and in the descriptions in the Compensation Tables section. We have not otherwise described or quantified these amounts below.
Restrictive Covenants. As consideration for the payments that are described below, each of our named executives has agreed to certain restrictive covenants limiting their activities after separation from employment, generally as follows:
•Each executive may not solicit our customers and depositors or our employees for two years following his separation for any reason.
•Each executive is subject to a non-competition restriction that begins at the time of his separation. The duration of the restriction is two years for Mr. McGraw. The duration of the restriction for our other NEOs is two years for separation following a change in control and one year following other types of separation.
•Each executive must protect our confidential information and trade secrets indefinitely.
Termination by the Company for Cause. Under the employment agreements with our named executives, no benefits or payments vest or become payable if we terminate the executive for cause, except for the unconditional payments described above or as may be required by law. Certain vested benefits may be forfeited in the event of our termination of employment for cause. Generally, “cause” includes an executive’s (1) commission of willful misconduct materially injurious to us, including the improper disclosure of our confidential information, (2) indictment for a felony or a crime involving moral turpitude, (3) willful failure to perform the duties of his position with us, (4) breach of an applicable code of conduct, code of ethics or similar rules adopted by us, (5) material violation of applicable securities laws, including the Sarbanes-Oxley Act of 2002, or (6) willful breach of his employment agreement that is not cured after notice.
Retirement or Other Voluntary Termination. A named executive is considered “retired” when either (1) he voluntarily separates from employment without cause on or after age 55 and after completing at least ten years of service with Renasant or (2) he voluntarily separates from service without cause on or after the attainment of age 65. As of December 31, 2024, Mr. Waycaster and Mr. McGraw have attained age 55 and completed ten years of service and can retire. Except as provided below and the unconditional payments described above, we do not provide our executives with any specific retirement payments or benefits:
•For eligible employees employed by Renasant as of December 31, 2004, including their eligible dependents, we provide access to retiree medical benefits until age 65, and we pay a portion of the premium; only Mr. Waycaster’s spouse is covered under the plan. If Mr. Waycaster had retired as of December 31, 2024, he would have received a contribution toward retiree coverage of approximately $8,875, representing contributions for his spouse.
•With respect to incentive awards, when a named executive retires he will receive his annual cash bonus under the PBRP, to the extent that applicable performance measures are achieved, prorated to reflect service prior to retirement and any bonus for a prior fiscal year that has not been paid, and his performance-based restricted stock awards will be settled at the end of the applicable performance cycles, to the extent that applicable performance measures are achieved, prorated to reflect service before retirement.
•Time-based restricted stock awards will be prorated based on actual service prior to retirement and vest.
If a named executive voluntarily terminates his employment before retirement, he receives no specific payments or benefits, other than the unconditional payments described above and any benefits that may be required by law.

Death or Disability. If a named executive dies or becomes disabled while employed by us, he will receive the unconditional payments described above and one or more of the following:
•For all of our officers, including our named executives, we provide life insurance in an amount equal to 250% of each officer’s base salary, subject to medical underwriting.
•Each of our named executives other than Mr. McGraw will receive a cash bonus under the PBRP, to the extent that performance measures are achieved during the applicable performance cycle in which his death or disability occurs, prorated to reflect the period of service, and any bonus for a prior fiscal year that has not been paid. Mr. McGraw is no longer a participant in the PBRP.
•For our named executives other than Mr. McGraw, each executive’s performance-based restricted stock awards will vest at the end of the applicable performance cycle to the extent that the performance measures are achieved, prorated to reflect the period of service during the applicable cycle. Mr. McGraw no longer receives performance-based restricted stock awards. Mr. Waycaster also no longer receives performance-based restricted stock awards, but prior performance-based restricted stock awards that remain outstanding at the time of his death or disability will be treated as described in the first sentence of this item.
•Each executive’s time-based restricted stock award will be prorated for service rendered before his death or disability and vest.
•Because they deferred income under grandfathered deferral plans, Messrs. Waycaster and McGraw will receive a preretirement death benefit from the Deferred Income Plan in the event either should die while employed by us.
Involuntary Termination Without Cause or Constructive Termination. Under our employment agreements with our named executives, other than Mr. McGraw, if a named executive is involuntarily terminated by us without cause or in the event of a constructive termination, he will receive the unconditional payments described above and:
•A cash payment equal to his annualized base salary for the remainder of the current term of the agreement, but not less than 12 months;
•His target bonus prorated to reflect service during the performance cycle and any bonus for a prior fiscal year that has not been paid;
•His performance-based restricted stock awards, which will be determined at the end of the applicable performance cycle based on actual performance, prorated to reflect service during the applicable cycle;
•His time-based restricted stock awards, which will be prorated to reflect service prior to his termination and vest; and
•Premiums for the continuation coverage available to him and his eligible dependents under Section 4980B of the Internal Revenue Code, commonly referred to as “COBRA,” up to a maximum period of 18 months.
Under our amended employment agreement with Mr. McGraw, if he is involuntarily terminated by us without cause or in the event of his constructive termination, he will receive the unconditional payments described above and (assuming he has no outstanding performance-based awards):
•A cash payment equal to two times his annualized base salary (if Mr. McGraw were a participant in the PBRP, his target cash bonus would be included in this calculation);
•His time-based restricted stock, which will be prorated to reflect service prior to his termination and vest;
•COBRA continuation coverage premiums for the period of continuation coverage available to him and his eligible dependents; and
•Any bonus for a prior fiscal year that has not been paid.
The employment agreement for each of our named executives includes substantially the same definition of the events that constitute “constructive termination”: (1) a material reduction in the executive’s base salary or his authority, duties or responsibilities, (2) our material breach of the terms of the employment agreement, (3) an attempt to require the executive to engage in an illegal act (or to illegally fail to act) or (4) the relocation of the executive more than 30 miles from where he currently works (Mr. Mabry’s agreement refers to a “material” change in location). Upon the occurrence of an event constituting a constructive termination, the executive must promptly provide notice to us, and we are entitled to a reasonable opportunity to “cure” the constructive termination event. If we fail to reasonably cure the event, the executive must promptly separate from employment thereafter.
Change in Control. All change in control payments under our employment agreements are contingent on a “double trigger,” which requires both the consummation of a change in control and a subsequent termination of employment during the 24-month period following the change in control. The termination of employment must be by us without cause or a constructive termination initiated by the executive. The term “change in control” generally refers to (1) the acquisition by an unrelated person of not less than 50% of our common stock, (2) the sale of all or substantially all of our assets, (3) a merger in which we are not the surviving entity or (4) a change in a majority of the members of our board of directors that occurs within a specified period. Our employment agreements provide for the following cash payments in the event of a change in control:

	Messrs. Waycaster, McGraw and Chapman	Mr. Mabry	Mr. Perry
Cash Payment	2.99 X the sum of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.5 X the sum of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.0 X the sum of (1) base salary and (2) average bonus paid during the two years preceding change in control
COBRA continuation coverage premiums	Maximum of 18 months for each executive and his eligible dependents
Tax Gross Up	No tax gross ups are available
Excess compensation payable on account of a change in control may constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, referred to as “Section 280G.” Parachute payments subject the recipient to a 20% excise tax and cause the loss of our federal income tax deduction. Our named executives are all subject to cutback provisions that reduce any compensation due on account of a change in control to the extent necessary to avoid the imposition of the excise tax and the loss of our deduction.
In addition to the cash payments described above, our LTIP provides with respect to restricted stock awards that (1) performance measures will be deemed satisfied at the target level and (2) all awards will vest as scheduled, with accelerated vesting applicable only in the event of involuntary termination without cause or a constructive termination, either occurring within the 24-month period following a change in control.
Expiration of Employment Agreement. The employment agreements with each of our named executives will expire when either party gives timely notice to the other that the agreement will not be renewed. As described below, agreements with our named executives may provide for the payment of compensation in the event of expiration.
•For Mr. Mabry, if we provide notice of non-renewal before the fifth anniversary of the effective date of his employment agreement (August 2025) and his employment then ceases, he will receive the compensation and benefits due in the event of a constructive termination, as described above. If we provide notice of non-renewal after the fifth anniversary, or if Mr. Mabry provides notice of non-renewal at any time, no additional amount is due under the agreement.
•If Mr. McGraw’s employment agreement expires and his employment ceases, he will receive his target bonus for the year of expiration (if any), and his restricted stock awards will be settled as if he had retired (as described above).
•As to each of Messrs. Waycaster, Chapman and Perry, no additional amount is due upon the expiration of the agreement, regardless of whether we or the executive provides notice of non-renewal.
Potential Payments at Termination or Change in Control. The following tables set forth the value of post-employment payments that are not generally available to all employees or to all officers, determined as of December 31, 2024. The tables also include amounts payable under our employment agreements and our LTIP awards for death, disability or retirement, termination without cause/constructive termination, termination in connection with a change in control and payments due on the expiration of an agreement. The tables do not include the value of any unconditional payments, including account balances in our non-qualified deferred compensation plans and 401(k) plan and benefits earned under our pension plan (as to Messrs. McGraw and Waycaster). Unless otherwise noted, amounts included in the tables below are based on the following:
•For payouts under the PBRP, we have included the actual payout for 2024, regardless of the reason for the payout.

•For three-year time-based restricted stock awards and Mr. Mabry’s five-year time-based restricted stock award, we have included the value of a prorated award, except in the event of a change in control. In the event of a change in control, we have assumed that the double trigger was satisfied as of December 31, 2024, and we have included the full value of the awards. For Mr. McGraw’s one-year time-based restricted stock award, we have included the full value of the award, regardless of the reason for payout.
•For our performance-based restricted stock awards, we have assumed a payout at target and prorated the award, except in the event of a change in control. In the event of a change in control, we have assumed that the double trigger was satisfied as of December 31, 2024.
•The value of our stock on December 31, 2024 was $35.75 per share.
•The amounts included in the “Change in Control” column in the tables below are subject to reduction in the event the applicable named executive’s aggregate payments would exceed the threshold determined under Section 280G.
•Unless otherwise noted, amounts paid in the event of disability or retirement are substantially identical. Only Messrs. Waycaster and McGraw have satisfied the age and service conditions and are eligible to retire.
Mr. Waycaster

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$1,366,065	$1,366,065	$1,568,250	$5,230,262	$—
Awards of performance-based restricted stock	1,109,180	1,109,180	1,109,180	1,831,794	—
Awards of time-based restricted stock	1,066,208	1,066,208	1,066,208	1,660,194	—
COBRA Premiums (18 months)	—	—	32,832	32,832	—
Retiree medical benefits(1)	8,875	—	—	—	—
Death Benefit	—	337,725	—	—	—
Total	$3,550,328	$3,879,178	$3,776,470	$8,755,082	$—
(1)This would only be payable if Mr. Waycaster retired.
Mr. Mabry

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$714,282	$714,282	$980,000	$2,686,603	$980,000
Awards of performance-based restricted stock	480,468	480,468	480,468	793,793	480,468
Awards of time-based restricted stock	610,493	610,493	610,493	1,024,667	610,493
COBRA Premiums (18 months)	—	—	32,832	32,832	32,832
Total	$1,805,243	$1,805,243	$2,103,793	$4,537,895	$2,103,793
Mr. McGraw

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$215,651	$215,651	$1,326,803	$2,688,236	$215,651
Awards of performance-based restricted stock	—	—	—	—	—
Awards of time-based restricted stock	84,227	84,227	84,227	84,227	84,227
COBRA Premiums (18 months)	—	—	32,506	32,506	—
Death Benefit	—	1,001,936	—	—	—
Total	$299,878	$1,301,814	$1,443,536	$2,804,969	$299,878

Mr. Chapman

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$910,710	$910,710	$1,165,500	$3,524,119	$—
Awards of performance-based restricted stock	662,162	662,162	662,162	1,132,775	—
Awards of time-based restricted stock	640,247	640,247	640,247	1,045,259	—
COBRA Premiums (18 months)	—	—	43,890	43,890	—
Total	$2,213,119	$2,213,119	$2,511,799	$5,746,043	$—
Mr. Perry

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$541,664	$541,664	$808,500	$1,760,539	$808,500
Awards of performance-based restricted stock	441,358	441,358	441,358	722,722	441,358
Awards of time-based restricted stock	423,649	423,649	423,649	652,080	423,649
COBRA Premiums (18 months)	—	—	43,890	43,890	43,890
Total	$1,406,671	$1,406,671	$1,717,397	$3,179,231	$1,717,397

OTHER COMPENSATION-RELATED DISCLOSURES
CEO Pay Ratio
General. As required by Section 953(b) of the Dodd-Frank Act, we are providing information about our “CEO pay ratio,” which refers to the relationship between the annual total compensation of our principal executive officer, Mr. Waycaster, and the median annual total compensation of our employees other than Mr. Waycaster. The comparison is based on the compensation we pay our “median employee,” an individual who receives compensation that is greater than one-half of our employees and compensation that is less than one-half, excluding Mr. Waycaster for this purpose. The comparison is expressed as a ratio, indicating the number of times Mr. Waycaster’s annual total compensation exceeds the annual total compensation of our median employee. For 2024:
•Mr. Waycaster’s annual total compensation was $3,512,565;
•The annual total compensation of our median employee was $64,879; and
•The ratio of Mr. Waycaster’s annual total compensation to the annual total compensation of our median employee was 54.1 to 1 (this ratio is the “CEO pay ratio”).
Identifying our Median Employee. As explained above, our median employee is the individual whose compensation is greater than one-half of our employees and less than one-half, excluding Mr. Waycaster. We are required to identify our median employee every three years, unless there is a material change to Renasant’s employee population or compensation arrangements that would significantly alter the pay ratio disclosure. We have identified a new median employee for the 2024 CEO pay ratio calculation, because we last identified our median employee three years ago.
In identifying the specific individual whom we considered our median employee:
•We first determined our employees as of December 31, 2024. Full-time, part-time, seasonal and temporary employees were included, but independent contractors, leased employees and similar workers were not. On December 31, 2024, our total employee population excluding Mr. Waycaster was 2,304 employees, and the number of independent contractors, leased employees and similar workers was not material.
•We then “ordered” our employees based on a consistently-applied, representative measure of compensation, which was total cash compensation paid to each employee for the fiscal year. We adjusted these amounts by annualizing the compensation for full-time and part-time individuals employed on December 31, 2024 who did not work the entire year. No full-time equivalent adjustments were made for part-time individuals, and we did not annualize the compensation of temporary or seasonal employees.
•Because we had an even number of employees as of the date we used for determining our median employee (that is, December 31, 2024), there was not a single median employee. We determined our “median employee” by averaging the total compensation of the two employees nearest the median.
Calculation of the CEO Pay Ratio. The CEO pay ratio compares the annual total compensation of Mr. Waycaster to the annual total compensation of our median employee. For this comparison, we are required to calculate Mr. Waycaster’s “annual total compensation” as the amount we reported in the “Total” column of the 2024 Summary Compensation Table above.
We calculated the annual total compensation of our median employee as if the amount would be reported in the “Total” column of the 2024 Summary Compensation Table. Our median employee’s annual total compensation is different (greater) than the amount of our median employee’s total cash compensation because it includes some non-cash items, such as the value of our contributions to the 401(k) plan, payroll deductions for deferrals to our 401(k) plan and insurance premiums and our insurance premium payments. We calculated the annual total compensation of our median employee on this basis because it permits us to more accurately compare the total compensation this employee received to the total compensation Mr. Waycaster received.

Pay Vs. Performance
General. The following table and graphs provide information required under the SEC’s “pay versus performance” rules over the last five years. The graphs below show the relationship of “compensation actually paid” in 2020, 2021, 2022, 2023 and 2024 to our principal executive officer (of which there were two in 2020) and other named executives to (1) Renasant’s TSR and the TSR of the S&P U.S. BMI Banks - Southeast Region Index (see note 4 to the table below for information about this index), (2) Renasant’s net income and (3) Renasant’s diluted EPS, and compare our TSR to the TSR of the S&P U.S. BMI Banks - Southeast Region Index. As required under SEC rules, “compensation actually paid” reflects adjustments to vested and unvested equity awards during the applicable years in the table based on year-end stock prices and accounting valuation assumptions; it does not reflect the actual amount or actual average amount, as applicable, of compensation earned by or paid to our principal executive officer or our other NEOs for the applicable year. For a comprehensive discussion of our executive compensation program, including its objectives and design and the decisions that the compensation committee made in 2024 with respect to the compensation of our named executive officers, please refer to the Compensation Discussion & Analysis section. For a discussion of compensation for 2023, 2022, 2021 and 2020 included in the table below, please see the Compensation Discussion & Analysis section of the proxy statement reporting our NEOs’ compensation for the applicable fiscal year.

Pay Vs. Performance
Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”)(1)(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for non-PEO NEOs(2)	Average Compensation Actually Paid to non-PEO NEOs(3)	Value of initial fixed $100 investment based on:		Net Income (in thousands)	Adjusted Diluted EPS (Non-GAAP)
					Total Shareholder Return (“TSR”)	Peer Group TSR(4)
2024	$3,512,565	$3,617,813	$2,039,419	$1,791,246	$116.18	$139.40	$195,457	$2.76
2023	2,808,744	2,188,363	1,787,796	1,415,290	106.47	107.45	144,678	3.15
2022	3,527,390	3,047,526	2,063,465	1,847,105	115.35	104.16	166,068	3.00
2021	3,190,763	3,483,712	1,942,720	2,086,277	113.42	128.06	175,892	2.98
2020	2,831,065	2,635,989	1,342,327	1,339,723	98.38	89.66	83,651	1.93
	(Mr. Waycaster)	(Mr. Waycaster)
2020	2,446,155	2,066,855
	(Mr. McGraw)	(Mr. McGraw)
(1)For 2024, 2023, 2022 and 2021, C. Mitchell Waycaster, our chief executive officer, was our PEO. In 2020, E. Robinson McGraw retired as chief executive officer in May 2020, succeeded by Mr. Waycaster; prior to his retirement, Mr. McGraw was our PEO.
(2)For 2024, 2023, 2022 and 2021, our named executive officers other than our PEO were James C. Mabry IV, E. Robinson McGraw, Kevin D. Chapman and Curtis J. Perry. As discussed in note 1 above, in 2020 Mr. McGraw was our chief executive officer, and PEO, until May 2020. As required by SEC rules, we had an additional named executive officer in 2020, who was J. Scott Cochran.
(3)“Compensation actually paid” reflects the amounts set forth in the “Summary Compensation Table Total for Principal Executive Officer” and “Average Summary Compensation Table Total for non-PEO NEOs” columns of the table above, each adjusted in accordance with SEC rules. Amounts added and deducted, on an item-by-item basis, to calculate the compensation actually paid for each fiscal year are included in the tables below.

	2024 (Waycaster)	2023 (Waycaster)	2022 (Waycaster)	2021 (Waycaster)	2020 (Waycaster)	2020 (McGraw)
SCT Total Compensation	$3,512,565	$2,808,744	$3,527,390	$3,190,763	$2,831,065	$2,446,155
Less: Stock Award Values Reported in SCT for the Covered Year	(1,239,222)	(1,304,934)	(1,186,635)	(1,113,326)	(1,062,600)	(916,847)
Plus: Fair Value of Outstanding Unvested Stock Awards Granted in the Covered Year	1,315,386	1,202,443	1,164,763	1,254,475	1,010,400	871,807
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Years	94,999	(181,854)	(17,300)	178,336	(53,992)	(18,427)
Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Year	21,095	(64,624)	(5,400)	50,237	(13,050)	(15,660)
Less: Fair Value of Stock Awards Forfeited during the Covered Year	(71,429)	(258,258)	(435,292)	(76,773)	(24,250)	(29,099)
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	(15,581)	(13,154)	—	—	(51,584)	(271,074)
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	—	—	—	—	—	—
Compensation Actually Paid	$3,617,813	$2,188,363	$3,047,526	$3,483,712	$2,635,989	$2,066,855

	2024 (Non-PEO NEOs)	2023 (Non-PEO NEOs)	2022 (Non-PEO NEOs)	2021 (Non-PEO NEOs)	2020 (Non-PEO NEOs)
SCT Total Compensation	$2,039,419	$1,787,796	$2,063,465	$1,942,720	$1,342,327
Less: Stock Award Values Reported in SCT for the Covered Year	(750,553)	(750,256)	(658,486)	(646,352)	(541,701)
Plus: Fair Value of Outstanding Unvested Stock Awards Granted in the Covered Year	505,516	725,492	748,477	750,699	642,035
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Years	49,813	(110,060)	(9,615)	86,005	(30,364)
Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Year	6,685	(47,427)	(24,189)	38,249	(57,226)
Less: Fair Value of Stock Awards Forfeited during the Covered Year	(24,192)	(143,854)	(272,547)	(61,765)	(15,348)
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	(35,442)	(46,401)	—	(23,279)	—
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	—	—	—	—	—
Compensation Actually Paid	$1,791,246	$1,415,290	$1,847,105	$2,086,277	$1,339,723
(4)We use the S&P U.S. BMI Banks - Southeast Region Index as the peer group in the table, which is the same peer group that we use for purposes of the stock performance graph contained in our Annual Report on Form 10-K for the year ended December 31, 2024. The S&P U.S. BMI Banks - Southeast Region Index, is a peer group of 50 regional bank holding companies, whose common stock is traded either on the New York Stock Exchange, NYSE Amex or NASDAQ, and which are headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

Most Important Financial Performance Measures. Listed below are the performance measures that our compensation committee views as the most important financial measures it used to link the compensation actually paid to our principal executive officer and other named executive officers for 2024 to Renasant’s performance. An explanation of why the compensation committee selected each of these performance measures may be found in the Compensation Discussion and Analysis section above under the heading “2024 Compensation Decisions.”

•Diluted earnings per share	•Efficiency ratio
•Return on average tangible common equity (non-GAAP)	•Return on average assets (PPNR) (non-GAAP)
•Total shareholder return

REPORT OF THE AUDIT COMMITTEE
The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and the procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assessment of the design and effectiveness of our internal control over financial reporting. Our independent registered public accountants are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, to obtain reasonable assurance that our consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles. The internal auditors are responsible to the audit committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the audit committee and the board of directors determine.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2024 and management’s assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2024. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The committee reviewed and discussed with the independent registered public accountants their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards including, without limitation, the matters required to be discussed by applicable requirements of the PCAOB and the Securities and Exchange Commission. In addition, the committee received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the audit committee concerning independence, discussed with the independent registered public accountants their independence from management and the Company, and considered the compatibility of non-audit services with such independence.
The committee discussed with our internal auditors and independent registered public accountants the overall scope and plans for their respective audits. The committee met with the internal auditors and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held 12 meetings during 2024.
In reliance upon the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements of the Company and the report on management’s assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the Securities and Exchange Commission.
Audit Committee:

John T. Foy, Chairman	Jill V. Deer, Vice Chairman
Gary D. Butler	Donald Clark, Jr.
Connie L. Engel	Sean M. Suggs

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The audit committee has appointed HORNE LLP to serve as our independent registered public accountants for the 2025 fiscal year. A representative of HORNE LLP is expected to attend the annual meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. HORNE LLP has served as our independent registered public accountants and audited our financial statements since 2005.
Fees related to services performed for us by HORNE LLP with respect to fiscal years 2024 and 2023 are as follows:

	2024	2023
Audit Fees(1)	$869,893	$847,531
Audit-related Fees(2)	35,850	35,000
Tax Fees	—	—
All Other Fees	—	—
Total	$905,743	$882,531
(1)Audit fees included fees and expenses associated with the audit of our annual financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q and regulatory and statutory filings.
(2)Audit-related fees primarily included fees and expenses associated with the audits of the financial statements of certain employee benefit plans and other required procedures.
In accordance with the procedures set forth in its charter, the audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent registered public accountants prior to their engagement with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the audit committee prior to the completion of the audit. For fiscal years 2024 and 2023, none of the fees listed under Audit-related Fees were covered by the de minimis exception. The audit committee has delegated to its chairman the authority to pre-approve the engagement of the independent registered public accountants when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire audit committee at the next committee meeting.

VOTING YOUR SHARES
Attending the Annual Meeting
Any shareholder who wishes to attend the annual meeting can do so by joining us in person at Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827. There will be no webcast or other virtual component to the annual meeting, and therefore you will not be able to attend the meeting over the internet. As a reminder, if you have voted by proxy you do not need to attend the 2025 Annual Meeting, although we welcome your attendance.
If you would like to attend the annual meeting in person and need driving directions, please contact Mark W. Jeanfreau, our Secretary, by e-mail to mark.jeanfreau@renasant.com or by phone at (662) 680-1445.
Record Date; Shares Outstanding
The board of directors fixed the close of business on Friday, February 18, 2025, as the record date for our annual meeting. Only shareholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of the record date (February 18, 2025), our only outstanding class of voting securities was common stock, par value $5.00 per share. On that date, 150,000,000 shares were authorized, of which 63,657,444 shares were outstanding, held by approximately 27,798 shareholders of record.
Voting
Each share is entitled to one vote on each matter considered at the meeting. A shareholder may vote by proxy, whether or not the shareholder attends the annual meeting. You may vote by proxy:
•Using the internet, at www.proxyvote.com. To vote via the internet, you will need the control number that is included on the Notice or proxy card that was mailed to you, as applicable.
•Using a toll free telephone number, at (800) 690-6903. You will need the control number that is included on the Notice or proxy card that was mailed to you, as applicable.
•By completing and mailing your proxy card to the address included on the card, if you received a paper copy of the proxy statement and proxy card.
A shareholder may also vote in person by ballot at the meeting, but only if the shareholder is a record holder of our stock or obtains a broker representation letter from the bank, broker or other record holder of the shareholder’s stock. A shareholder must also bring proof of identity to the meeting.
Quorum
A “quorum” must be present to hold our annual meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the annual meeting is a quorum. Once shares are represented for any purpose at the annual meeting, they are considered present for purposes of determining whether a quorum is present for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting.
How Votes are Counted
Proxies. Shares voted by proxy will be voted as instructed at the annual meeting, including any adjournments or postponements of the meeting. If a signed proxy card is returned with no voting instructions, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy as follows:
•“FOR” the election of nominees Kevin D. Chapman, Donald Clark, Jr., M. Ray (Hoppy) Cole, Jr., John M. Creekmore, Albert J. Dale, III, Jill V. Deer, Connie L. Engel, Neal A. Holland, Jr., Jonathan A. Levy, E. Robinson McGraw, Renee Moore, Ted E. Parker, Sean M. Suggs and C. Mitchell Waycaster. Should the FBMS merger not be completed by the time of our 2025 Annual Meeting, votes cast in favor of the Messrs. Cole, Levy and Parker and Ms. Moore will not be counted, but proxies not revoked will be voted in favor of the other ten nominees;
•“FOR” the approval of an amendment to Renasant Corporation’s Articles of Incorporation to increase the number of shares of common stock, par value $5.00 per share, authorized for issuance from 150 million shares to 250 million shares (the “Authorized Shares Increase Amendment”);

•“FOR” the approval of an amendment to Renasant Corporation’s Articles of Incorporation to eliminate the personal liability of Renasant directors for monetary damages for their actions, or failure to act, as directors, subject to certain exceptions (the “Director Exculpation Amendment”);
•“FOR” the adoption of the non-binding advisory resolution approving the compensation of our named executive officers; and
•“FOR” the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2025.
Street Name. For shares held in a broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker. If you do not provide voting instructions, the shares will not be voted on any matter for which the broker does not have discretionary authority to vote (these are generally non-routine matters). A vote that is not cast because instructions are not provided is called a “broker non-vote.” We will treat broker non-votes as shares present for purposes of determining whether a quorum is present, but we will not consider broker non-votes present for purposes of calculating the vote on a particular matter, nor will we count them as a vote FOR or AGAINST a matter or as an abstention on the matter. The approval of the Authorized Shares Increase Amendment and the ratification of our appointment of our independent registered public accountants are generally considered routine matters for broker voting purposes, but none of the other proposals to be voted on at the annual meeting are considered routine.
Abstention. Under Mississippi law, an abstention by a shareholder either present in person at the annual meeting or represented by proxy is not a vote “cast” and is not counted “for” or “against” the matter subject to the abstention.
Required Vote for Each Proposal
The required vote on each proposal to be voted on at the 2025 Annual Meeting is as follows:
•Directors are elected by plurality vote. Candidates up for election who receive the highest number of votes cast, up to the number of directors to be elected, are elected.
The board has adopted a “majority voting” policy that applies in an uncontested election of directors. Under this policy, any nominee for director who receives a greater number of “withhold” votes from his or her election than votes “for” election, although still elected as a director, must promptly tender his or her resignation. The board will then determine whether to accept the resignation, and the board’s decision will be publicly disclosed. This policy does not apply in contested elections. More information about our majority voting policy is set forth above in the Corporate Governance and the Board of Directors section under the heading “Governing Documents and Practices.”
•The affirmative vote of a majority of votes cast is required for the approval or ratification, as applicable, of (1) the Authorized Shares Increase Amendment, (2) the Director Exculpation Amendment, (3) on a non-binding advisory basis, our 2024 executive compensation program, and (4) our appointment of HORNE LLP as our independent registered public accountants for 2025. If you fail to vote or respond with an “abstain” vote, your proxy will not count “for” or “against” the relevant proposal.
Shares Held by the Renasant 401(k) Plan
On the record date, the Renasant 401(k) plan held an aggregate of 603,136 shares, or 0.95%, of our common stock. If an account in the Renasant 401(k) plan is invested in our common stock, the owner of the account votes these shares by providing instructions to the plan’s trustee, Renasant Bank, which acts as the proxy and votes the shares. If voting instructions are not timely furnished, the Bank votes in a manner that “mirrors” how shares for which it has received instructions are voted.
Solicitation and Revocation of Proxies
Solicitation. Our board of directors is soliciting your proxy, and our solicitation of proxies may be conducted by telephone, mail, facsimile, via the internet or by overnight delivery service. We have engaged Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) to assist in our solicitation of proxies. We do not pay Broadridge additional compensation for its service. Our directors, officers and employees may also solicit proxies. Renasant bears the cost of proxy solicitation; individuals who are directors, officers and employees do not receive separate compensation for their services. We reimburse banks, brokerage firms and other persons representing beneficial owners of our common stock for reasonable expenses incurred to forward proxy materials to our beneficial owners.

Revocation. A proxy may be revoked at any time before it is voted. To revoke a proxy:
•Provide written notice of revocation to our Secretary before the annual meeting;
•Provide a proxy dated later than your previous proxy either by telephone or on the internet;
•Deliver a signed proxy card dated later than your previous proxy; or
•Attend the annual meeting and vote at the meeting, if you are the record owner of our stock or you obtain a broker representation letter from your bank, broker or other record holder of our common stock.
Written notice of the revocation of a proxy should be delivered to the following address:
Renasant Corporation
Attn: Secretary
209 Troy Street
Tupelo, Mississippi 38804-4827
Any change to voting instructions previously provided to the trustee of our 401(k) plan must be received at least one business day before the annual meeting to be given effect.

PROPOSALS
Proposal 1 - Election of Directors
Nominees. The board has nominated Kevin D. Chapman, Donald Clark, Jr., M. Ray (Hoppy) Cole, Jr., John M. Creekmore, Albert J. Dale, III, Jill V. Deer, Connie L. Engel, Neal A. Holland, Jr., Jonathan A. Levy, Renee Moore, E. Robinson McGraw, Ted E. Parker, Sean M. Suggs and C. Mitchell Waycaster for election as directors, to serve a one-year term, or until the 2026 annual meeting. At the 2024 annual meeting, Renasant shareholders approved an amendment to our Articles of Incorporation to declassify the board of directors, without shortening any director’s current term in office. Since the term of office of directors Gary D. Butler, Rose J. Flenorl, John T. Foy and Richard L. Heyer, Jr. does not expire until the 2026 Annual Meeting of Shareholders, they are not up for reelection at this year’s annual meeting, notwithstanding the declassification of the board of directors.
As required under the merger agreement for the FBMS merger, at the closing of the FBMS merger we are required to increase the size of our board of directors by four members and appoint Messrs. Cole, Levy and Parker and Ms. Moore to the board. The board has nominated Messrs. Cole, Levy and Parker and Ms. Moore for election at the 2025 Annual Meeting, contingent on the closing of the FBMS merger prior to the meeting, which remains subject to regulatory approval and the satisfaction of the remaining, customary conditions to closing. Should we not complete the merger prior to the meeting, none of Messrs. Cole, Levy and Parker and Ms. Moore will stand for election to the board at the 2025 Annual Meeting, and we will not count votes cast for any of them. Instead, they will subsequently be appointed to the board at the time of our completion of the FBMS merger in accordance with our merger agreement with FBMS. We believe that, upon their appointment to the board following the completion of the FBMS merger, Messrs. Cole, Levy and Parker and Ms. Moore will enhance the capabilities of the board.
As of the date of this proxy statement, all of our nominees are current directors standing for re-election, except for Messrs. Cole, Levy and Parker and Ms. Moore, who will be standing for election as Renasant directors for the first time, with their election subject to the completion of the FBMS merger. Biographical information about each nominee for election other than Messrs. Cole, Levy and Parker and Ms. Moore may be found in the Board Members and Compensation section under the heading “Members of the Board of Directors.” Biographical information for Messrs. Cole, Levy and Parker and Ms. Moore follows. If for any reason a nominee is not available as a candidate for director, an event that the board does not anticipate, the proxy holders will vote, in their discretion, for another candidate nominated by the board.

Name	Age	Background, Experience, Qualifications and Skills
M. Ray (Hoppy) Cole, Jr.	63
Background: Since 2009 Mr. Cole has served as FBMS’s and The First Bank’s chairman of the board, president and chief executive officer. Mr. Cole will be appointed a Renasant director upon the completion of the FBMS merger.

Experience/Qualifications/Skills: As FBMS’s and The First Bank’s chief executive officer, Mr. Cole has extensive knowledge of all aspects of FBMS’s business, and his role on our board will be essential to our efforts to successfully integrate FBMS’s operations with Renasant’s following the completion of the merger. His many years of experience in banking and his leadership in building FBMS make him well qualified to serve as a Renasant director. His insight is expected to be an essential part of formulating Renasant’s policies, plans and strategies.

Jonathan A. Levy	64
Background: Mr. Levy has been involved in the real estate and construction industry for more than 35 years. He is the Co-Founder and Managing Partner of Redstone Investments, which is a development, management, and acquisitions company with a focus on shopping center development. Redstone also has a commercial real estate brokerage which provides asset management services for financial institutions and other third parties. Mr. Levy is involved in many civic and educational activities in the Tampa, Florida area. Mr. Levy also currently serves as a director of Prospector Capital Corp., a special purpose acquisition company listed on the Nasdaq Capital Market, and he has previously served as a director of Huntington Bancshares, Inc. and other financial institutions over the last 30 years.

Experience/Qualifications/Skills: Mr. Levy has served on the FBMS board of directors since August 2022. His experience in commercial real estate development is expected to provide the Renasant board with insight into the trends and risks associated with residential, rental and commercial real estate, especially within our Florida markets. Mr. Levy’s experience as a director for a large financial institution will also aid Renasant as it continues to grow.

Renee Moore	63
Background: Ms. Moore is a certified public accountant and since 2009 the partner in charge of tax services at Topp McWhorter Harvey, PLLC, and she has served as a director of FBMS since 2020. Ms. Moore has more than 30 years of public and private accounting experience. She is also active in the Hattiesburg, Mississippi community, serving as an Ambassador and board member for the Area Development Partnership of Greater Hattiesburg, among other activities. In 2022, Ms. Moore was recognized as a Leader in Finance by the Mississippi Business Journal.

Experience/Qualifications/Skills: Throughout Ms. Moore’s career, she has held numerous leadership positions. From chief financial officer of a privately-held company to partner in charge of a major service division in the sixth largest accounting firm in Mississippi, her experience in both public accounting and industry, as well as experience gained when she co-owned and operated her own business, have given her a unique understanding and perspective. She also has experience as an independent audit manager for a national bank.

Ted E. Parker	65
Background: Mr. Parker has been in the stocker-grazer cattle business for more than 45 years as the owner and operator of Ted Parker Farms LLC. He served as a licensed commodity floor broker at the Chicago Mercantile Exchange from 1982 to 1983. He served on the Bayer Animal Health Advisory Board from 2010 to 2016 and on the Marketing and International Trade Committee of the National Cattleman’s Beef Association from 2015 to 2017 and currently serves on the Cattle Fax board of directors and is on its nominating committee. Mr. Parker was the 2018 National Stocker Operator of the Year and the 2019 Mississippi Farmer of the Year.

Experience/Qualifications/Skills: Mr. Parker has served on the FBMS board since the company’s inception in 1995 and is currently its lead director. His experience in the cattle business will provide our board with insight into the needs of the agricultural community in Renasant’s markets. His insight into the market in which he lives through his community involvement will also be important assets to the board.

Required Vote. Directors are elected by a plurality vote; the nominees for election as directors who receive the highest number of votes cast, up to the number of directors to be elected, are elected.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF KEVIN D. CHAPMAN, DONALD CLARK, JR., M. RAY (HOPPY) COLE, JR., JOHN M. CREEKMORE, ALBERT J. DALE, III, JILL V. DEER, CONNIE L. ENGEL, NEAL A. HOLLAND, JR., JONATHAN A. LEVY, RENEE MOORE, E. ROBINSON MCGRAW, TED E. PARKER, SEAN M. SUGGS AND C. MITCHELL WAYCASTER AS DIRECTORS TO THE BOARD OF DIRECTORS.

Proposal 2 - Amendment to the Articles of Incorporation to Increase the Number of Shares of Renasant Common Stock Authorized for Issuance
Background. Our Articles of Incorporation currently authorize the issuance of up to 150,000,000 shares of common stock, as well as 5,000,000 shares of preferred stock. At the annual meeting, we are asking our shareholders to approve and adopt a proposal to amend our Articles of Incorporation to increase the number of shares of common stock we are authorized to issue from 150,000,000 shares to 250,000,000 shares, which we refer to as the “Authorized Shares Increase Amendment.” At its January 2025 board meeting, the board unanimously approved, and unanimously recommended that our shareholders approve, the Authorized Shares Increase Amendment.
The Authorized Shares Increase Amendment, if approved, will amend Article Fourth of the Articles of Incorporation by replacing “One Hundred Fifty Million (150,000,000)” with “Two Hundred Fifty Million (250,000,000).” The full text of the Authorized Shares Increase Amendment is attached as Appendix B-1 to this proxy statement.
The Authorized Shares Increase Amendment will not become effective until Articles of Amendment are filed with the Secretary of State of Mississippi. If the Authorized Shares Increase Amendment is approved, we intend to make this filing promptly after the annual meeting (and, if the Director Exculpation Amendment is also approved, the Articles of Amendment will also include the amendment to the Articles of Incorporation contemplated by the Director Exculpation Amendment).
We are not proposing to make any changes to the number of authorized shares of our preferred stock.
Reason for the Increase in the Number of Authorized Shares of Common Stock. As of March 6, 2025, 150,000,000 shares of common stock were authorized for issuance, 63,733,221 shares of common stock were outstanding and an additional 2,171,233 shares were reserved for future grants and awards under the LTIP and our other employee benefit plans. In addition, we expect to issue approximately 31,251,167 shares of our common stock in connection with the completion of the FBMS merger. Therefore, following the completion of the FBMS merger, approximately 52,844,379 shares of our common stock will remain available for issuance.
Renasant has no present plan, agreement or understanding involving the issuance of its common stock, except for shares to be issued in the FBMS merger and shares required or permitted to be issued under the LTIP and other employee benefit plans (and, as the information in the previous paragraph shows, Renasant does not need to increase its authorized shares to cover shares issuable in the FBMS merger or reserved under the LTIP). However, the board believes that it is in the best interests of Renasant and its shareholders to have a sufficient number of shares of common stock authorized to give us the flexibility to issue shares of common stock in connection with future stock dividends, public and private equity financings, mergers and other expansion opportunities as well as for general corporate purposes. The board has determined that the number of authorized shares of common stock currently available for issuance may not be sufficient for our future needs. Increasing the number of authorized shares now will avoid the potential delays and expense of calling and holding a special meeting of shareholders at a later date to approve an increase in the number of authorized shares, which could result in Renasant not being able to take advantage of a potential opportunity. The board believes that the increased number of authorized shares will enhance our ability to promptly respond to acquisition, financing and other opportunities.
Effects of the Proposal. The approval of the Authorized Shares Increase Amendment will result in an additional 100,000,000 shares of common stock being available for issuance. Authorized but unissued shares of Renasant’s common stock, including shares of common stock covered by this proposal, are issuable at such times, for such purposes and for such consideration (cash or otherwise) as the board of directors may determine to be appropriate without further authority from or approval by our shareholders, except as may be required by applicable law, rules or regulations and the NYSE Listing Rules. For example, both the Mississippi Business Corporation Act (the “MBCA”) and the NYSE Listing Rules require prior shareholder approval of a share issuance in connection with merger where the number of shares proposed to be issued would exceed 20% of Renasant’s voting power immediately prior to the merger.
The additional shares of Renasant common stock authorized by the Authorized Shares Increase Amendment will be part of the existing class of our common stock and thus will have the same rights and privileges as each share of common stock currently authorized or outstanding. These additional shares will not have any effect on the rights of present shareholders. However, our shareholders do not have preemptive rights (that is, the right to have the first chance to purchase shares in future stock issuances). Therefore, if the board determines to issue additional shares of our common stock, it would have the discretion to determine to whom such additional shares would be offered. As a result, the issuance of additional authorized shares in the future, other than through a proportional issuance such as a stock dividend, will have a dilutive effect on shareholders’ interests with respect to earnings per share, voting and liquidation value and, depending on the price at which the shares are issued, book and market value per share.

Possible Anti-Takeover Effects of the Proposal. An increase in the authorized number of shares of common stock and the issuance of the shares may also have the effect of delaying or preventing a change in control of Renasant. Shares of authorized and unissued common stock could be issued (within the limits imposed by applicable law) in one or more transactions that would make a change in control of Renasant more difficult and therefore less likely. Any issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock and could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of Renasant or to remove incumbent management.
The Authorized Shares Increase Amendment is not in response to any effort by an outside party to accumulate Renasant common stock, nor are we aware of any such effort. Further, it is not in response to any attempt to acquire control of Renasant, nor are we aware of any such attempt. The Authorized Shares Increase Amendment is not part of a plan by Renasant to adopt a series of anti-takeover measures nor do we have any present intention of proposing the adoption of anti-takeover measures in the future.
There are existing anti-takeover provisions included in our Articles of Incorporation and Bylaws, as summarized below:
•The Articles of Incorporation contain a “fair price” provision. This provision requires the approval by the holders of not less than 80% of our outstanding voting stock, and the approval of the holders of not less than 67% of our outstanding voting stock held by shareholders other than a “controlling party” (defined to mean a shareholder owning or controlling 20% or more of our outstanding voting stock at the time of the proposed transaction), of any merger, consolidation or sale or lease of all or substantially all of our assets involving the controlling party. For purposes of the fair price provisions, “substantially all” of our assets means assets having a fair market value or book value, whichever is greater, that is at least 25% of the value of our total assets, as set forth on a balance sheet that is as of a date no more than 45 days prior to the proposed transaction. The elevated approval requirements do not apply if (1) the proposed transaction is approved by a majority of our board of directors or (2) the consideration our shareholders will receive in the proposed transaction meets certain minimum price requirements set forth in the Articles of Incorporation. The “fair price” provision makes it more difficult for a third party to obtain approval of a business combination transaction.
•Under our Articles of Incorporation, the board of directors is authorized to issue, without any further approval from our shareholders, a series of preferred stock with the designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions, as the board determines in its discretion. This authorization may operate to provide anti-takeover protection because, in the event of a proposed merger, tender offer or other attempt to gain control of us that the board of directors does not believe is in our or our shareholders’ best interests, the board has the ability to quickly issue shares of preferred stock with certain rights, preferences and limitations that could make the proposed takeover attempt more difficult to complete. Such preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a “poison pill.”
•Our Bylaws provide that a shareholder may not call a special meeting of shareholders unless such shareholder owns at least 50% of our issued and outstanding stock. This requirement makes it more difficult for a third-party acquiror to call a shareholders’ meeting to vote on corporate matters.
Required Vote. The Authorized Shares Increase Amendment requires the affirmative vote of majority of the votes cast at the annual meeting. Abstentions and broker non-votes will not be counted as votes cast for or against the proposal.
The Authorized Shares Increase Amendment and the Director Exculpation Amendment, discussed immediately below, are separate proposals, and whether our shareholders approve the Director Exculpation Amendment or not will have no effect on the approval of the Authorized Shares Increase Amendment.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO RENASANT’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF RENASANT COMMON STOCK AUTHORIZED FOR ISSUANCE.
Proposal 3 – Amendment to the Articles of Incorporation to Eliminate the Personal Liability of Renasant Directors
General. At its January meeting, the board of directors, following the recommendation of the nominating committee, unanimously approved, and unanimously recommended that our shareholders approve, an amendment to our Articles of Incorporation to provide that Renasant directors shall not be liable to Renasant or its shareholders for monetary damages for any action taken, or any failure to act, as a director, subject to the exceptions as outlined in the MBCA. The full text of the amendment, which we refer to as the “Director Exculpation Amendment,” is attached as Appendix B-2 to this proxy statement.

The Director Exculpation Amendment will not become effective until Articles of Amendment are filed with the Secretary of State of Mississippi. If the Director Exculpation Amendment is approved, we intend to make this filing promptly after the annual meeting (and, if the Authorized Shares Increase Amendment is also approved, the Articles of Amendment will also include the amendment to the Articles of Incorporation contemplated by the Authorized Shares Increase Amendment).
Considerations of the Committee and the Board. Section 79-4-2.02(b)(4) of the MBCA permits a Mississippi corporation to include a provision in its articles of incorporation eliminating the liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director. The statute provides for situations where liability may not be eliminated: (1) the amount of a financial benefit received by a director to which he or she is not entitled; (2) an intentional infliction of harm on the corporation or the shareholders; (3) a violation of Section 79-4-8.33 of the MBCA, which governs liability for unlawful distributions; or (4) an intentional violation of criminal law. This is commonly referred to as a “director exculpation clause.”
The board of directors and the nominating committee annually review Renasant’s corporate governance policies and practices. In late 2024 and early 2025, the committee considered the addition of a director exculpation clause to the Articles of Incorporation. The committee reviewed what it perceived to be the advantages and disadvantages of a director exculpation clause, the views of corporate governance commentators and others with respect to director exculpation clauses and the practices among financial institutions that we view as our peers.
The nominating committee recognized that the governing instruments of a large majority of public companies provide for exculpation of directors like the one we have proposed, and that such exculpation clauses have become a routine element of public companies’ corporate governance structures. The prevalence of director exculpation clauses extends to financial institutions: a substantial majority of the companies included in our 2024 compensation peer group have adopted director exculpation clauses.
The nominating committee believes director exculpation clauses help ensure that concerns about potential exposure to personal liability will not adversely impact an individual’s decision to serve as a Renasant director or the willingness of our directors to make difficult, potentially value-maximizing business decisions that are necessary in a highly competitive environment. The nominating committee determined that a director exculpation clause will allow our directors to more effectively fulfill their role on behalf of shareholders. The frequency of litigation and the substantial costs associated with defending claims against directors, regardless of the merit of the claims, was also noted.
Based on this review and its conclusions, the nominating committee determined that the addition of a director exculpation clause in the Articles of Incorporation is in the best interests of Renasant and its shareholders and, accordingly, recommended that the board approve the Director Exculpation Amendment.
Required Vote. The approval of the Director Exculpation Amendment requires the affirmative vote of majority of the votes cast at the annual meeting. Abstentions and broker non-votes will not be counted as votes cast for or against the proposal.
The Director Exculpation Amendment and the Authorized Shares Increase Amendment, discussed immediately above, are separate proposals, and whether our shareholders approve the Authorized Shares Increase Amendment or not will have no effect on the approval of the Director Exculpation Amendment.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO ELIMINATE THE PERSONAL LIABILITY OF RENASANT DIRECTORS.
Proposal 4 - Advisory Vote on Executive Compensation
Advisory Vote. Our board is seeking non-binding advisory shareholder approval of the compensation we pay to our named executive officers. This vote, called “say-on-pay,” is required by the Dodd-Frank Act and Section 14A of the Exchange Act. We hold say-on-pay votes annually. For 2024 compensation, we are asking our shareholders to vote on the following resolution:
RESOLVED, that the shareholders of Renasant Corporation hereby approve the compensation paid to the named executive officers of Renasant Corporation as disclosed in this proxy statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission (which disclosures include the Compensation Discussion and Analysis, the compensation tables and any related narrative discussion).
Our compensation program is based on a design that rewards the attainment of performance measures that align the interests of our executives with those of our shareholders and also provides competitive fixed compensation intended to enhance employee retention and achieve strategic goals. The specific decisions made by our compensation committee for 2024 are summarized in detail in the Compensation Discussion and Analysis section above and the compensation tables and related disclosures that appear in the Compensation Tables section. We urge our shareholders to carefully review these sections before deciding how to vote on this proposal.
Required Vote. The affirmative vote of a majority of the votes cast at the annual meeting is required for the approval of the above resolution. As an advisory vote, this proposal is not binding, but our board and compensation committee will review the results as they continue to evaluate and modify our executive compensation program.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Proposal 5 - Ratification of the Appointment of HORNE LLP as Independent Registered Public Accountants for 2025
Ratification. We are asking our shareholders to ratify the audit committee’s selection of HORNE LLP as our independent registered public accountants for 2025. Although current law, rules and regulations, as well as the charter of the audit committee, require the audit committee to engage, retain and supervise our independent registered public accountants, we view the selection of the independent registered public accountants as an important matter of shareholder concern and thus are submitting the selection of HORNE LLP for shareholder ratification as a matter of good corporate practice.
Required Vote. The affirmative vote of a majority of the votes cast at the annual meeting is required for the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2025. If our shareholders fail to ratify this appointment, the audit committee will reconsider whether to retain HORNE LLP and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such change would be in our and our shareholders’ best interests.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF HORNE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2025.
Other Matters
As of the date of this proxy statement, management was unaware of any other matters to be brought before the annual meeting other than those described in this proxy statement. However, if any other matters are properly brought before the annual meeting, the persons named on our proxy card will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

STOCK OWNERSHIP
Common Stock Ownership Greater than 5%
The following table sets forth information regarding the beneficial ownership of our common stock as of March 6, 2025, by each person or entity, including any group (as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of 5% or more of our outstanding common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based on the number of shares of our common stock outstanding as of March 6, 2025, which was 63,733,221 shares.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc. 50 Hudson Yards New York, New York 10001	8,203,505(1)	12.87%
Vanguard Group Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,416,896(2)	10.07%
State Street Corporation One Congress Street, Suite 1 Boston, Massachusetts 02114	4,047,500(3)	6.35%
Victory Capital Management Inc. 4900 Tiedeman Road, 4th Floor Brooklyn, Ohio 44144	3,955,366(4)	6.21%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, Texas 78746	3,913,034(5)	6.14%
(1)The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 16) filed with the SEC on January 23, 2024 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership as of December 31, 2023. Of the 8,203,505 shares covered by the Schedule 13G, BlackRock has sole voting power with respect to 8,097,252 shares, no shared voting power, and sole dispositive power with respect to all of the shares. BlackRock’s Schedule 13G discloses that iShares Core S&P Small Cap ETF owns more than 5% of our common stock, and BlackRock Fund Advisors beneficially owns 5% or more of our common stock.
(2)The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 2) filed with the SEC on February 13, 2024 by Vanguard Group Inc. (“Vanguard”) reporting beneficial ownership as of December 31, 2023. Of the 6,416,896 shares covered by the Schedule 13G, Vanguard has no sole voting power over the shares, shared voting power with respect to 49,095 shares, sole dispositive power with respect to 6,306,973 shares and shared dispositive power with respect to 109,953 shares. According to Vanguard’s Schedule 13G, no client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of such shares.
(3)The amount shown in the table and the following information are based on a Schedule 13G filed with the SEC on February 4, 2025 by State Street Corporation (“State Street”) reporting beneficial ownership as of December 31, 2024. Of the 4,047,500 shares covered by the Schedule 13G, State Street has sole voting power with respect to none of the shares, shared voting power with respect to 396,884 shares, and sole dispositive power over all of the shares. According to State Street’s Schedule 13G, no client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of such shares.
(4)The amount shown in the table and the following information are based on a Schedule 13G filed with the SEC on November 7, 2024 by Victory Capital Management Inc. (“Victory”) reporting beneficial ownership as of September 30, 2024. Of the 3,955,366 shares covered by the Schedule 13G, Victory has sole voting power over 3,933,266 shares, no shared voting power, and sole dispositive power over all of the shares. According to Victory’s Schedule 13G, no client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of such shares.
(5)The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 14) filed with the SEC on February 9, 2024 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership as of December 31, 2023. Of the 3,913,034 shares covered by the Schedule 13G, Dimensional has sole voting power with respect to 3,857,413 shares, no shared voting power and sole dispositive power over all of the shares. Dimensional is a registered investment advisor that, directly or indirectly, furnishes investment advice to four registered investment companies and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (these companies, trusts and accounts are referred to as the “Funds”). The Funds are the owners of the shares covered by the Schedule 13G; to the knowledge of Dimensional, no single Fund owns more than 5% of our common stock. Dimensional disclaims beneficial ownership of the shares of our common stock owned by the Funds.
Beneficial Ownership of Common Stock by Directors, Nominees and Executive Officers
The following table includes information about the common stock owned beneficially (determined in accordance with Rule 13d-3 under the Exchange Act) by (1) our directors and nominees, (2) our named executive officers and (3) our directors and executive officers, as a group, as of March 6, 2025. Except for Messrs. Cole, Levy and Parker and Ms. Moore, each of the persons listed in the table below under the heading “Directors and Nominees” currently serves as a Renasant director. Unless otherwise noted, the persons below have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The business address for each of the directors and executive officers listed below is 209 Troy Street, Tupelo, Mississippi 38804-4827, except that the business address for Messrs. Cole, Levy and Parker and Ms. Moore is 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402. The percentage ownership listed in the table is based on the shares of our common stock outstanding as of March 6, 2025 as determined in accordance with Rule 13d-3 under the Exchange Act.

	Amount and Nature of Beneficial Ownership
	Direct		Options Exercisable Within 60 Days	Other		Total	Percent of Class
Directors and Nominees:(1)
Gary D. Butler	10,366		—	—		10,366	*
Donald Clark, Jr.	16,179		—	18,197	(2)	34,376	*
M. Ray (Hoppy) Cole, Jr.(3)	106,512		—	7,488	(3)	114,000	*
John M. Creekmore	24,057		—	—		24,057	*
Albert J. Dale, III	37,083		—	203	(4)	37,286	*
Jill V. Deer	20,360		—	—		20,360	*
Connie L. Engel	11,705		—	—		11,705	*
Rose J. Flenorl	4,763		—	—		4,763	*
John T. Foy	37,149		—	—		37,149	*
Richard L. Heyer, Jr.	48,341		—	—		48,341	*
Neal A. Holland, Jr.	73,358	(5)	—	162,847	(5)	236,205	*
Jonathan A. Levy(6)	3,704		—	12,025	(6)	15,729	*
Renee Moore(7)	7,264		—	—		7,264	*
Ted E. Parker(8)	87,921		—	4,455	(8)	92,376	*
Sean M. Suggs	11,285		—	—		11,285	*
Named Executive Officers:
E. Robinson McGraw	242,194	(9)	—	—		242,194	*
C. Mitchell Waycaster	226,632	(10)	—	—		226,632	*
James C. Mabry IV	108,644	(11)	—	—		108,644	*
Kevin D. Chapman	171,695	(12)	—	—		171,695	*
Curtis J. Perry	86,679	(13)	—	—		86,679	*
All directors, nominees and executive officers as a group (24 persons total)	1,587,717		—	205,525		1,793,242	2.81%
* Less than 1% of the common stock outstanding.
(1)For each current non-employee director, direct ownership includes 2,356 shares representing an award of time-based restricted stock under the LTIP that will vest as of the 2025 Annual Meeting. Each director possesses voting and dividend rights with respect to these shares.
(2)Consists of 9,098 shares held in two individual retirement accounts owned by Mr. Clark’s spouse and 9,099 shares held in a family trust of which Mr. Clark serves as the trustee.
(3)Mr. Cole is a nominee for election as a director. His Renasant stock ownership is based on his ownership of 114,000 shares of FBMS common stock, which will automatically convert into 114,000 shares of our common stock at the effective time of the FBMS merger, based on the exchange ratio in the merger. Other ownership consists of 1,060 shares held in an individual retirement account owned by Mr. Cole’s spouse, 1,100 shares owned by Mr. Cole’s grandchildren of which Mr. Cole is the custodian and 5,328 shares held by Mr. Cole’s children.
(4)These shares are held by Mr. Dale’s grandchildren.

(5)Of the shares listed as directly and indirectly owned, 119,112 shares are pledged as collateral for a loan from the Bank. Other ownership consists of 1,303 shares held in an individual retirement account owned by Mr. Holland’s spouse, of which Mr. Holland is the beneficiary, 7,248 shares held by a family limited partnership, Holland Limited Partnership, 152,146 shares held by a family limited partnership, Holland Holdings, LP, 2,000 shares held in a living trust of which Mr. Holland serves as trustee, and 150 shares in a trust for his children.
(6)Mr. Levy is a nominee for election as a director. His Renasant stock ownership is based on his ownership of 15,729 shares of FBMS common stock, which will automatically convert into 15,729 shares of our common stock at the effective time of the FBMS merger, based on the exchange ratio in the merger. Other ownership consists of 12,025 shares held in a family trust.
(7)Ms. Moore is a nominee for election as a director. Her Renasant stock ownership is based on her ownership of 7,264 shares of FBMS common stock, which will automatically convert into 7,264 shares of our common stock at the effective time of the FBMS merger, based on the exchange ratio in the merger.
(8)Mr. Parker is a nominee for election as a director. His Renasant stock ownership is based on his ownership of 92,376 shares of FBMS common stock, which will automatically convert into 92,376 shares of our common stock at the effective time of the FBMS merger, based on the exchange ratio in the merger. Other ownership consists of 2,200 shares held in an individual retirement account owned by Mr. Parker’s spouse, 955 shares owned by Mr. Parker’s business and 1,300 shares held by Mr. Parker’s children.
(9)Mr. McGraw is also the Chairman of our board of directors. Direct ownership includes 2,356 shares representing awards of time-based restricted stock under our LTIP that will vest as of the 2025 Annual Meeting.
(10)Mr. Waycaster is also a member of our board of directors. Direct ownership includes an aggregate of 18,542 shares allocated to Mr. Waycaster’s accounts under our 401(k) plan, over which he has voting power, 50,726 shares representing awards of time-based restricted stock under our LTIP and 36,248 shares representing target awards of performance-based restricted stock under our LTIP.
(11)Direct ownership includes 29,396 shares representing awards of time-based restricted stock under our LTIP and 22,938 shares representing target awards of performance-based restricted stock under our LTIP.
(12)Mr. Chapman is also a nominee for election as a director. Direct ownership includes an aggregate of 6,661 shares allocated to Mr. Chapman’s account under our 401(k) plan, over which he has voting power, 36,735 shares representing awards of time-based restricted stock under our LTIP and 39,183 shares representing target awards of performance-based restricted stock under our LTIP.
(13)Direct ownership includes 18,680 shares representing awards of time-based restricted stock under our LTIP and 20,656 shares representing target awards of performance-based restricted stock under our LTIP.
The performance-based restricted stock awards under our LTIP described in notes 10-13 above provide that each recipient possesses voting and dividend rights with respect to his target shares pending settlement at the end of the applicable performance cycle. Under the terms of each performance award, the target number of shares is subject to increase or decrease based on the outcome of applicable performance measures. Each recipient also possesses voting and dividend rights with respect to the time-based restricted stock awards described in notes 9-13.
The table above does not include stock units credited under the DSU Plan, which will be paid in common stock upon retirement. Units in the DSU Plan are included in each director’s and executive officer’s stock ownership when measuring compliance with our stock ownership guidelines. The following table presents the stock units under the DSU Plan allocated to each director and executive who participated in the plan as of January 1, 2025, the most recent allocation date:

Stock Units Allocated under the DSU Plan
Directors:
John M. Creekmore	4,528
Albert J. Dale, III	4,664
Jill V. Deer	7,415
Connie L. Engel	566
John T. Foy	9,384
Richard L. Heyer, Jr.	10,710
Neal A. Holland, Jr.	3,941
Sean M. Suggs	10,111
Named Executive Officers:
E. Robinson McGraw	10,075
Curtis J. Perry	1,397
C. Mitchell Waycaster	145

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Upon written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2024. Requests should be mailed to John S. Oxford, Senior Vice President and Chief Marketing Officer, 204 S. Broadway, Tupelo, Mississippi 38804. You may also access our Annual Report on Form 10-K on our internet website, www.renasant.com.

By Order of the Board of Directors,
E. Robinson McGraw
Chairman of the Board and
Executive Chairman

Appendix A – Non-GAAP Financial Measures
Adjusted diluted earnings per share (also referred to as “core EPS”), return on average tangible shareholders’ equity (also referred to as “return on average tangible common equity”) and return on average tangible assets (as to both return on average tangible shareholders equity and return on average tangible assets, including calculated on an as-adjusted basis and on a pre-provision net revenue basis) and the adjusted efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures adjust GAAP financial measures to exclude intangible assets, certain charges or gains with respect to which the Company is unable to accurately predict when these charges will be incurred or, when incurred, the amount thereof and, with respect to the calculations of return on average tangible shareholders’ equity and return on average tangible assets on a pre-provision net revenue basis, the provision for credit losses and income tax expense. For 2024, these charges and gains included merger and conversion-related expenses and gains on each of the extinguishment of debt, the sale of our insurance agency business and the sale of mortgage servicing rights. For prior years, these charges and gains included, in addition to some of the 2024 charges and gains, losses on security sales (including impairments), restructuring charges, the initial provision expense in connection with our 2022 acquisitions, our voluntary reimbursement of certain re-presentment NSF fees, COVID-19 related expenses, asset valuation adjustments, debt prepayment penalties and swap termination gains/charges.
Our management uses these non-GAAP financial measures to evaluate capital utilization and adequacy. In addition, we believe these measures facilitate the making of period-to-period comparisons and are meaningful indicators of our operating performance, particularly because, in the case of exclusions related to intangible assets, these measures are widely used by industry analysts for companies with merger and acquisition activities. Also, because intangible assets such as goodwill and the core deposit intangible, pre-provision net revenue and gains/charges such as gains on extinguishment of debt, gains on the sale of our mortgage servicing rights and the losses on security sales (including impairments), among others, can vary extensively from company to company and, as to intangible assets, are excluded from the calculation of a financial institution’s regulatory capital, we believe that the presentation of this non-GAAP financial information allows readers to more easily compare our results to information provided in other regulatory reports and the results of other companies. In addition, our compensation committee may use one or more of these non-GAAP financial measures to determine performance-based payouts under our PBRP and LTIP when the use of the non-GAAP measures more closely aligns with the purposes and objectives of our compensation program (such as providing a more consistent basis for making compensation decisions).
The reconciliations of these non-GAAP financial measures to their most comparable GAAP measures are below. None of the non-GAAP financial information below is intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. You should note that, because there are no standardized definitions for the calculations as well as the results, our calculations may not be comparable to similarly titled measures presented by other companies or the same as non-GAAP financial measures we have provided for other purposes, such as our quarterly earnings releases. There may be limits in the usefulness of these measures, and we encourage readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure.

Reconciliation of GAAP to Non-GAAP
(Dollars in thousands, except per share data)	Year ended December 31,
	2024	2023	2022	2021	2020
Net income (GAAP)	$195,457	$144,678	$166,068	$175,892	$83,651
Income taxes	49,508	32,509	45,240	46,935	19,840
Provision for (recovery of) credit losses (including unfunded commitments)	9,273	15,593	23,871	(2,168)	96,050
Pre-provision net revenue (non-GAAP)	$254,238	$192,780	$235,179	$220,659	$199,541

Net income (GAAP)	$195,457	$144,678	$166,068	$175,892	$83,651
Amortization of intangibles	4,691	5,380	5,122	6,042	7,121
Tax effect on adjustment	(1,173)	(1,012)	(1,119)	(1,354)	(1,382)
Tangible net income (non-GAAP)	$198,975	$149,046	$170,071	$180,580	$89,390

Net income (GAAP)	$195,457	$144,678	$166,068	$175,892	$83,651
COVID-19 related expenses	—	—	—	1,511	10,343
Restructuring charges	—	—	732	368	7,365
MSR valuation adjustment	—	—	—	(13,561)	11,726
Debt prepayment penalties	—	—	—	6,123	121
Gain on extinguishment of debt	(56)	(620)	—	—	—
Gain on sale of insurance agency	(53,349)	—	—	—	—
Merger and conversion related expenses	13,349	—	1,787	—	—
Gain on sale of MSR	(3,724)	(547)	(2,960)	—	—
Swap termination (gains) charges	—	—	—	(4,676)	2,040
Losses on sale of securities (including impairments)	—	41,790	—	—	—
Initial provision for acquisitions	—	—	2,820	—	—
Voluntary reimbursement of certain re-presentment NSF fees	—	—	1,255	—	—
Tax effect on adjustments noted above	13,389	(7,644)	(816)	2,294	(6,131)
Adjusted net income (non-GAAP)	$165,066	$177,657	$168,886	$167,951	$109,115

Average shareholders’ equity (GAAP)	$2,466,384	$2,224,506	$2,184,603	$2,209,409	$2,114,590
Average intangibles	1,006,665	1,012,239	967,018	966,733	973,287
Average tangible shareholders’ equity (non-GAAP)	$1,459,719	$1,212,267	$1,217,585	$1,242,676	$1,141,303

Average total assets (GAAP)	$17,552,695	$17,231,883	$16,637,852	$15,905,986	$14,503,449
Average intangibles	1,006,665	1,012,239	967,018	966,733	973,287
Average tangible assets (non-GAAP)	$16,546,030	$16,219,644	$15,670,834	$14,939,253	$13,530,162

Average common shares outstanding - diluted	59,748,790	56,448,163	56,214,230	56,424,484	56,468,165

Adjusted Diluted Earnings per Share
Diluted EPS (GAAP)	$3.27	$2.56	$2.95	$3.12	$1.48
Effect of exclusions from net income	-0.51	0.59	0.05	-0.14	0.45
Adjusted diluted EPS (Non-GAAP)	$2.76	$3.15	$3.00	$2.98	$1.93

Adjusted Return on Average Tangible Equity
Return on (average) shareholders’ equity (GAAP)	7.92%	6.50%	7.60%	7.96%	3.96%
Effect of adjustment for intangible assets	5.71%	5.79%	6.37%	6.57%	3.87%
Return on average tangible shareholders’ equity (non-GAAP)	13.63%	12.29%	13.97%	14.53%	7.83%

Return on (average) shareholders' equity (GAAP)	7.92%	6.50%	7.60%	7.96%	3.96%
Effect of exclusions from net income	(1.23)%	1.49%	0.13%	(0.36)%	1.20%
Adjusted return on (average) shareholders’ equity (non-GAAP)	6.69%	7.99%	7.73%	7.60%	5.16%

Reconciliation of GAAP to Non-GAAP
(Dollars in thousands, except per share data)	Year ended December 31,
	2024	2023	2022	2021	2020
Effect of adjustment for intangible assets	4.86%	7.03%	6.47%	6.29%	4.90%
Adjusted return on average tangible shareholders’ equity (non-GAAP)	11.55%	15.02%	14.20%	13.89%	10.06%

Return on Average Tangible Common Equity - PPNR
Return on (average) shareholders’ equity (GAAP)	7.92%	6.50%	7.60%	7.96%	3.96%
Effect of adjustment for intangible assets	5.71%	5.79%	6.37%	6.57%	3.87%
Effect of adjustment for income taxes and provision for credit losses	3.79%	3.61%	5.35%	3.23%	9.65%
Return on average tangible common equity - PPNR (non-GAAP)	17.42%	15.90%	19.32%	17.76%	17.48%

Adjusted Return on Average Tangible Assets
Return on (average) assets (GAAP)	1.11%	0.84%	1.00%	1.11%	0.58%
Effect of adjustment for intangible assets	0.09%	0.08%	0.09%	0.10%	0.08%
Return on average tangible assets (non-GAAP)	1.20%	0.92%	1.09%	1.21%	0.66%

Return on (average) assets (GAAP)	1.11%	0.84%	1.00%	1.11%	0.58%
Effect of exclusions from net income	(0.17)%	0.19%	0.02%	(0.05)%	0.17%
Adjusted return on (average) assets (non-GAAP)	0.94%	1.03%	1.02%	1.06%	0.75%
Effect of adjustment for intangible assets	0.08%	0.09%	0.08%	0.10%	0.10%
Adjusted return on average tangible assets (non-GAAP)	1.02%	1.12%	1.10%	1.16%	0.85%

Return on Average Tangible Assets - PPNR
Return on (average) assets (GAAP)	1.11%	0.84%	1.00%	1.11%	0.58%
Effect of adjustment for intangible assets	0.09%	0.08%	0.09%	0.10%	0.08%
Effect of adjustment for income taxes and provision for credit losses	0.34%	0.27%	0.41%	0.27%	0.81%
Return on average tangible assets - PPNR (non-GAAP)	1.54%	1.19%	1.50%	1.48%	1.47%

Adjusted Efficiency Ratio
Net interest income (FTE) (GAAP)	522,526	530,340	489,704	430,720	433,682

Total noninterest income (GAAP)	203,660	113,075	149,253	226,984	235,532
Effect of exclusions from noninterest income	57,129	(40,623)	2,960	20,407	(11,680)
Total adjusted noninterest income (non-GAAP)	146,531	153,698	146,293	206,577	247,212

Total noninterest expense (GAAP)	461,618	439,622	395,372	429,826	471,988
Effect of exclusions from noninterest expense	18,040	5,380	8,896	13,544	36,190
Adjusted total noninterest expense (non-GAAP)	443,578	434,242	386,476	416,282	435,798

Efficiency ratio (GAAP)	63.57%	68.33%	61.88%	65.35%	70.53%
Adjusted efficiency ratio (non-GAAP)	66.30%	63.48%	60.77%	65.32%	64.00%

Appendix B-1 - Amendment to Renasant Corporation Articles of Incorporation to Increase the Shares of Common Stock Authorized for Issuance
ARTICLES OF AMENDMENT
TO
THE ARTICLES OF INCORPORATION
OF
RENASANT CORPORATION
Pursuant to the provisions of Section 79-4-10.06 of the Mississippi Business Corporation Act, Renasant Corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation, as amended (the “Articles of Incorporation”):
ONE: The name of the corporation is Renasant Corporation.
TWO: The following amendment of the Articles of Incorporation (the “Amendment”) was approved by the shareholders of Renasant Corporation on April 22, 2025, in the manner required by the Mississippi Business Corporation Act and by the Articles of Incorporation:
(1) RESOLVED, that Article Fourth of the Articles of Incorporation of Renasant Corporation, as amended, is hereby amended to increase the number of shares of common stock, par value $5.00 per share, which the corporation shall have authority to issue from 150,000,000 shares to 250,000,000 shares. In accordance with such amendment, the first paragraph of Article Fourth of the Articles of Incorporation of Renasant Corporation is hereby amended to read as follows (the remainder of Article Fourth shall not be affected by these Articles of Amendment):
“FOURTH: The corporation is authorized to issue two classes of stock, common stock and preferred stock. The aggregate number of shares of common stock which the corporation shall have the authority to issue is Two Hundred Fifty Million (250,000,000) shares, having a par value of Five Dollars ($5.00) each. The aggregate number of shares of preferred stock which the corporation shall have the authority to issue is Five Million (5,000,000) shares, having a par value of one cent ($.01) each.”
THREE: The Amendment was duly approved by the shareholders in the manner required by the Mississippi Business Corporation Act and by the Articles of Incorporation.
Executed by the undersigned Chief Executive Officer of Renasant Corporation on this ___ day of April 2025, at Tupelo, Mississippi.

By:
Name: C. Mitchell Waycaster
Title: Chief Executive Officer

B-1

Appendix B-2 - Amendment to Renasant Corporation Articles of Incorporation to Eliminate the Personal Liability of Renasant Directors
ARTICLES OF AMENDMENT
TO
THE ARTICLES OF INCORPORATION
OF
RENASANT CORPORATION
Pursuant to the provisions of Section 79-4-10.06 of the Mississippi Business Corporation Act, Renasant Corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation, as amended (the “Articles of Incorporation”):
ONE: The name of the corporation is Renasant Corporation.
TWO: The following amendment of the Articles of Incorporation (the “Amendment”) was approved by the shareholders of Renasant Corporation on April 22, 2025, in the manner required by the Mississippi Business Corporation Act and by the Articles of Incorporation:
(1) RESOLVED, that a new Article Thirteenth is hereby added to the Articles of Incorporation of Renasant Corporation, immediately following Article Twelfth thereof, to read as follows:
“THIRTEENTH: No director shall be liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which such director is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 79-4-8.33 of the Mississippi Code of 1972, as amended, as presently in effect or as amended thereafter, pertaining to liability for unlawful distributions; or (iv) an intentional violation of criminal law. If Mississippi law is hereafter amended to authorize corporations to take corporate action further limiting or eliminating the personal liability of directors, then the liability of each director of the corporation shall be limited or eliminated to the full extent permitted by Mississippi law as so amended from time to time. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit, or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.”
THREE: The Amendment was duly approved by the shareholders in the manner required by the Mississippi Business Corporation Act and by the Articles of Incorporation.
Executed by the undersigned Chief Executive Officer of Renasant Corporation on this ___ day of April 2025, at Tupelo, Mississippi.

By:
Name: C. Mitchell Waycaster
Title: Chief Executive Officer

C-1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2024 and Form of Proxy are available at www.proxyvote.com.

V61624-P25743

REVOCABLE PROXY
RENASANT CORPORATION
Annual Meeting of Shareholders
April 22, 2025 1:30 PM
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The person(s) signing this proxy card hereby appoint(s) Donald Clark, Jr., Albert J. Dale, III, Connie L. Engel and C. Mitchell Waycaster and each of them, acting singly, as attorneys and proxies of the signer(s) of the proxy card, with full power of substitution, to vote all shares of stock which the signer(s) is/are entitled to vote at the Annual Meeting of Shareholders of Renasant Corporation to be held on Tuesday, April 22, 2025 at 1:30 p.m., Central time, at the principal office of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827 and at any and all adjournments and postponements thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority as described herein at the meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE (A) "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 ON THIS PROXY CARD AS DIRECTORS, (B) "FOR" THE APPROVAL OF THE AMENDMENT TO RENASANT CORPORATION'S ARTICLES OF INCORPORATION DESCRIBED IN PROPOSAL 2, (C) "FOR" THE APPROVAL OF THE AMENDMENT TO RENASANT CORPORATION'S ARTICLES OF INCORPORATION DESCRIBED IN PROPOSAL 3, (D) "FOR" THE ADOPTION, IN A NON-BINDING ADVISORY VOTE, OF A RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SET FORTH IN PROPOSAL 4, AND (E) "FOR" THE RATIFICATION OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2025 SET FORTH IN PROPOSAL 5. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY, IF PROPERLY COMPLETED, WILL BE VOTED AS DIRECTED HEREIN. IF THIS PROXY IS SIGNED BUT NO SPECIFIC VOTING DIRECTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) TO ELECT THE NOMINEES LISTED IN PROPOSAL 1 ON THIS PROXY CARD AS DIRECTORS, (B) TO APPROVE THE AMENDMENT TO RENASANT CORPORATION'S ARTICLES OF INCORPORATION DESCRIBED IN PROPOSAL 2, (C) TO APPROVE THE AMENDMENT TO RENASANT CORPORATION'S ARTICLES OF INCORPORATION DESCRIBED IN PROPOSAL 3, (D) TO ADOPT, IN A NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE PROXY STATEMENT, SET FORTH IN PROPOSAL 4, AND (4) TO RATIFY THE APPOINTMENT OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2025 SET FORTH IN PROPOSAL 5.

Continued and to be signed on reverse side

RENASANT CORPORATION

RENASANT CORPORATION
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V61623-P25743 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RENASANT CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of 14 directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Kevin D. Chapman
02) Donald Clark, Jr.
03) M. Ray (Hoppy) Cole, Jr.
04) John M. Creekmore
05) Albert J. Dale, III
06) Jill V. Deer
07) Connie L. Engel
08) Neal A. Holland, Jr.
09) Jonathan A. Levy
10) E. Robinson McGraw
11) Renee Moore
12) Ted E. Parker
13) Sean M. Suggs
14) C. Mitchell Waycaster

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date